Exhibit (a)(1)(i)

Offer to Purchase for Cash
Up to 2,400,184 Shares of Common Stock
of
Sturm, Ruger & Company, Inc.
at
a Purchase Price of $44.80 Per Share
by
Beretta Holding S.A.

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 15, 2026,
UNLESS THE TENDER OFFER IS EXTENDED (THE “EXPIRATION DATE”).

Upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Tender Offer”), Beretta Holding S.A., a Luxembourg corporation (“Beretta Holding,” “we,” or “us”), is offering to purchase up to a maximum of 2,400,184 shares of common stock, par value $1.00 per share (the “Shares”), of Sturm, Ruger & Company, Inc., a Delaware corporation (“Ruger” or the “Company”), at a price per Share of $44.80, net to the seller in cash, less any applicable withholding taxes and without interest.

We will purchase only Shares properly tendered and not properly withdrawn. However, because of the proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are validly tendered. Shares not purchased in the Tender Offer will be returned at our expense promptly following the expiration of the Tender Offer.

The Shares trade on the New York Stock Exchange (“NYSE”) under the symbol “RGR.” On September 16, 2026, the last full trading day before the commencement of the Tender Offer, the last sale price of the Shares as reported by the NYSE was $37.08. The Tender Offer price represents a premium of approximately 20% over the 60-day volume weighted average price (“VWAP”) of the Shares as of March 24, 2026, the last full trading day prior to Beretta Holding’s announcement regarding a potential partial tender offer for the Shares, and a premium of approximately 21% over the closing price of the Shares on September 16, 2026, the last full trading day before the commencement of the Tender Offer. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares.

This Tender Offer is being made pursuant to an Agreement, dated as of May 2, 2026, between Ruger and Beretta Holding (the “Cooperation Agreement”).

The Tender Offer is not subject to any financing condition and is not conditioned upon any minimum number of Shares being validly tendered. However, the Tender Offer is subject to certain other conditions, including the DGCL 203 Condition and the Rights Agreement Condition (each as defined herein), as well as other customary conditions. See Section 14 for more information. You should read this entire document carefully before deciding whether to tender your Shares.

Questions and requests for assistance, including requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, may be directed to Saratoga Proxy Consulting LLC, which is acting as the information agent (the “Information Agent”), or Computershare Trust Company, N.A., which is acting as the depositary (the “Depositary”), with respect to the Tender Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase.

No later than ten business days from the date of this Offer to Purchase, Ruger is required by law to publish, send or give to you a statement disclosing its Board of Directors’ (the “Ruger Board”) position with respect to the Tender Offer. Pursuant to the Cooperation Agreement, the Company has agreed that the Ruger Board shall not make a recommendation that Company stockholders do not tender their Shares into the Tender Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

September 17, 2026

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Tender Offer expires:

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Tender Offer, at one of its addresses shown on the Letter of Transmittal. Registered stockholders may also electronically complete and submit the information requested on Beretta Holding’s secured, online portal for the Tender Offer, login information for which is included with the Letter of Transmittal; or

•	If you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

Questions and requests for assistance may be directed to Saratoga Proxy Consulting LLC, the Information Agent for the Tender Offer, at its address and telephone numbers set forth on the back cover page of this Offer to Purchase.

We are not making the Tender Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Tender Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Tender Offer. You should rely only on the information contained in this Offer to Purchase. We have not authorized anyone to provide you with information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

Table of Contents

Page

SUMMARY TERM SHEET		i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS		vii

INTRODUCTION		1

THE TENDER OFFER		3

1.	Terms of the Tender Offer	3

2.	Acceptance for Payment and Payment of the Shares	5

3.	Procedures for Tendering Shares	6

4.	Withdrawal Rights	10

5.	Certain Material U.S. Federal Income Tax Consequences	12

6.	Price Range of the Shares; Dividends and Distributions; Shares	15

7.	Possible Effects of the Tender Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations	16

8.	Information About Ruger	17

9.	Information About Beretta Holding	18

10.	Background of the Tender Offer, Past Contacts with the Company; Cooperation Agreement	18

11.	Purpose of the Tender Offer; Plans for the Company	25

12.	Source and Amount of Funds	26

13.	Interest in Securities of Ruger	26

14.	Conditions of the Tender Offer	26

15.	Legal Matters; Regulatory Approvals	28

16.	Fees and Expenses	29

17.	Miscellaneous	30

SUMMARY TERM SHEET

This summary term sheet highlights the material provisions of the Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal. Unless the context requires otherwise, all references in this Summary Term Sheet to “Beretta Holding,” “we,” “us,” or “our” are to Beretta Holding S.A. The following are some questions you, as a stockholder of the Company, may have, and answers to those questions.

Upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal, we are offering to purchase up to a maximum of 2,400,184 Shares of Ruger at a price per Share of $44.80, net to the seller in cash, less any applicable withholding taxes and without interest.

We will purchase only Shares properly tendered and not properly withdrawn. However, because of the proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are validly tendered. Shares not purchased in the Tender Offer will be returned at our expense promptly following the expiration of the Tender Offer.

Who is offering to purchase my Shares?

Beretta Holding S.A., a Luxembourg corporation, is a global family-owned industrial group in existence for over 500 years, operating through more than 50 subsidiaries and over 20 internationally recognized brands, with a strong manufacturing footprint in Europe and the United States supporting defense, law enforcement, hunting and shooting sports markets. We beneficially own a total of 1,587,000 Shares, representing approximately 9.93% of the outstanding Shares as of July 15, 2026. See Section 9 for more information regarding us.

Why are we making the Tender Offer and what are our plans for the Company?

Beretta Holding is seeking to acquire up to 2,400,184 Shares in the Tender Offer for investment purposes pursuant to the terms of the Cooperation Agreement.  The 2,400,184 Shares, assuming they are validly tendered and accepted for purchase by us in the Tender Offer, together with the 1,587,000 Shares beneficially owned by us, would represent approximately 25.00% of the Company’s issued and outstanding Shares as of July 15, 2026.

The Cooperation Agreement contemplates that the Company and Beretta Holding will seek to identify and explore, on a non-binding basis, potential avenues for future commercial cooperation, which could potentially include, among other things, potential opportunities with respect to sales, supply chains, sourcing and manufacturing. Subject in all cases to the terms of the Cooperation Agreement, following consummation of the Tender Offer, Beretta Holding also intends to review its investment in the Company on an ongoing basis. Depending on various factors including the Company’s financial and operating performance, industry conditions, market prices of the Shares, general economic and market conditions, regulatory and legal considerations, and other relevant factors we may, at any time and from time to time, determine to take such actions as we consider advisable in furtherance of our investment objectives, which may include acquiring additional Shares or disposing of some or all of our holdings.

i

What will be the purchase price for the Shares and what will be the form of payment?

The Tender Offer price is $44.80 per Share, which represents a premium of approximately 20% over the 60-day VWAP of the Shares as of March 24, 2026, the last full trading day prior to Beretta Holding’s announcement regarding a potential partial tender offer for the Shares, and a premium of approximately 21% over the closing price of the Shares on September 16, 2026, the last full trading day before the commencement of the Tender Offer. If your Shares are purchased in the Tender Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Tender Offer expires. See Section 3. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many Shares is Beretta Holding offering to purchase in the Tender Offer?

According to the Company, there were 15,978,256 Shares issued and outstanding as of July 15, 2026. We are offering to purchase up to 2,400,184 Shares, which, assuming they are validly tendered and accepted for purchase by us in the Tender Offer, and together with the 1,587,000 Shares beneficially owned by us, would represent approximately 25.00% of the Company’s issued and outstanding Shares as of July 15, 2026. If more than 2,400,184 Shares are tendered, all Shares tendered will be purchased on a pro rata basis. See Sections 1 and 14.

Does Beretta Holding have the financial resources to pay for the Shares?

Yes. If we purchase 2,400,184 Shares pursuant to the Tender Offer at $44.80 per share, our aggregate cost will be approximately $107.5 million, not including fees and expenses, which are estimated to be approximately $675,000. We will use our available cash resources to purchase the Shares in the Tender Offer. Our purchase of Shares in the Tender Offer is not conditioned on the receipt of financing. See Section 12.

Is your financial condition material to my decision to tender my Shares into the Tender Offer?

As Beretta Holding is not a publicly traded company under United States securities laws and the Tender Offer is not for all of Ruger’s outstanding shares, our financial condition may be deemed material to your decision to tender Shares and accept the Tender Offer. As such, Beretta Holding is including its consolidated audited financial statements for the years ended December 31, 2024 and December 31, 2025 as Schedule II hereto. See Section 12.

How long do I have to tender my Shares.

You may tender your Shares until the Tender Offer expires. The Tender Offer will expire at one minute after 11:59 p.m., New York City time, on October 15, 2026, unless extended (such date and time, as they may be extended, the “Expiration Date”). If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We encourage you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See Section 1.

Can the Tender Offer be extended, amended or terminated?

The Cooperation Agreement provides that, without the prior written consent of the Company, Beretta Holding shall not (A) decrease the Tender Offer price, (B) change the form of consideration payable in the Tender Offer, (C) decrease the maximum number of Shares sought to be purchased in the Tender Offer, (D) impose conditions or (other than for the obligation for tendering stockholders to execute a Letter of Transmittal customary in form and substance and other similar customary requirements) requirements to the Tender Offer in addition to the conditions to the Tender Offer contained in Section 14, (E) waive, amend or modify any of the conditions to the Tender Offer or any other terms or conditions of the Tender Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the Company or any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Tender Offer or prevent, impair or materially delay the ability of Beretta Holding to consummate the Tender Offer (and timely accept and pay for the Shares tendered and not validly withdrawn), or cause a breach of the Cooperation Agreement, (F) terminate or withdraw the Tender Offer or accelerate, extend (except as otherwise provided below) or (except as otherwise provided below) otherwise change the Expiration Date or (G) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We may be required or permitted to extend the Tender Offer in the following circumstances:

•	We shall extend the Tender Offer for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC and its staff with respect thereto that are applicable to the Tender Offer; and

•	We may extend the Tender Offer for any reason on up to four occasions in consecutive increments of up to five (5) business days each (or such longer period, and/or for such further occasions, as the Company and Beretta Holding may agree).

See Section 1.

How will I be notified if Beretta Holding extends the Tender Offer or amends the terms of the Tender Offer?

We do not currently intend to extend the Tender Offer. However, in the event that we do extend the Tender Offer as required or permitted by the Cooperation Agreement, we will issue a press release announcing the extension and the new Expiration Date by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. See Section 1.

What are the significant conditions to the Tender Offer?

The Tender Offer is subject to certain conditions including the DGCL 203 Condition and the Rights Agreement Condition, as well as other customary conditions including the absence of court or governmental action prohibiting the Tender Offer. The Tender Offer is not subject to any financing condition or conditioned upon any minimum number of Shares being validly tendered. You should read this entire document carefully before deciding whether to tender your Shares. See Section 14.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following before the Expiration Date, or such earlier time as your broker or other nominee may require:

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Tender Offer, at one of its addresses shown on the Letter of Transmittal. Registered stockholders may also electronically complete and submit the information requested on Beretta Holding’s secured, online portal for the Tender Offer, login information for which is included with the Letter of Transmittal; or

•	If you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer;

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal for more information.

Once I have tendered Shares in the Tender Offer, can I withdraw my tender?

Yes. You may withdraw any Shares you have tendered at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after 60 days from the date of the commencement of the Tender Offer if the Shares have not yet been accepted for payment as provided in this Tender Offer. See Section 4.

How do I withdraw Shares I previously tendered?

To properly withdraw Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

Is there an agreement governing the Tender Offer?

Yes. Ruger and Beretta Holding have entered into that certain Cooperation Agreement, dated May 2, 2026. The Cooperation Agreement provides, among other things, for the terms and conditions of the Tender Offer. See Section 1.

Has the Ruger Board adopted a position on the Tender Offer?

No later than ten business days from the date of this Offer to Purchase, Ruger is required by law to publish, send or give to you a statement disclosing the Ruger Board’s position with respect to the Tender Offer. Pursuant to the Cooperation Agreement, the Company has agreed that the Ruger Board shall not make a recommendation that Company stockholders do not tender their Shares into the Tender Offer.

If I decide not to tender, how will the Tender Offer affect my Shares?

If you decide not to tender your Shares, you will still own the same amount of Shares, and Ruger will still be a public company listed on the NYSE. See Section 7.

What is the recent market price for my Shares?

The Shares trade on the NYSE under the symbol “RGR.” On September 16, 2026, the last full trading day before the commencement of the Tender Offer, the last sale price of the Shares as reported by the NYSE was $37.08. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 6.

When will Beretta Holding pay for the Shares I tender?

We will pay the purchase price for the Shares we purchase, net to the seller in cash, less any applicable withholding tax and without interest, promptly after the expiration of the Tender Offer. We may not be able to announce the final results of proration, if any, or pay for any Shares for several business days after the Expiration Date. See Section 2.

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with the Tender Offer.

What are the United States federal income tax consequences if I tender my Shares?

The receipt of cash for Shares accepted for payment by us from tendering stockholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes. You are encouraged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

All stockholders should review the discussion in Section 5 regarding tax issues and consult their tax advisor regarding the tax effects of a tender of Shares.

Will I have to pay stock transfer tax if I tender my Shares?

We will pay all stock transfer taxes unless payment is made to, or if Shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 2.

v

Whom can I talk to if I have questions?

If you have any questions regarding the Tender Offer, please contact Saratoga Proxy Consulting LLC, the Information Agent for the Tender Offer:

Saratoga Proxy Consulting LLC

Stockholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase may contain certain “forward-looking statements,” many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Beretta Holding and the Company. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: statements regarding the anticipated benefits of the Tender Offer; statements regarding the anticipated timing of filings and approvals relating to the Tender Offer; statements regarding the expected timing of the completion of the Tender Offer; the percentage of Ruger’s stockholders tendering their Shares in the Tender Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Tender Offer may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Tender Offer; stockholder litigation in connection with the transaction resulting in significant costs of defense and liability; and other risks and uncertainties discussed in the Tender Offer documents filed by Beretta Holding and the Solicitation/Recommendation Statement to be filed by the Company. All forward-looking statements in the Offer to Purchase are qualified in their entirety by this cautionary statement.

INTRODUCTION

To the Holders of Shares of Ruger:

Beretta Holding invites you to tender, for purchase by us, your Shares of Ruger. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to a maximum of 2,400,184 Shares, at a price of $44.80 per Share, net to the seller in cash, less applicable withholding taxes and without interest. The 2,400,184 Shares, assuming they are validly tendered and accepted for purchase by us in the Tender Offer, and together with the 1,587,000 Shares beneficially owned by us, would represent approximately 25.00% of the Company’s issued and outstanding Shares as of July 15, 2026.

The Tender Offer will expire at one minute after 11:59 p.m., New York City time, on October 15, 2026, unless extended as described in Section 1 below.

We will purchase only those Shares properly tendered and not properly withdrawn. However, because of the proration provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than the number of Shares we seek are properly tendered. We will return tendered Shares we do not purchase because of the proration provisions to the tendering stockholders at our expense promptly following the Expiration Date.

Tendering stockholders whose Shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Tender Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 2, stock transfer taxes on the purchase of Shares by us in the Tender Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your Shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Our obligation to accept, and pay for, Shares validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 14, including the DGCL 203 Condition and the Rights Agreement Condition (each as defined herein) as well as other customary conditions. The Tender Offer is not subject to any financing condition and is not conditioned upon any minimum number of Shares being validly tendered. You should read this entire document carefully before deciding whether to tender your Shares.

No later than ten business days from the date of this Offer to Purchase, Ruger is required by law to publish, send or give to you a statement disclosing the Ruger Board’s position with respect to the Tender Offer. Pursuant to the Cooperation Agreement, the Company has agreed that the Ruger Board shall not make a recommendation that Company stockholders do not tender their Shares into the Tender Offer.

Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States backup withholding at a rate equal to 24% of the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder establishes that it is exempt from backup withholding.

1

According to the Company, there were 15,978,256 Shares issued and outstanding as of July 15, 2026. We are offering to purchase up to 2,400,184 Shares, which, assuming they are validly tendered and accepted for purchase by us in the Tender Offer, and together with the 1,587,000 Shares beneficially owned by us, would represent approximately 25.00% of the Company’s issued and outstanding Shares as of July 15, 2026. If more than 2,400,184 Shares are tendered, all Shares tendered will be purchased on a pro rata basis.

Stockholders are encouraged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

2

THE TENDER OFFER

1.	Terms of the Tender Offer

General.

Upon the terms and subject to the conditions of the Tender Offer, we will purchase up to 2,400,184 Shares at a price of $44.80 per Share, net to the seller, in cash, less any applicable withholding taxes and without interest. The term “Expiration Date” means one minute after 11:59 p.m., New York City time, on October 15, 2026, unless the Tender Offer is extended in accordance with the Cooperation Agreement, in which event the term “Expiration Date” shall refer to the latest time and date at which the Tender Offer, as so extended by us, shall expire. See below for a description of our right to extend, delay, terminate or amend the Tender Offer.

This Tender Offer is being made pursuant to the Cooperation Agreement, dated as of May 2, 2026, between Ruger and Beretta Holding. For a more complete description of the applicable terms of the Cooperation Agreement, see Section 10.

If the Tender Offer is over-subscribed as described below, Shares properly tendered and not properly withdrawn will be subject to proration. The proration period and, except as described herein, withdrawal rights expire at the Expiration Date.

The Tender Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 14.

We will purchase only Shares properly tendered and not properly withdrawn. However, because of the proration provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than 2,400,184 Shares are properly tendered and not properly withdrawn. We will return Shares that we do not purchase because of the proration provisions to the tendering stockholders at our expense promptly after the Tender Offer expires.

If the number of Shares properly tendered in the Tender Offer and not properly withdrawn prior to the Expiration Date is less than or equal to 2,400,184 Shares, we will, subject to applicable law and upon the terms and subject to the conditions of the Tender Offer, purchase all Shares so tendered.

Proration. If proration of Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares, proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders. Because of the difficulty in making the proration determination, we expect that we may not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Tender Offer until up to five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

3

Extension of the Tender Offer; Termination; Amendment.

In accordance with the Cooperation Agreement and subject to the applicable rules and regulations of the SEC, Beretta Holding expressly reserves the right to increase the Tender Offer price or to waive any of the conditions to the Tender Offer to the extent permissible under applicable law; provided, however, that without the prior written consent of the Company, Beretta Holding shall not (A) decrease the Tender Offer price, (B) change the form of consideration payable in the Tender Offer, (C) decrease the maximum number of Shares sought to be purchased in the Tender Offer, (D) impose conditions or (other than for the obligation for tendering stockholders to execute a Letter of Transmittal customary in form and substance and other similar customary requirements) requirements to the Tender Offer in addition to the conditions to the Tender Offer contained in Section 14, (E) waive, amend or modify any of the conditions to the Tender Offer or any other terms or conditions of the Tender Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the Company or any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Tender Offer or prevent, impair or materially delay the ability of Beretta Holding to consummate the Tender Offer (and timely accept and pay for the Shares tendered and not validly withdrawn), or cause a breach of the Cooperation Agreement, (F) terminate or withdraw the Tender Offer or accelerate, extend (except as otherwise provided below) or (except as otherwise provided below) otherwise change the Expiration Date or (G) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

We may be required or permitted to extend the Tender Offer in the following circumstances:

•	We shall extend the Tender Offer for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC and its staff with respect thereto that are applicable to the Tender Offer; and

•	We may extend the Tender Offer for any reason on up to four occasions in consecutive increments of up to five (5) business days each (or such longer period, and/or for such further occasions, as the Company and Beretta Holding may agree).

If the DGCL 203 Condition, the Rights Agreement Condition or the other conditions set forth herein have not been satisfied prior to the Expiration Date, we may elect (1) subject to the qualifications described above with respect to the extension of the Tender Offer, to extend the Tender Offer, and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Tender Offer, as extended, subject to the terms of the Tender Offer, (2) subject to complying with applicable rules and regulations and the terms of the Cooperation Agreement, to accept for payment, and pay for, all Shares so tendered and not extend the Tender Offer, or (3) subject to the terms of the Cooperation Agreement, to not accept for payment, or pay for, any Shares and return all tendered Shares to tendering stockholders.

We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 14 have occurred, subject to applicable law, to postpone payment for the Shares by giving oral or written notice of such postponement to the Depositary and making a public announcement thereof. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

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Extensions and amendments to the Tender Offer that are required or permissible under the Cooperation Agreement shall be effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made in the Tender Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national news service.

If we make a material change in the terms of the Tender Offer, or if we waive a material condition to the Tender Offer, we will extend the Tender Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the Tender Offer, other than a change in price or a change in the number of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the number of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, to the extent permitted under the Cooperation Agreement, we increase or decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Tender Offer, and if the Tender Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of the Shares, we will extend the Tender Offer at least until the expiration of that period of ten business days. For the purposes of the Tender Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 12:00 a.m., New York City time.

2.	Acceptance for Payment and Payment of the Shares

Upon the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Date, we will accept for payment and pay the purchase price for (and thereby purchase) up to 2,400,184 Shares properly tendered and not properly withdrawn before the Expiration Date.

For purposes of the Tender Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of this Tender Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Tender Offer.

Upon the terms and subject to the conditions of the Tender Offer, we will accept for payment and pay the per Share purchase price for all of the Shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at the book-entry transfer facility;

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•	a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an agent’s message); and

•	any other required documents.

Registered stockholders may also electronically complete and submit the information requested on Beretta Holding’s secured, online portal for the Tender Offer.

We will pay for the Shares purchased pursuant to the Tender Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, we may not be able to announce the final results of proration or pay for any Shares until several business days after the Expiration Date. After the Expiration Date, tenders are irrevocable except that they may be withdrawn at any time after 60 days from the date of the commencement of the Tender Offer if the Shares have not yet been accepted for payment as provided in this Tender Offer. Unless a stockholder specifies otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased due to proration will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Tender Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Tender Offer.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Tender Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Tender Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 24% of the gross proceeds paid to the stockholder or other payee pursuant to the Tender Offer.

3.	Procedures for Tendering Shares

Valid Tender. For a stockholder to make a valid tender of Shares in the Tender Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Date:

•	a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an “agent’s message”) (see “Book-Entry Transfer” below), and any other required documents; and

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•	either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below).

Registered stockholders may also electronically complete and submit the information requested on Beretta Holding’s secured, online portal for the Tender Offer, login information for which is included with the Letter of Transmittal.

In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedures described below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out the nominee’s applicable deadline.

The valid tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Tender Offer.

We encourage stockholders who hold Shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender Shares through the brokers or banks and not directly to the Depositary.

Book-Entry Transfer. For purposes of the Tender Offer, the Depositary will establish an account for the Shares at The Depository Trust Company (the “book-entry transfer facility”) within one business day after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility described above is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

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Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for Shares tendered thereby if:

•	the “registered holder(s)” of those Shares signs the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•	those Shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered Shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instruction 5 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares in the Tender Offer and your certificates for those Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•	the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of one trading day after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an agent’s message.

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A Notice of Guaranteed Delivery must be delivered to the Depositary by mail before the Expiration Date and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased Shares promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (i) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Tender Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Tender Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Tender Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering stockholder’s acceptance of the terms and conditions of the Tender Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Tender Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. A tender of Shares will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification. Our interpretation of the terms of, and conditions to, the Tender Offer (including the Letter of Transmittal, the Notice of Guaranteed Delivery and the instructions thereto) will be final and binding. By tendering Shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

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If you tender your Shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Tender Offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all Shares, other securities or distributions issued or issuable in respect of your Shares); and

•	when we accept your Shares for payment, we will acquire good and marketable title to your Shares, free and clear of all liens, restrictions, claims and encumbrances.

Our acceptance of your Shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Tender Offer.

In this Offer to Purchase, and in the Letter of Transmittal, we have included certain statements that our determinations with respect to such matters as the validity of tenders, the validity of purported withdrawal of Shares and the satisfaction of conditions to the Tender Offer will be valid and binding. These statements, and any related statements that a holder tendering Shares waives any right to challenge our decisions, are not intended and should not be construed as meaning that any rights under federal or state securities laws have been waived or that our decisions are not subject to applicable law. These statements are included because it is necessary for us, in order to determine if proration is needed and, if so, which Shares will be accepted and which will be returned, to make decisions which are deemed final with respect to the validity of tenders. Without such an ability to make decisions, we cannot accurately determine the number of Shares tendered and make decisions about such matters as proration and return of Shares. Statements that determinations will be made in our sole discretion are intended to refer to our sole discretion, exercised reasonably.

Lost Certificates. If the certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

United States Federal Income Tax Backup Withholding. Any tendering stockholder or other payee that fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required United States backup withholding of 24% of the gross proceeds paid to such stockholder or other payee pursuant to the Tender Offer. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding, however, backup withholding will apply unless such exemption is proven in a manner satisfactory to the Depositary (such as by completing and signing the Substitute Form W-9). Noncorporate foreign stockholders should complete and sign the main signature form and the appropriate Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder’s United States federal income tax liability, provided that the required information is furnished.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered in the Tender Offer according to the procedures described below at any time prior to the Expiration Date. You may also withdraw your previously tendered Shares at any time after 11:59 p.m., New York City time, on November 15, 2026, unless such Shares have been accepted for payment as provided in the Tender Offer.

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For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those Shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.

In addition, tendered Shares may be withdrawn by electronically completing and submitting on a timely basis the information requested on Beretta Holding’s secured, online portal for the Tender Offer. However, you may only withdraw your Shares by the same method you used to tender your Shares.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawn Shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any notices of withdrawal of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, our affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Tender Offer, are delayed in our purchase of Shares, or are unable to purchase the Shares in the Tender Offer as a result of the occurrence of a condition disclosed in Section 14, then, without prejudice to our rights in the Tender Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 14e-(1) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

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5.	Certain Material U.S. Federal Income Tax Consequences

General. The following discussion summarizes certain material United States federal income tax consequences of the receipt of cash by holders of Shares whose Shares are purchased pursuant to the Tender Offer. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, as in effect as of the date of this Offer to Purchase and all of which are subject to change or differing interpretation, possibly with retroactive effect.

For purposes of this discussion, a “U.S. Stockholder” is a beneficial owner of Shares that is a “United States person” within the meaning of Section 7701(a)(30) of the Code. A “Non-U.S. Stockholder” is a beneficial owner of Shares that is not a U.S. Stockholder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Generally, a United States person is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if, in general, a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding Shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Tender Offer to them.

This discussion does not constitute tax advice. Stockholders should consult their own tax advisors regarding the particular tax consequences to them of tendering Shares pursuant to the Tender Offer.

The discussion herein does not intend to be exhaustive of all possible tax considerations: it does not address any U.S. federal estate, gift, or other non-income tax consequences, except as expressly provided below, or any state, local, or non-U.S. tax consequences. In addition, this discussion is intended to address only those United States federal income tax considerations that are generally applicable to a stockholder who holds Shares as a capital asset (within the meaning of Section 1221 of the Code , and this discussion does not discuss all aspects of United States federal income taxation that might be relevant to a specific stockholder in light of such person’s particular investment or tax circumstances.

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In particular, the discussion does not purport to deal with all aspects of taxation that may be relevant to stockholders that are subject to special treatment under the United States federal income tax laws, including, without limitation, individual retirement and other tax-deferred accounts; banks and other financial institutions; insurance companies; tax-exempt organizations; governmental organizations or qualified retirement plans; dealers, brokers or traders in securities or currencies; persons subject to the alternative minimum tax; persons who hold their Shares as part of a straddle, hedging, synthetic security, conversion transaction or other integrated investment consisting of the Shares and one or more other investments; persons who have elected mark-to-market accounting, persons whose functional currency is other than the U.S. dollar; partnerships or their partners, persons who received their Shares as compensation in connection with the performance of services or on exercise of options received as compensation in connection with the performance of services; regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; persons that own, or are deemed to own, more than 5% of the Shares; persons subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement; and former citizens or long-term residents of the United States.

The discussion herein is not intended to be, and should not be construed by any stockholder as being, tax advice. Therefore, each stockholder is urged to consult with its tax advisor to determine the United States federal, state, local and foreign tax consequences of the sale of Shares pursuant to the Tender Offer, including the particular facts and circumstances that may be unique to such stockholder.

United States Federal Income Tax Consequences to U.S. Stockholders. An exchange of Shares for cash pursuant to the Tender Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Stockholder who receives cash pursuant to the Tender Offer will generally recognize gain or loss from the disposition of the Shares. Such gain or loss will be equal to the difference between the amount of cash received and such U.S. Stockholder’s adjusted tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gains of certain non-corporate U.S. Stockholders, including individuals, generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If a U.S. Stockholder acquired different blocks of Shares at different times or different prices, such U.S. Stockholder should consult its own tax advisor regarding the manner in which gain or loss should be determined.

Certain U.S. Stockholders that are individuals, estates or trusts may be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include gain recognized in connection with the sale of Shares pursuant to the Tender Offer. U.S. Holders should consult their own tax advisors regarding the applicability of this tax to any gain recognized in connection with the Tender Offer.

United States Federal Income Tax Consequences to Non-U.S. Stockholders. Gain recognized by a Non-U.S. Stockholder on a sale of Shares for cash pursuant to the Tender Offer generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to the U.S. permanent establishment or fixed base maintained by such Non-U.S. Stockholder in the U.S.), (ii) in the case of gain realized by a Non-U.S. Stockholder who is an individual, such Non-U.S. Stockholder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the Shares constitute a U.S. real property interest if the Company is, or has been during the relevant statutory period, a “United States real property holding corporation” for U.S. federal income tax purposes, and an applicable exception does not apply.

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Gain described in clause (i) above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Stockholder were a United States person. A Non-U.S. Stockholder that is a corporation also may be subject to a branch profits tax at a rate of 30%, or a lower rate specified by an applicable income tax treaty, on such effectively connected gain, as adjusted for certain items. Gain described in clause (ii) above generally will be subject to U.S. federal income tax at a rate of 30%, or a lower rate specified by an applicable income tax treaty, and may be offset by certain U.S.-source capital losses of the Non-U.S. Stockholder, provided that the Non-U.S. Stockholder has timely filed U.S. federal income tax returns with respect to such losses.

The Shares will constitute a U.S. real property interest with respect to a Non-U.S. Stockholder if the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Stockholder held Shares or (ii) the five-year period ending on the date the Non-U.S. Stockholder sells Shares pursuant to the Tender Offer. A United States real property holding corporation is any domestic corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the fair market value of its worldwide real property interests plus any of its other assets which are used or held for use in a trade or business. The Shares generally will not be treated as a United States real property interest with respect to a Non-U.S. Stockholder if the Shares are “regularly traded” on an established securities market and such Non-U.S. Stockholder has owned, actually and constructively, 5% or less of the Shares at all times during the shorter of (i) the five-year period ending on the date of the sale pursuant to the Tender Offer and (ii) the Non-U.S. Stockholder’s holding period for the Shares.

Non-U.S. Stockholders are advised to consult their own tax advisors regarding the application of these rules and U.S. federal withholding tax to the sale of Shares pursuant to the Tender Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Backup Withholding. Any tendering stockholder or other payee that is a U.S. Stockholder and fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required United States backup withholding of 24% of the gross proceeds paid to such stockholder or other payee pursuant to the Tender Offer. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding, however, backup withholding will apply unless such exemption is proven in a manner satisfactory to the Depositary. Noncorporate foreign stockholders should complete and sign the main signature form and the appropriate Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder’s United States federal income tax liability, provided that the required information is furnished.

FATCA. Except to the extent otherwise provided in Treasury regulations or other IRS guidance, Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on the gross proceeds from a sale, exchange or other taxable disposition of stock of a U.S. issuer, if consideration for such stock is paid to a “foreign financial institution” or certain other non-U.S. entity (whether such institution or entity is the beneficial owner or an intermediary) unless various U.S. information reporting and due diligence requirements have been satisfied or an exemption applies. The IRS released proposed Treasury regulations that, if finalized in their present form, would make such tax inapplicable to such gross proceeds. In its preamble to such proposed Treasury regulations, the IRS stated that taxpayers (including withholding agents) may rely on the proposed Treasury regulations until final Treasury regulations are issued. Stockholders should consult their own tax advisers regarding the possible implications of FATCA upon their receipt of cash in exchange for Shares pursuant to the Tender Offer or the second-step merger.

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THE FOREGOING DISCUSSION IS NOT A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE TENDER OFFER. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF TENDERING SHARES PURSUANT TO THE TENDER OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES

6.	Price Range of the Shares; Dividends and Distributions; Shares

Price Range of the Shares and Dividends

The Shares are traded on the NYSE under the symbol “RGR.” According to the Company, as of July 15, 2026, the Company had 15,978,256 outstanding Shares. The following table sets forth, for the periods indicated, the reported high and low trading prices for the Shares on the NYSE and dividends paid with respect to the Shares. The stock price and dividend information is based on published financial sources.

	High	Low	Dividend Paid
Fiscal Year 2024
First Quarter	$46.23	$42.24	$0.23
Second Quarter	47.61	40.82	0.16
Third Quarter	45.94	40.47	0.19
Fourth Quarter	42.48	34.63	0.11
Fiscal Year 2025
First Quarter	$40.78	$34.58	$0.24
Second Quarter	40.68	32.98	0.18
Third Quarter	43.47	31.75	0.16
Fourth Quarter	47.13	28.81	0.04
Fiscal Year 2026
First Quarter	$43.53	$33.47	$0.08
Second Quarter	43.38	37.58	0.11
Third Quarter (through September 16, 2026)	39.13	37.11	0.21

On September 16, 2026, the last full trading day before the commencement of the Tender Offer, the closing market price for the Shares on the NYSE was $37.08 per Share. We encourage stockholders to obtain a current market price for the Shares before deciding whether to tender their Shares.

Dividends and Distributions

According to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Ruger Form 10-K”), filed with the SEC on March 2, 2026, the Company’s payment of future dividends depends on many factors, including internal estimates of future performance, then-current cash, and the Company’s need for funds The terms of the Cooperation Agreement do not place any limitations on the Company’s ability to declare or make any dividends or distributions.

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Shares

According to the Company, there were 15,978,256 Shares issued and outstanding as of July 15, 2026. We are offering to purchase up to 2,400,184 Shares, which, assuming they are validly tendered and accepted for purchase by us in the Tender Offer, and together with the 1,587,000 Shares beneficially owned by us, would represent approximately 25.00% of the Company’s issued and outstanding Shares as of July 15, 2026. If more than 2,400,184 Shares are tendered, all Shares tendered will be purchased on a pro rata basis.

7.	Possible Effects of the Tender Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations

Possible Effects of the Tender Offer on the Market for the Shares. The purchase of Shares pursuant to the Tender Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Tender Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Tender Offer price.

NYSE Listing. While it is not our intention, depending upon the number of Shares purchased pursuant to the Tender Offer, the Shares may no longer meet the requirements of the NYSE for continued listing on the NYSE. The rules of the NYSE establish certain criteria that, if not met, could lead to the delisting of the Shares from the NYSE. Among such criteria are the number of stockholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held. If, as a result of the purchase of Shares pursuant to the Tender Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and listing is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market or would qualify for listing on another securities exchange (although there can be no guarantee that the Company would seek such a listing, even if it were available), and that price or other quotations would be reported by such exchange or through other sources. The extent of the public market for the Shares and the availability of any price or quotation information would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. We cannot predict whether delisting of the Shares from the NYSE, and the listing or other quotation of the Shares on another exchange or through another source (if any), would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Tender Offer price.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. While it is not our intention, the purchase of the Shares pursuant to the Tender Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Ruger to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Ruger is required to furnish to holders of Shares and would eliminate the Company’s obligation under Sections 13 and 15(d) of the Exchange Act to file periodic reports or other information with the SEC. It would also make certain other provisions of the Exchange Act no longer applicable to Ruger with respect to the Shares, such as (i) the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, (ii) the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act (and the related requirement to provide an annual report), and (iii) the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions. In addition, the ability of “affiliates” of Ruger and persons holding Shares constituting “restricted securities” of Ruger to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, Shares would no longer be eligible for stock exchange listing.

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Margin Regulations. The Shares currently qualify as “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Tender Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

8.	Information About Ruger

Information About Ruger

Ruger is a Delaware corporation. Ruger has been in business since 1949 and was incorporated in its present form under the laws of Delaware in 1969. Its principal executive offices are located at 1 Lacey Place, Southport, Connecticut 06890 and its telephone number is (203) 259-7843.

The following description of Ruger and its business has been taken from the Ruger Form 10-K, and is qualified in its entirety by reference to the Ruger Form 10-K:

Sturm, Ruger & Company, Inc. and subsidiaries are principally engaged in the design, manufacture, and sale of firearms to domestic customers. Ruger primarily offers products in four industry product categories – rifles, pistols, shotguns, and revolvers. Ruger’s firearms are sold through independent wholesale distributors, principally to the commercial sporting market.

Available Information

Ruger is subject to the informational requirements of the Exchange Act and files reports, proxy and information statements and other information with the SEC. As an electronic filer, Ruger’s public filings are maintained on the SEC’s website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

The information concerning Ruger contained in this Offer to Purchase has been taken from or based upon documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Neither Beretta Holding nor its affiliates take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Ruger to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Beretta Holding or its affiliates, except to the extent required by law.

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9.	Information About Beretta Holding

Beretta Holding is a Luxembourg corporation with its principal executive offices located at 9 rue Sainte Zithe, L-2763, Luxembourg. Our telephone number is 352 27 72 13 302.

Beretta Holding is a global family-owned industrial group in existence for over 500 years, operating through more than 50 subsidiaries and over 20 internationally recognized brands, with a strong manufacturing footprint in Europe and the United States supporting defense, law enforcement, hunting and shooting sports markets.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Beretta Holding and certain other information are set forth on Schedule I hereto.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Beretta Holding and to Beretta Holding’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Beretta Holding or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Beretta Holding and, to Beretta Holding’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Beretta Holding and, to Beretta Holding’s knowledge, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Beretta Holding, its subsidiaries or, to Beretta Holding’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Beretta Holding, its subsidiaries or, to Beretta Holding’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

During the last five years, none of Beretta Holding or any of the persons listed in Schedule I hereto has been: (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding any violation with respect to such laws.

10.	Background of the Tender Offer, Past Contacts with the Company; Cooperation Agreement

Beretta Holding began acquiring Shares of Ruger in May 2025 for investment purposes. As of the date of this Offer to Purchase, Beretta Holding beneficially owns 1,587,000 Shares, representing approximately 9.93% of the outstanding Shares as of July 15, 2026.

The following is a chronology of material events leading up to the Tender Offer:

•	On May 8, 2025, Beretta Holding began accumulating an ownership position in Ruger, based on its view that the Shares represented an attractive investment opportunity within the industry.

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•	On September 22, 2025, Beretta Holding filed a beneficial ownership report on Schedule 13D with the SEC disclosing a 7.7% beneficial ownership position in the Company. In the Schedule 13D, Beretta Holding reported that it anticipated engaging in discussions with members of the Company’s management team and the Ruger Board regarding Ruger’s business, industry developments, and potential areas of operational and strategic collaboration, and stated that Beretta Holding did not have a present intention of seeking control of the Company.

•	Between September 23, 2025 and September 25, 2025, Beretta Holding was approached by Ruger’s then-financial advisor, Robert W. Baird & Co. Inc. (“Baird”), which advised that it was acting on behalf of the Ruger Board. Beretta Holding informed Baird about its collaborative intentions and reiterated that it was seeking to discuss the Company’s business, industry developments, and potential areas of operational and strategic collaboration.

•	On September 26, 2025, Baird communicated to Beretta Holding that the Ruger Board requested that Beretta Holding execute a non-disclosure agreement containing a 12-month standstill provision prior to initiating communication with the Ruger Board. Beretta Holding respectfully declined.

•	During October 2025, Beretta Holding retained Houlihan Lokey, Inc. (“Houlihan Lokey”) to better understand the Company’s business and enhance its ability to engage constructively.

•	On October 2, 2025, Beretta Holding filed Amendment No. 1 to its Schedule 13D with the SEC, disclosing a 9.0% ownership position in the Company.

•	On October 11, 2025, Beretta Holding delivered a letter to the Ruger Board expressing its hope of working collaboratively with the Company.

•	On October 14, 2025, the Ruger Board adopted a shareholder rights plan (the “Rights Plan”) in response to Beretta Holding’s engagement. The Rights Plan prevents shareholders from acquiring 10% or more of the Company’s outstanding Shares while it is in effect.

•	Also on October 14, 2025, the Company sent a letter to Beretta Holding informing Beretta Holding that the Company had adopted the Rights Plan in response to Beretta Holding’s investment in the Company.

•	On November 21, 2025, Beretta Holding’s counsel, Reed Smith LLP (“Reed Smith”), delivered a letter (the “November 21 Letter”) to the Ruger Board to seek constructive engagement with the Company.

•	On November 25, 2025, Mr. John Cosentino, Chairman of the Ruger Board, sent an email to Beretta Holding indicating his desire to attempt to work constructively with Beretta Holding.

•	On November 26, 2025, Beretta Holding responded to Mr. Cosentino’s email and let the Company know that Beretta Holding had triggered a 13D amendment so a corresponding filing would be forthcoming.

•	On December 1, 2025, Beretta Holding filed Amendment No. 2 to its Schedule 13D with the SEC, disclosing a 9.95% ownership position in the Company and that it was evaluating a range of actions, including seeking Ruger Board seats, proposing governance changes, and proposing strategic transactions.

•	Between December 1, 2025 and December 8, 2025, Beretta Holding’s President and CEO, Dott. Pietro Gussalli Beretta, and Mr. Cosentino exchanged several email messages to schedule an in-person meeting.

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•	On December 8, 2025, Reed Smith on behalf of Beretta Holding sent a letter to the Ruger Board (the “December 8 Letter”), in a further effort to reach a cooperative resolution.

•	On December 10, 2025, a representative of Reed Smith had a call with a representative of White & Case LLP (“W&C”), counsel to Ruger, to discuss the December 8 Letter. Reed Smith reiterated Beretta Holding’s willingness to work collaboratively and encouraged Ruger to advance a proposal for a constructive resolution.

•	On December 15, 2025, Beretta Holding’s CEO and Mr. Cosentino met in France. During this meeting, it was agreed that the Company’s CEO, Mr. Todd Seyfert, would travel to Luxembourg for an in-person meeting with Beretta Holding. The Company had previously suggested meetings at various trade shows, such as ShotShow and IWA Outdoor Classics, although Beretta Holding preferred an alternative setting to facilitate productive discussions.

•	Also, in December 2025, Beretta Holding retained Longacre Square Partners.

•	On January 5, 2026, Baird sent another email to Beretta Holding suggesting a meeting at ShotShow.

•	On January 6, 2026, Beretta Holding submitted a “declaration” to CFIUS pursuant to 31 C.F.R. § 800.402.

•	On January 24, 2026, the Company sent an email to Beretta Holding indicating its willingness to engage constructively. The Company also notified Beretta Holding that it had engaged Stephens Inc. (“Stephens”) to facilitate discussions, with Stephens replacing Baird.

•	Between January 24, 2026 and January 29, 2026, Beretta Holding and the Company exchanged several emails in order to schedule the in-person meeting in Luxembourg.

•	On February 9, 2026, the Company and Beretta Holding entered into a confidentiality agreement (the “February 9 NDA”).

•	On February 10, 2026, Mr. Seyfert, Dott. Pietro Gussalli Beretta, and Mr. Robert Eckert, General Manager of Beretta Holding, held a meeting in Luxembourg. In Beretta Holding’s view, the meeting’s outcome was positive, with Mr. Seyfert acknowledging that Ruger would benefit from a strategic partner such as Beretta Holding.

•	Between February 18, 2026 and February 21, 2026, the Company and Beretta Holding exchanged private letters in an effort to establish a cooperative framework.

•	On February 23, 2026, the Company announced that Sandra Froman, Christopher Killoy and Rebecca Halstead had resigned from the Ruger Board, and that Aaron Rivers, Stephen Timm and Lorin Cassidy Wolfe had been appointed to the Ruger Board.

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•	On February 24, 2026, to preserve its rights as a shareholder of the Company, Beretta Holding delivered a letter to the Company, in accordance with the Company’s organizational documents, nominating Messrs. Christodolou, Detwiler, DeYoung, and DiSanto for election to the Ruger Board at the Company’s 2026 annual meeting of stockholders (the “Nomination Notice”).

•	On February 26, 2026, Beretta Holding filed Amendment No. 3 to its Schedule 13D with the SEC, disclosing that it had delivered the Nomination Notice to the Company.

•	Also on February 26, 2026, Beretta Holding issued a press release announcing its nomination of its four nominees.

•	On March 3, 2026, Beretta Holding sent a letter to the Company expressing its continued desire to work constructively with the Company.

•	On March 5, 2026, Beretta Holding issued a press release commenting on Ruger’s Fourth Quarter and Fiscal Year 2025 results.

•	On March 6, 2026, W&C sent a demand letter to Beretta Holding’s counsel (the “March 6 Nomination Demand Letter”) to further evaluate the Nomination Notice.

•	On March 9, 2026, the Company issued a press release (the “March 9 Press Release”) in which it erroneously claimed that Beretta Holding was seeking to acquire control of Ruger.

•	On March 10, 2026, Beretta Holding issued a press release responding to Ruger’s statements relating to their engagement and clarifying that Beretta Holding had not sought control of Ruger but rather had sought to cooperate with the Company on opportunities for value creation.

•	On March 11, 2026, the Company sent a letter to Beretta Holding suggesting that the Company would be open to meeting with Beretta Holding.

•	Between March 9, 2026 and March 11, 2026, representatives of Beretta Holding engaged in a series of discussions with representatives of Ruger and Stephens to find a mutually acceptable resolution that would avoid a proxy contest.

•	On March 12, 2026, Reed Smith sent a letter to W&C reiterating Beretta Holding’s desire to meet with the Company to discuss plans for the benefit of all Company shareholders. W&C responded to this letter on March 13, 2026, and Reed Smith replied to W&C’s letter on March 18, 2026.

•	On March 13, 2026, Beretta Holding’s counsel, Olshan Frome Wolosky LLP (“Olshan”), responded to the March 6 Nomination Demand Letter, pursuant to which Beretta Holding provided certain supplementary information and nominee questionnaires to the Company.

•	On March 16, 2026, the Company sent a letter to Beretta Holding informing Beretta Holding that the Company had determined to suspend further negotiations.

•	Also on March 16, 2026, Olshan delivered a letter seeking a copy of Ruger’s stockholder list and certain related materials pursuant to Section 220 of the Delaware General Corporation Law.

•	On March 19, 2026, Beretta Holding issued a public letter to Ruger shareholders in support of Beretta Holding’s nominees.

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•	On March 20, 2026 and March 22, 2026, W&C contacted Beretta Holding’s attorneys to schedule candidate interviews between Ruger Board members and each of the Beretta Holding nominees.

•	On March 22, 2026, Olshan responded to W&C regarding the Company’s request to interview the Beretta Holding nominees, stating that in light of the Company’s suspension of discussions regarding a potential strategic collaboration, Beretta Holding believed that making its nominees available for interviews at this time would not be appropriate. Olshan further advised that Beretta Holding remained firmly committed to pursuing the best interests of all shareholders and welcomed continued engagement with the Company.

•	On March 23, 2026, W&C replied to Beretta Holding’s request for a stockholder list and certain related materials pursuant to Section 220 of the Delaware General Corporation Law.

•	On March 25, 2026, Beretta Holding sent a letter to the Company proposing an all-cash partial tender offer for up to 20.05% of the Company’s outstanding Shares, providing Ruger shareholders an opportunity for liquidity at a significant premium.

•	Also on March 25, 2026, Beretta Holding filed Amendment No. 4 to its Schedule 13D and a Schedule TO-C with the SEC, disclosing its all-cash partial tender offer, conditioned upon the Company’s waiver of the Rights Plan, and a 9.95% ownership position in the Company.

•	On March 27, 2026, Beretta Holding executed a confidentiality agreement with the Company regarding its request for certain books and records of the Company made pursuant to Section 220 of the Delaware General Corporation Law.

•	On March 28, 2026, Mr. Cosentino and Mr. Seyfert sent a letter to Beretta Holding responding to Beretta Holding’s letter of March 25, 2026, stating that the Ruger Board had determined at that time to not to waive the Rights Plan, which was a condition to Beretta Holding’s proposed partial tender offer, although the Company stated that it remained willing to engage with Beretta Holding.

•	On March 31, 2026, Olshan sent a letter to W&C urging the Ruger Board to allow shareholders to decide for themselves whether to accept Beretta Holding’s proposed partial tender offer and reiterating Beretta Holding’s willingness to engage.

•	Also on March 31, 2026, Beretta Holding filed Amendment No. 5 to its Schedule 13D with the SEC, disclosing the March 28, 2026 and March 31, 2026 letters and a 9.95% ownership position in the Company.

•	On April 1, 2026, the Company filed a preliminary proxy statement with the SEC.

•	Between April 1, 2026 and April 8, 2026, representatives of Beretta Holding continued to engage in a series of discussions with representatives of Ruger in an effort to find a mutually acceptable resolution between the parties.

•	On April 7, 2026, Beretta Holding filed a preliminary proxy statement with the SEC.

•	On April 9, 2026 and April 10, 2026, Beretta Holding and Ruger held in person discussions in New York to work towards a long-term agreement that would achieve a mutually agreeable resolution to the proxy campaign and provide a framework for future strategic collaboration.

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•	On April 11, 2026, Ruger’s counsel sent a proposed draft agreement to counsel for Beretta Holding.

•	On April 15, 2026, the Company filed amendment no. 1 to its preliminary proxy statement with the SEC.

•	Also, on April 15, 2026, a member of Ruger’s senior leadership sent an email to Mr. Eckert which stated that Ruger did not intend to file its definitive proxy statement until the parties reached an agreement and conveyed the Company’s willingness to be flexible on timing to support these efforts. Mr. Eckert replied indicating that Beretta Holding would also refrain from filing its definitive proxy statement to help facilitate the parties working towards a final agreement.

•	Additionally, on April 15, 2026, counsel for Beretta Holding sent a revised proposed draft agreement to Ruger’s counsel.

•	On April 17, 2026, counsel for Beretta Holding and Ruger had a call to discuss the ongoing settlement and agreement terms.

•	On April 18, 2026, Ruger’s counsel sent a revised proposed draft agreement to counsel for Beretta Holding.

•	On April 19, 2026, counsel for Beretta Holding sent a revised proposed draft agreement to Ruger’s counsel.

•	On April 21, 2026, Beretta Holding filed amendment no. 1 to its preliminary proxy statement with the SEC.

•	On May 2, 2026, Beretta Holding and the Company entered into the Cooperation Agreement.

•	On May 12, 2026, CFIUS issued the CFIUS Approval (as defined below) indicating that CFIUS determined there are no unresolved national security concerns with respect to the transactions contemplated by the Cooperation Agreement and the Tender Offer.

•	On September 15, 2026, the waiting period under the HSR Act applicable to the Tender Offer was terminated.

•	On September 16, 2026, the Company terminated the Rights Agreement, thus satisfying the Rights Agreement Condition.

The Cooperation Agreement

The following is a summary of the material provisions of the Cooperation Agreement. The following description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is filed as an exhibit to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Cooperation Agreement, you are encouraged to read the full text of the Cooperation Agreement. The following description of the Cooperation Agreement is qualified in its entirety by reference to the Cooperation Agreement, which is included as Exhibit (d)(1) to Beretta Holding’s Schedule TO-T filed with the SEC on September 17, 2026, and is incorporated herein by reference.

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Pursuant to the terms of the Cooperation Agreement, the Company agreed to, within five (5) business days following the later of the 2026 annual meeting of stockholders (the “2026 Annual Meeting”) and the date of satisfaction of certain Regulatory Conditions (as defined in the Cooperation Agreement), take all actions necessary to appoint two (2) directors to the Ruger Board sourced by Beretta Holding (each a “Beretta Holding Director”) that have been approved by the Ruger Board and are independent from both the Ruger Board and Beretta Holding, subject to certain conditions. The Company also agreed to appoint each Beretta Holding Director to at least one (1) committee of the Ruger Board. Subject to certain conditions, Beretta Holding is also entitled to replacement rights with respect to any Beretta Holding Director at any time prior to the Company’s 2029 annual meeting of stockholders (the “2029 Annual Meeting”).

The Company further agreed that subject to certain conditions, the Ruger Board will nominate the Beretta Holding Directors for election to the Ruger Board at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”) and 2028 annual meeting of stockholders and will recommend, support and solicit proxies for the election of the Beretta Holding Directors in the same manner as it recommends, supports and solicits proxies for the election of the Company’s other director nominees up for election at such meetings.

Beretta Holding’s right to appoint the Beretta Holding Directors is subject to certain conditions, including the Beretta Holding Group (as defined in the Cooperation Agreement) maintaining certain minimum beneficial ownership levels of the Shares. Those minimum beneficial ownership levels are (i) beneficial ownership of 20% of the Shares for two Beretta Holding Directors and (ii) beneficial ownership of 15% of the Shares for one Beretta Holding Director, but are subject to an initial grace period following the execution of the Cooperation Agreement and to further 30-day grace periods in the event that the Beretta Holding Group’s beneficial ownership of the Shares falls below one or both of those levels solely due to certain dilutive issuances by the Company.

Pursuant to the Cooperation Agreement, Beretta Holding has irrevocably withdrawn its February 24, 2026 notice to the Company of Beretta Holding’s intent to nominate certain individuals to stand for election to the Ruger Board at the 2026 Annual Meeting.

The “Standstill End Date” is the earlier of (i) 30 days prior to the deadline under the Company’s bylaws to nominate directors for the 2029 Annual Meeting and (ii) only if CFIUS Approval (as defined in the Cooperation Agreement) has not been received by such date (and the failure to receive CFIUS Approval by such date is not in whole or in part the result of a failure by a member of the Beretta Holding Group to diligently pursue CFIUS Approval), 30 days prior to the deadline under the Company’s bylaws to nominate directors for the 2027 Annual Meeting.

Beretta Holding, subject to the satisfaction of certain conditions described in the Cooperation Agreement, is required to commence this Tender Offer to acquire up to the lesser of 15.05% of the Company’s then issued and outstanding Shares and 2,400,184 shares of the Company’s issued and outstanding Shares, for a cash price per share of not less than $44.80, and on such other terms and conditions as are provided in or permitted by the Cooperation Agreement and set forth in this Offer to Purchase.

Effective as of the execution of the Cooperation Agreement, the Beretta Holding Group and certain additional related persons will be subject to an aggregate beneficial ownership cap equal, initially, to 10% of the Company’s issued and outstanding voting securities (the “Independent Ownership Limit”). Following the satisfaction of the Regulatory Conditions, the Independent Ownership Limit increases to 25% of the Company’s issued and outstanding voting securities, as described further in the Cooperation Agreement.

24

Until the Standstill End Date, the Company has agreed to use reasonable best efforts to offer Beretta Holding the opportunity to participate in certain issuances of the Shares for cash to maintain its pre-issuance ownership level, subject to certain limitations.

Until the Standstill End Date and subject to the mirror voting obligations described below and certain obligations of the Company, the members of the Beretta Holding Group are required to vote all Company voting securities beneficially owned by them at all stockholder meetings (i) in favor of the Company’s director nominees, (ii) against the election of any directors that have not been nominated by the Company and (iii) in accordance with the Ruger Board’s recommendation with respect to any other proposal presented at such meeting, other than non-director proposals that either receive an “against” recommendation from either ISS or Glass Lewis or that constitute Extraordinary Transactions (as defined in the Cooperation Agreement).

The Beretta Holding Group is also subject to an obligation to vote all Company voting securities beneficially owned by them above a “mirror voting threshold” “for” and “against” matters (other than Extraordinary Transactions) in the same proportion as non-Beretta Holding-related stockholders vote on such matters. The mirror voting threshold is set at 10% of the Company’s issued and outstanding voting securities until the Standstill End Date and increases to 20% of the Company’s issued and outstanding voting securities after the Standstill End Date.

Subject to the Company’s compliance in all material respects with certain obligations under the Cooperation Agreement, Beretta Holding Group and certain additional related persons are required to comply with certain standstill obligations, subject to certain exceptions, until the Standstill End Date.

In addition, the Cooperation Agreement contemplates that the Company and Beretta Holding will seek to identify and explore, on a non-binding basis, potential avenues for future commercial cooperation, which could potentially include, among other things, potential opportunities with respect to sales, supply chains, sourcing and manufacturing.

11.	Purpose of the Tender Offer; Plans for the Company

Beretta Holding is seeking to acquire up to 2,400,184 Shares in the Tender Offer for investment purposes pursuant to the terms of the Cooperation Agreement.

The Cooperation Agreement contemplates that the Company and Beretta Holding will seek to identify and explore, on a non-binding basis, potential avenues for future commercial cooperation, which could potentially include, among other things, potential opportunities with respect to sales, supply chains, sourcing and manufacturing. Subject in all cases to the terms of the Cooperation Agreement, following consummation of the Tender Offer, Beretta Holding also intends to review its investment in the Company on an ongoing basis. Depending on various factors including the Company’s financial and operating performance, industry conditions, market prices of the Shares, general economic and market conditions, regulatory and legal considerations, and other relevant factors we may, at any time and from time to time, determine to take such actions as we consider advisable in furtherance of our investment objectives, which may include acquiring additional Shares or disposing of some or all of our holdings.

Except as set forth in this Offer to Purchase, Beretta Holding has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company’s board of directors or management, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business.

25

12.	Source and Amount of Funds

Assuming that the Tender Offer is fully subscribed, the aggregate purchase price will be a maximum of approximately $107.5 million. We anticipate that we will pay for the Shares tendered in the Tender Offer, as well as paying related fees and expenses, from our available cash. The Tender Offer is not conditioned upon any financing arrangements.

As Beretta Holding is not a publicly traded company under United States securities laws and the Tender Offer is not for all of Ruger’s outstanding shares, our financial condition may be deemed material to your decision to tender Shares and accept the Tender Offer. As such, Beretta Holding is including its consolidated audited financial statements for the years ended December 31, 2024 and December 31, 2025 as Schedule II hereto.

13.	Interest in Securities of Ruger

Beretta Holding beneficially owns 1,587,000 Shares, representing approximately 9.93% of the outstanding Shares as of July 15, 2026.

Beretta Holding has not engaged in any transactions involving the Shares in the past 60 days.

14.	Conditions of the Tender Offer

The Cooperation Agreement provides that the obligation of Beretta Holding to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Tender Offer, subject to the rights and obligations of Beretta Holding to extend and/or amend the Tender Offer in accordance with the terms and conditions of the Cooperation Agreement, is subject to the satisfaction of the conditions set forth in clause “(i)”, “(ii)”, “(iii)”, “(iv)” and “(v)” below, which are the only conditions to the consummation of the Tender Offer. Accordingly, notwithstanding any other provision of the Tender Offer or the Cooperation Agreement to the contrary, Beretta Holding shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, any validly tendered (and not validly withdrawn) Shares, if any of the following conditions set forth in clauses “(i)”, “(ii)”, “(iii)”, “(iv)” or “(v)” below shall not be satisfied or waived in writing by Beretta Holding as of the Expiration Date (capitalized terms used but not defined below shall have the meaning given to such terms in the Cooperation Agreement):

(i)	the restrictions on business combinations under Section 203 of the Delaware General Corporation Law (the “DGCL”) shall be inapplicable to the Tender Offer (the “DGCL 203 Condition”);

(ii)	the Company shall have either (A) terminated or accelerated the expiration date of the Rights Agreement, dated as of October 14, 2025, between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), or (B) amended the Rights Agreement in such a manner as to permit the Beretta Holding Group (taken together along with any other persons with whom they are acting in concert, if any) to collectively have Beneficial Ownership of a percentage of the Company’s issued and outstanding Voting Securities equal to the Independent Ownership Limit without triggering the separation or exercise of rights, or causing any member of the Beretta Holding Group to become an “Acquiring Person” (as defined in the Rights Agreement), under the Rights Agreement (the applicable of clause (A) and clause (B), the “Rights Agreement Condition”);

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(iii)	the Company shall not have been finally determined by a court of competent jurisdiction to have breached, in any material respect, (A) its obligations pursuant to Section 1(a) or Section 1(c) of the Cooperation Agreement to seat a Beretta Holding Director that has been approved by the Ruger Board pursuant to Section 1(e) of the Cooperation Agreement or (B) its obligations pursuant to Section 1(e) the Cooperation Agreement (as determined pursuant to Section 1(k)(ii) of the Cooperation Agreement);

(iv)	there shall not have been issued by any governmental authority of competent jurisdiction any law, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling that remains in effect and restrains, enjoins or otherwise prevents or make illegal the acquisition of or payment for Shares pursuant to the Tender Offer or the consummation of the Tender Offer; or

(v)	any person or group shall have entered into a definitive agreement with the Company providing for an Extraordinary Transaction in which the Shares would cease to be listed on the New York Stock Exchange.

The foregoing conditions are for the sole benefit of Beretta Holding and may be waived by Beretta Holding in whole or in part at any time and from time to time and in the sole discretion of Beretta Holding (subject to certain exceptions described below) prior to the expiration of the Tender Offer, subject in each case to the terms of the Cooperation Agreement and applicable law. Any reference in this Tender Offer to Purchase or in the Cooperation Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. Notwithstanding the foregoing, subject to any applicable rules and regulations of the SEC, Beretta Holding reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment of, or payment for, Shares until satisfaction of all conditions to the Tender Offer that are dependent upon the receipt of governmental or regulatory approvals. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Beretta Holding to extend, terminate and/or amend the Tender Offer pursuant to the terms and conditions of the Cooperation Agreement. The failure by Beretta Holding or any of its affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Tender Offer.

If, on or after September 17, 2026, Ruger should (i) split, combine or otherwise change, or authorize or propose the split, combination or other change of, the Shares, or (ii) declare, pay or propose to declare or pay any stock dividend or similar distribution on the Shares payable or distributable to stockholders of record on a date on or prior to the date on which any particular Share is accepted for payment and paid for pursuant to the Tender Offer, or shall publicly disclose that it has taken any of the foregoing actions, then, subject to the provisions of Section 14 of this Tender Offer to Purchase, we, in our sole discretion, may make such adjustments as we deem reasonably appropriate in the Tender Offer price and other terms of the Tender Offer.

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15.	Legal Matters; Regulatory Approvals

General. Except as set forth herein, based on our review of publicly available filings by Ruger with the SEC, we are not aware of any licenses or regulatory permits that appear to be material to the business of Ruger that might be adversely affected by our acquisition of the Shares as contemplated by the Tender Offer. In addition, except as set forth herein, we are not aware of any filings, approvals or other actions by or with any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of the Shares by us as contemplated by the Tender Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or other action where practicable within the time period contemplated by the Tender Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to Ruger’s business or financial condition.

HSR Act; Antitrust. Under the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), certain transactions, including Beretta Holding’s purchase of Shares pursuant to the Tender Offer, cannot be closed until, among other things, notifications have been submitted to the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and specified waiting period requirements have been observed. Beretta Holding filed its HSR Notification and Report Form pursuant to the HSR Act with the FTC and the Antitrust Division, and the applicable waiting period under the HSR Act expired, prior to the commencement of this Tender Offer. Beretta Holding does not anticipate further waiting periods at this time.

The FTC and the Antitrust Division scrutinize the legality under the U.S. antitrust laws of transactions like the Tender Offer. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary, including seeking (i) to enjoin the purchase of Shares pursuant to the Tender Offer, (ii) to require Beretta Holding to divest the Shares, or (iii) to require the Company to divest substantial assets or seek other conduct relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the closing of the Tender Offer, notwithstanding the termination or expiration of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the closing of the Tender Offer or seek other structural or conduct relief or damages.

Beretta Holding cannot be certain that a challenge to the Tender Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

On September 16, 2016, the FTC announced that it had accepted a proposed consent order, which resolved the FTC's antitrust concerns, that prevents Beretta Holding from appointing, nominating or otherwise causing any person to be appointed or nominated to serve on the Ruger Board (including pursuant to the Cooperation Agreement) unless that person is independent of Beretta Holding.

CFIUS. Completion of the Tender Offer is also subject to the receipt of the CFIUS Approval, which means, following submission of a declaration or notice pursuant to the U.S. Defense Production Act of 1950 (the “DPA”), (i) written notification by the Committee on Foreign Investment in the United States (“CFIUS”) to Beretta Holding and/or the Company that none of the transactions contemplated by the Cooperation Agreement that require approval by CFIUS or by the Tender Offer constitutes a “covered transaction” pursuant to the DPA; (ii) written notification by CFIUS to Beretta Holding and/or the Company that CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Cooperation Agreement and the Tender Offer, including through the acceptance of mitigation terms; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President has announced a decision to not take any action to suspend or prohibit any of the transactions contemplated by the Cooperation Agreement and the Tender Offer.

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Beretta Holding submitted a “declaration” to CFIUS pursuant to 31 C.F.R. § 800.402 on January 6, 2026. On May 12, 2026, CFIUS issued the CFIUS Approval indicating that CFIUS determined there are no unresolved national security concerns with respect to the transactions contemplated by the Cooperation Agreement and the Tender Offer.

State Takeover Laws. Ruger is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” of such corporation unless, among other things, the “business combination” or the transaction by which such person became an “interested stockholder” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Ruger Board has taken all action necessary under the DGCL to ensure that the restrictions on business combinations under Section 203 of the DGCL do not apply to the Tender Offer, and has approved the Tender Offer for purposes of Section 203 of the DGCL.

Ruger, directly or through subsidiaries, may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Tender Offer and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Tender Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Tender Offer, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Tender Offer, or be delayed in continuing or consummating the Tender Offer. In such case, we may not be obligated to accept for payment any Shares tendered in the Tender Offer.

16.	Fees and Expenses

We have retained Saratoga Proxy Consulting LLC to act as Information Agent and Computershare Trust Company, N.A. as Depositary in connection with the Tender Offer. Saratoga Proxy Consulting LLC may contact holders of the Shares by mail, email and telephone and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. Saratoga Proxy Consulting LLC and Computershare Trust Company, N.A. will receive reasonable and customary amounts of compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Shares in the Tender Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender Shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of the Shares, except as otherwise described in Section 2.

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17.	Miscellaneous

This Tender Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

You should only rely on the information contained in this Tender Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Tender Offer. We have not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Tender Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

Beretta Holding S.A.
September 17, 2026

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SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS
OF BERETTA HOLDING S.A.

The table below sets forth the names, positions and certain biographical information of Beretta Holding’s directors and executive officers. All of Beretta Holding’s directors and executive officers can be reached c/o Beretta Holding S.A., 9 rue Sainte Zithe, L-2763, Luxembourg.

Name	Age	Position, Business Experience and Citizenship
Pietro Gussalli Beretta	64	Citizenship: Italy Position and Business Experience: President and Chief Executive Officer of Beretta Holding S.A. since 2018.
Franco Gussalli Beretta	61	Citizenship: Italy Position and Business Experience: Vice President and Chief Executive Officer of Beretta Holding S.A. since 2018.
Robert Eckert	66	Citizenship: Germany Position and Business Experience: General Manager of Beretta Holding S.A. since 2022.
Ugo Gussalli Beretta	88	Citizenship: Italy Position and Business Experience: Entrepreneur.
Michael Joseph Bayer	78	Citizenship: U.S. Position and Business Experience: President, Dumbarton Strategies LLC, a strategic advisory firm, since 2012.
Guy Marie Albert Fernand Harles	71

Citizenship: Luxembourg

Position and Business Experience: Founding Partner and former Chairman of Arendt & Medernach S.A., a law firm providing international business, tax, and investment fund legal services to corporations and financial institutions, since 1988.

SCHEDULE II

CONSOLIDATED FINANCIAL STATEMENTS

OF BERETTA HOLDING S.A.

Registre de Commerce et des Sociétés

Numéro RCS : B224055

Reference de depot : L250256914

Depose et enregistré le 31/07/2025

Annual Report

Consolidated Financial Statements
as at 31 December 2024

Annual Accounts as at 31 December 2024

Annual report for the year ended 31 December 2024

CONTENTS

Consolidated Financial Statements as at 31 December 2024		2
1.	Group Profile	3

2.	Management Report on the consolidated financial statements	5

3.	Independent auditor’s report	13

4.	Consolidated statement of financial position	16

5.	Consolidated income statement	17

6.	Consolidated statement of changes in shareholders’ equity	18

7.	Other information: Consolidated cash-flow statement	19

8.	Notes to the consolidated financial statements	20

Annual Accounts as at 31 December 2024		47
1.	Independent auditor’s report	48

2.	Abridged balance sheet	51

3.	Abridged Profit and loss accounts	52

4.	Notes to the annual accounts	52

1

Consolidated Financial Statements as at 31 December 2024

2

1.       Group Profile

3

4

2.       Management Report on the consolidated financial statements

2.1       Group performance and results

Dear Shareholders,

this management report accompanies the consolidated financial statements of the Company together with its subsidiaries and associates (“the Group”) which have been prepared in accordance with the accounting principles generally accepted in the Grand Duchy of Luxembourg (please refer to Note 8.2). The changes in the Group perimeter occurred in 2024 are reported in Note 8.2.1.

The Group reported consolidated net sales of Eur 1,668.8 million in 2024 (2023: Eur 1,583.3 million) and a net income of Eur 141.0 million (2023: Eur 94.0 million). A summary of the income statements indicators is reported in the following pages.

From a macroeconomic perspective, inflationary pressures have shown signs of easing and interest rate stabilization is underway in several key markets. However, global economic uncertainty remains, driven by ongoing geopolitical tensions and evolving trade dynamics. Throughout the year, transportation and energy costs have remained relatively stable, providing a measure of predictability that has supported more effective operational planning.

Demand from final customer for Group’s products continued to soften in Europe, but the improvements of the inventory levels at the distribution chain allowed the Group companies to minimize the impacts. Meanwhile, in North America the market continues to be stable.

5

The table below show the income statement for fiscal year 2024, compared to the prior year, and the sales trend for the past years.

Values in Eur Million	2024	2023	Change
Revenues	1,668.8	1,583.3	+85.5
Value added	1,023.5	1,026.1	-2.6
Personnel (**)	(422.7)	(432.3)	+9.6
Services	(330.1)	(348.5)	+18.4
Amortization, depreciation and write-downs	(74.7)	(72.1)	-2.6
Net other operating charges (*)	(17.9)	(17.4)	-0.5
Ebit	178.1	155.8	+22.3
Financial Result (**)	6.2	(9.4)	+15.6
Ebt	184.3	146.4	+37.9
Income taxes	(43.3)	(52.4)	+9.1
Net Result	141.0	94.0	+47.0

Ebitda (***)	252.8	227.9	+24.9
Ebitda Margin%	15.1%	14.4%

(*) The net other operating charges include an accrual to bad debt provision and write-downs of the receivables for an amount of Eur 1.3 mln in financial year 2024, and Eur 2.4 mln in financial year 2023.

(**) Due to a change in the accounting treatment of the defined benefit plans, certain expenses have been reclassified from Personnel Costs to Financial Expenses in the financial statements. This adjustment aligns with the Luxembourg generally accepted accounting principles and ensures a more accurate representation (refer to Note 8.2.3). It is important to note that this reclassification does not affect the overall financial position or performance of the company, it only enhances the presentation.

(***) To improve the presentation of the Group’s economic and financial performance, the methodology for calculating the Ebitda was slightly revised in the financial year 2024. Specifically, the indicator has been calculated only by adding back amortization, depreciation and write-downs on tangible and intangible assets to the Ebit with no further adjustments. The Ebitda of 2023 has been restated accordingly, for comparative purposes.

The Group recorded an increase in the consolidated turnover of 5.4% which includes a very limited impact of the currency trends and consequently the growth is all related to volumes/product mix.

66% of the consolidated revenues are related to sales to the civil sector (2023: 71%), the remaining 34% (2023: 29%) to the defence/law enforcement sector.

6

Net Revenues Trend (Eur million)

The table below shows the breakdown of revenues by geographic area over the last three years:

Revenues per geographic area (Eur million)	2022	2023	2024
Europe	558.3	756.1	836.2
North America	690.8	655.9	643.0
Rest of the World	189.0	171.3	189.6
Total net revenues	1,438.1	1,583.3	1,668.8

In Europe, the Group recorded an increase in sales of around 10.6% as a combination of a drop in the civil sector offset by significant increase in defence/law enforcement turnover. The increase in defence/law enforcement was due to a wider range of products (i.e. launch of new products) and a robust demand.

The decline in sales within the civil sector impacted all of the Group’s product lines, whereas the growth observed in the defence/law enforcement market positively contributed to the performance of the entire product portfolio.

In North America, the Group’s performance was broadly in line with the previous year. Firearms sales saw a slight decline of 1.9%, while a significant drop in ammunition sales was fully offset by a robust growth in the optics division.

The higher sales in the countries of the Rest of the World are attributable to both the civil market and the defence/law enforcement sector.

Moving to the financial analysis of the economic results, the Group recorded an increase in the profitability with an Ebitda of Eur 252.8 million, up by Eur 24.9 million compared to prior year (Eur 227.9 million). The increase of the Ebitda is mainly attributable to a combination of higher volumes and effective control over the structure costs, only partially eroded by a slightly lower margin on sales.

Below the operating margin, the Group recorded a positive financial result of Eur 6.2 million and taxes for Eur 43.3 million which brought the net income for the year to Eur 141.0 million. The net income attributable to minority interests amounted to Eur 5.3 million.

7

The key balance-sheet items as at 31 December 2024 compared with 31 December 2023 are summarized in the table below:

Eur million	Dec-2024	Dec-2023	Change
Non-current assets	448.9	433.3	15.6
Operating working capital	745.3	743.1	2.2
Other assets and liabilities	(109.8)	(148.6)	38.8

Net invested capital	1,084.4	1,027.8	56.6
Net cash & cash equivalents (indebtedness)	186.7	107.9	78.8
Shareholders equity	1,271.1	1,135.7	135.4

The net financial position at year-end was positive at Eur 186.7 million, reflecting an improvement of Eur 78.8 million compared to the beginning of the year.

The performance in terms of operating cash generation was robust, primarily supported by the net profit for the year. This was only partially offset by a modest increase in working capital, attributable to a solid performance in inventory management. The overall cash flow was subsequently impacted by investment outflows and the distribution of dividends to shareholders.

The headcount at year-end, including temporary staff, was 5,894 with a reduction of 312 people: the biggest portion of the decrease refers to the European factories because of the contraction of the volumes of production.

8

The table below shows the breakdown of the workforce by geographic area, compared with the previous year:

Headcount at year-end	2022	2023	2024
Europe	5,339	5,072	4,783
North America	705	682	706
Rest of the World	503	452	405
Total	6,547	6,206	5,894

Expenses related to R&D activities amounted to Eur 29.3 million (1.8% of net sales) and were completely charged to the income statement for the year. The biggest part of the activities was dedicated to products, both through the development and industrialization of new models and particularly innovative solutions, and through the continuous focus on improving the quality and reliability of the existing range.

New capital expenditures amounted to Eur 82.9 million (2023: Eur 62.3 million), or 4.9% of net sales, of which Eur 36.6 million for machinery, plants and tools & equipment; Eur 25.3 million for land and buildings and Eur 21.0 million for other assets.

The breakdown by geographical area in the last three years is shown in the following comparative table:

Capital Expenditure (Eur million)	2022	2023	2024
Europe	40.1	52.1	72.7
North America	9.5	8.3	8.6
Rest of the World	5.2	1.9	1.6
Total	54.8	62.3	82.9

New capital expenditures for machinery, plant and equipment have been focused, for both firearms and ammunition, on the main manufacturing plants. The primary capital expenditure for the year was the acquisition by the German subsidiary, RWS GmbH, of the lands and buildings located in Furth and Sulzbach-Rosenberg.

Finally, it is worth mentioning the Group’s constant commitment to guaranteeing and improving safety conditions at work for its employees, as well as its continuous attention to environmental and energy saving initiatives. In terms of safety, also in 2024 the main lines of action concerned the modernization and improvement of workplaces and the further strengthening of the safety culture within the individual companies.

2.2       Outlook

In the early months of 2025, the Group has been facing an uncertain market environment, mainly due to the announcement of a new trade conflict that may lead to the introduction of tariffs. These announcements have created uncertainty, especially in the civil market, where both European and U.S. might be affected by rising costs and unpredictable trade conditions. As a result, it has become more difficult to manage pricing, plan supply chains, and maintain clear visibility over the market outlook.

Conversely, the defence/law enforcement segment continues to demonstrate resilience. The Group’s backlog of multi-year contracts, alongside new orders secured in the recent period, provides a solid foundation to support a sustained level of turnover throughout the year. This forward-looking visibility contributes to a more stable outlook for this business line, despite the broader market challenges.

9

It is also important to note that during the early part of 2025, the Usd has depreciated against the Eur. This unfavourable exchange rate movement has had a negative impact on the Group’s commercial margins and financial results, particularly in markets where revenues are predominantly generated in Usd.

Given this complex macroeconomic environment, it remains challenging to provide a reliable outlook for the Group’s performance in 2025 especially in relation to the civil market. However, based on current visibility and the strength of the existing order book, it appears reasonable to expect that the defence/law enforcement sector will achieve commercial and financial results in line with, or potentially exceeding, those recorded in 2024.

2.3       Other information

None of the Companies in the consolidation scope hold, or have held during the year, Parent Company shares or Treasury Shares.

The Group is exposed to the following operational and financial risks:

Financial risks: as the Group is operative on global markets, it is exposed to a range of financial risks. The Group centrally manages these risks and minimizes them through use of derivative instruments within its “risk management” operations. Financial risks concern:

-	Exchange rate risk: as an international operator, the Group is exposed to exchange rate risks. The exposure stems from the significant amount of production costs incurred in Eur and sales revenues significantly sourced in Usd. The Group undertakes forward sales contracts in Usd in order to contain the exposure to exchange rate movements.

-	Interest rate risk: the Group is exposed to risk principally through the temporary investment of liquidity in bonds and from long-term financial payables. In relation to the investment in liquidity, the risk is managed through the diversification of securities and portfolio managers. In terms of financial payables, the Group may undertake derivative contracts which limit the impact of interest rate changes on the Income Statement.

-	Credit risk: this risk concerns the possibility that one of the parties which has entered into a recovery plan with reference to its exposure towards the Group becomes no more able to fulfil its obligations, resulting therefore in financial losses. The Group does not have an excessive concentration of credit risk taking into consideration the fact that it operates through different and various distribution channels minimizing any potential dependence from individual customers. In order to minimize credit risks, procedures and actions are put in place to limit the impact of any customer insolvencies.

-	Liquidity risk: this risk concerns the inability to source funds to meet financial commitments and obligations. The Group has always taken an extremely prudent approach and benefits from significant amounts of liquid and semi-liquid funding. The use of lending is largely on a medium/long-term basis, while short-term loans are mainly undertaken to cover extraordinary needs. The Group’s solid capital base ensures the adequate sourcing of additional lines of funding.

10

Country risk: in view of its international presence, the Group is exposed to Country risk, which however is offset by the adoption of a business diversification policy by product and region. In this regard, the Group monitors the development of the various risk components (political, economic/ financial and security) related to countries with significant political and economic instability.

Market risk: the Group primarily focuses on the Premium segments and, in geographical terms, sources most of its revenues from mature markets. In order to reduce the risk of saturation of segments/markets, the Group has for some time focused on regional diversification and is gradually extending the range of products to sectors and segments related to its traditional core market. Furthermore, the Group consistently invests in product and process innovation (protecting itself also through invention, model and design patents) to maintain its technologically advantages and devotes financial resources to marketing and advertising to protect the brand prestige (also ensuring a legal protection of company brands and products).

Product risk: considering the nature of most Group products, a high focus has always been placed on quality, particularly in terms of safe usage. In order to reduce the risk of incurring costs related to product liability damages to third parties, insurance contracts with appropriate coverage have been put in place.

Regulatory risk: the sale, purchase and possession of most Group products are subject to strict regulations. The introduction of any restrictive legislation may in certain cases impact Group business results. However, the high level of diversification of the Group in terms of geographical presence on the major markets, wide products’ portfolio and extensive number of sectors, significantly mitigate the possibility that a regulatory risk may have significant impacts on the Group as a whole.

Environment, security and health risks: the Group is exposed to health, workplace safety and environmental risks (accidents or work-related illnesses, environmental pollution due to uncontrolled emissions, the improper disposal of waste or the releasing of hazardous substances, non or partial compliance with applicable laws and rules). The occurrence of these events may result in criminal and/or administrative sanctions or fines, possibly of a not insignificant amount. In addition, particularly in severe cases, the involvement of public control bodies may impact normal production activities, with the possible production stops the shutdown of entire facilities. In this regard, the companies belonging to the Group have adequate organizational structures to guarantee the ongoing and systematic assessment of these risks and the consequent elimination or mitigation of those considered unacceptable.

Commodity price risk: in buying commodities (particularly copper, lead, steel, zinc, aluminum, etc.) to be used as raw materials in production, the Group is subject to a price risk. Commodity price changes can affect the margins of the operations concerned. In order to minimize the risk, the Group enters into fixed price purchase agreements and may also use financial hedging (lead swaps) to protect against adverse price movements.

11

Climate-related risk: although there is no single explicit standard on climate-related matters under the accounting principles applied by the Group, climate risk and other climate-related matters may impact a number of areas of accounting. Over the years Management has always adopted a pro-active approach, recognizing the importance of assessing the impact of climate change and its consequences on the Group’s activities. Over the past year, a preliminary assessment at group level has been as well commenced to be ready for the implementation of the mandatory requirements of the Corporate Sustainability Reporting Directive concerning climate risk disclosure, which will be mandated for FY2027 for Group, in accordance with the EU Omnibus package proposal in March 2025. As part of this preliminary exercise, Beretta Holding conducted a Double Materiality Assessment, identifying Climate Change as one of the key material topics for the Group. However, the evaluations conducted so far have been qualitative in nature, and no quantitative assessments have yet been carried out regarding the exposure of the Group’s assets to the impacts of climate change. Management monitors the potential risks resulting from the effects of climate change in the form of natural disasters, such as extreme weather events. So far, Management has not identified any material impacts of climate change on assumptions used (e.g. for impairment tests, fair value measurement, etc.) and on the Group’s financial reporting (e.g. provisions, fixed assets, etc.)

12

3.       Independent auditor’s report

13

14

15

4.       Consolidated statement of financial position

Eur thousand	Note	2024	2023
Intangible assets	8.4	59,594	81,542
Tangible assets	8.5	372,610	340,291
Financial fixed assets	8.6	16,728	11,474
Other financial assets	8.7	372	1,028
Deferred tax assets	8.8	19,151	19,562
Non-current assets		468,455	453,897
Inventories	8.9	679,152	754,462
Trade receivables	8.10	252,146	207,843
Tax receivables	8.11	40,436	30,085
Other receivables and current assets	8.12	30,609	22,670
Deferred tax assets	8.8	24,339	26,044
Financial assets	8.13	51,762	45,848
Cash and cash equivalents	8.14	363,965	350,451
Current assets		1,442,409	1,437,403
TOTAL ASSETS		1,910,864	1,891,300

Eur thousand	Note	2024	2023
Share capital	8.15.1	40,000	40,000
Share premium reserve	8.15.2	21,600	21,600
Legal reserve	8.15.3	4,000	4,000
Currency translation reserve	8.15.3	(19,918)	(32,507)
Other reserves	8.15.3	128	376
Retained earnings	8.15.4	1,041,606	965,390
Net result of the year		135,632	88,697
Group shareholders’ equity		1,223,048	1,087,556
Non controlling interest		48,043	48,177
NET EQUITY	8.15	1,271,091	1,135,733
Financial liabilities	8.16	133,359	188,616
Deferred tax liabilities	8.17	42,509	46,153
Tax payables	8.18	183	101
Provisions	8.19	46,210	50,565
Non-current liabilities		222,261	285,435
Financial liabilities	8.16	90,506	100,735
Advance payments	8.20	41,663	53,022
Trade payables	8.21	144,384	166,140
Tax payables	8.18	32,449	49,647
Other payables and current liabilities	8.22	81,862	82,881
Other financial liabilities	8.23	5,553	72
Provisions	8.19	21,095	17,635
Current liabilities		417,512	470,132
TOTAL LIABILITIES		639,773	755,567
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		1,910,864	1,891,300

The accompanying notes form an integral part of these consolidated financial statements

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5.       Consolidated income statement

Eur thousand	Note	2024	2023
Revenues	8.24	1,668,800	1,583,349
Other income	8.25	22,877	22,515
Change in inventories of finished goods and WIP		(72,097)	89,319
Use of raw materials, consumables, supplies and goods	8.26	(573,251)	(646,501)
Personnel	8.27	(422,686)	(432,378)
Services	8.28	(330,081)	(348,514)
Amortization, depreciation and write-downs	8.4; 8.5	(75,998)	(74,532)
Other operating costs	8.29	(39,452)	(37,510)
Operating income		178,112	155,748
Financial income	8.30	24,639	13,508
Financial expenses	8.31	(15,725)	(27,331)
Net exchange differences	8.32	(2,887)	1,841
Share of profit (loss) of associates	8.6	188	2,580
Income before taxes		184,327	146,347
Income taxes	8.33	(43,366)	(52,355)
Net income		140,961	93,992
Non controlling interest		(5,329)	(5,295)
Group net result		135,632	88,697

The accompanying notes form an integral part of this consolidated financial statements

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6.       Consolidated statement of changes in shareholders’ equity

Group shareholders’ equity									Non controlling interest
Eur thousand	Share Capital	Share premium reserve	Legal reserve	Currency translation reserve	Other Reserves	Retained earnings	Net result of the year	Group share-holders’ equity	Capital and reserves	Net result of the year	Non-controlling interest	Net Equity
Group shareholders’ equity 31/12/2023	40,000	21,600	4,000	(32,507)	376	965,390	(88,697)	1,087,556	42,882	5,295	48,177	1,135,733
Dividends	—	—	—	—	—	(15,000)	—	(15,000)	(3,545)	—	(3,545)	(18,545)
Changes in the translation reserves	—	—	—	12,589	—	—	—	12,589	(204)	—	(204)	12,385
Change in the FV of hedging derivatives	—	—	—	—	(248)	—	—	(248)	—	—	—	(248)
Allocation of prior year net income	—	—	—	—	—	88,697	(88,697)	—	5,295	(5,295)	—
Other movements	—	—	—	—	—	2,519	—	2,519	(1,714)	—	(1,714)	805
Net income of the year	—	—	—	—	—	—	135,632	135,632	—	5,329	5,329	140,961
Group shareholders’ equity 31/12/2024	40,000	21,600	4,000	(19,918)	128	1,041,606	135,632	1,223,048	42,714	5,329	48,043	1,271,091

The accompanying notes form an integral part of this consolidated financial statements

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7.       Other information: Consolidated cash-flow statement

Eur thousand	Dec-24	Dec-23
Net result	140,961	93,992
Adjustments (sub-total)	37,338	(35,520)
(Gain) losses on disposal of assets	(296)	(820)
Depreciation, impairment & write-off	74,112	72,793
Change in provisions	(755)	(1,684)
Net change in deferred tax assets and liabilities	(1,528)	(8,684)
Change in inventories	78,765	(64,967)
Change in trade receivables	(43,416)	1,785
Change in trade payables and advance payments	(33,420)	(15,022)
Net change in tax receivables/payables	(27,554)	(12,500)
Net change in other receivables/payables	(8,571)	(6,421)
Cash flows from operating activities	178,298	58,472
Cash flow from investments
Acquisition of intangible fixed assets	(6,843)	(6,587)
Acquisition of tangible fixed assets	(76,133)	(55,766)
Net disposal of fixed assets	786	3,162
Acquisition of equity investments and other investments	(4,158)	(2,163)
Acquisition of subsidiaries (gross of cash acquired)	(1,085)	—
Cash Flows used in investing activities	(87,433)	(61,354)
Cash flow from financing activities
Change in financial assets	(5,258)	13,043
Change in loans and borrowings (including bank overdrafts)	(65,534)	(31,569
Change in other financial liabilities	4,670	1,351
Dividends paid	(18,545)	(23,165
Other variations	(2,705)	(134
Cash Flows used in financing activities	(87,372)	(40,474)
Foreign exchange translation differences	10,021	(13,915)
Net change in cash and cash equivalents	13,514	(57,271)
Cash and cash equivalents at the beginning of the year	350,451	407,722
Cash acquired in purchasing of subsidiaries and non-controlling interests	—	—
Cash and cash equivalents at the end of the year	363,965	350,451

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8.       Notes to the consolidated financial statements

8.1       General information

Beretta Holding S.A. (hereafter the “Company”) was incorporated in Luxembourg on 25 April 2018 as a Societe Anonyme in accordance with the Luxembourg Law of 10 August 1915, as amended, on Commercial Companies for an unlimited period of time.

The Company is registered with the Trade and Companies Register of Luxembourg with the number B224055 and has its registered office at 9, rue Sainte Zithe, L-2763 Luxembourg.

The Group is a global leader in the design, production, and distribution of premium firearms, ammunitions, optics and related accessories, serving defence, law enforcement, and civilian markets through a diverse portfolio of renowned brands.

8.2       Basis of preparation

The consolidated financial statements of the Company together with its subsidiaries and associates (“the Group”) as at 31 December 2024 have been signed and authorized for issue by the Board of Directors on 04 June 2025. The Consolidated Financial Statements 2024 are subject to approval by the shareholders meeting.

The figures set out in these consolidated financial statements are expressed in Euro and all values are rounded to the nearest thousand (Eur thousand) unless otherwise stated.

The accounting policies applied in the preparation of these consolidated financial statements are set out below and are in line with the accounting principles generally accepted in the Grand Duchy of Luxembourg (Luxembourg GAAP) including a fair value option for certain financial instruments.

8.2.1	Content and form of the consolidated financial statements

The Group’s consolidated financial statements include those of Beretta Holding S.A. on 31 December 2024 as parent company and companies over which direct or indirect control is exercised.

As at 31 December 2024, the consolidation perimeter includes the following entities, consolidated according to the line-by-line method:

	Registered Office	%*	Total Group interest %**	Share capital
Parent Company: Beretta Holding S.A.	Luxembourg (Luxembourg)	100		40,000
Of the Parent Company: - Beretta Industrie S.p.A.	Gardone V.T. (Italy)	100	100	40,000
- Stoeger Silah Sanayi A.S.	Istanbul (Turkey)	100	100	767
- Beretta U.S.A. Corp.	Accokeek (MD-U.S.A.)	96.21	96.21	23,758
- Benelli U.S.A. Corp.	Accokeek (MD-U.S.A.)	60	100	2,888
- Beretta Benelli Iberica S.A.	Vitoria (Spain)	100	100	801

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- Beretta Hellas S.r.l.	Athens (Greece)	70	70	1,658
- Humbert Ctts S.A.S.	Veauche (France)	66	66	13,141
- Manfred Alberts GmbH	Wiehl (Germany)	80	80	100
- Sako Oy Ltd	Riihimaki (Finland)	100	100	6,728
- Burris Company Inc.	Greeley (CO-U.S.A.)	100	100	1
- Espingardaria Belga S.A.	Lisbon (Portugal)	99.99	99.99	50
- Outdoor Enterprise S.A.	San Vittore (Switzerland)	100	100	106
- 3 Arrows Services, Inc.	Accokeek (MD-U.S.A.)	100	100	1
- Steiner-Optik GmbH	Bayreuth (Germany)	100	100	6,130
- Gmk Ltd.	Fareham (UK)	80	80	302
- Beretta Australia Pty Ltd	Melbourne (Australia)	55	55	3,516
- Ammolux S.A.	Luxembourg (Luxembourg)	100	100	35,030
- Artemis Jagd und Sport GmbH	Bayreuth (Germany)	100	100	25
- Outdoor Enterprise Denmark ApS	Randers (Denmark)	100	100	2,550
- Outdoor Enterprise Sweden AB	Karlskoga (Sweden)	100	100	4,072
- Beretta Defense Technologies Kft.	Budapest (Hungary)	100	100	10
- Ammotec Austria GmbH	Wiener Neudorf (Austria)	100	100	298
- Mikx B.V.	Groningen (Netherlands)	60	60	47
Of the subsidiary Beretta Industrie S.p.A.: - Fabbrica D’Armi Pietro Beretta S.p.A.	Gardone V.T. (Italy)	100	100	5,200
- Benelli Armi S.p.A.	Urbino (Italy)	100	100	4,368
- Meccanica del Sarca S.p.A.	Dro (Italy)	100	100	1,520
- A. Uberti S.p.A.	Gardone V.T. (Italy)	65.94	65.94	1,577
Of the subsidiary Benelli Armi S.p.A.: - Benelli U.S.A. Corp.	Accokeek (MD-U.S.A.)	40	See above	See above
Of the subsidiary Beretta U.S.A. Corp.: - Cougar Corp.	Accokeek (MD-U.S.A.)	100	96.21	193
Of the subsidiary Sako Oy: - Stoeger Canada (1990) Ltd	Oshawa (Canada)	100	100	2
Of the subsidiary Benelli U.S.A. Corp.: - Stoeger Industries Inc.	Accokeek (MD-U.S.A.)	99.4	99.4	42
Of the subsidiary Steiner-Optik GmbH: - Chongqing WanCai Co., Ltd.	Chongqing (China)	100	100	2,010
- Steiner eOptics, Inc.	Beavercreek (OH-U.S.A.)	100	100	1
Of the subsidiary Stoeger Silah Sanayi A.S.: - Stoeger Ic Ve Dis Ticaret L.S.	Istanbul (Turkey)	100	100	2
Of the subsidiary Humbert Ctts S.A.S.: - Cougar France Eurl	Paris (France)	100	66	1,577
- Chapuis Armes S.A.S.	St-Bonnet-le-Chateau (France)	100	66	3,637
Of the subsidiary Beretta Australia Pty Ltd.: - Beretta New Zealand Ltd	Auckland (New Zealand)	100	55	479
Of the subsidiary GMK Ltd.: - Holland & Holland Ltd	London (UK)	100	80	88,065
- Centanex Ltd.	North Lincolnshire (UK)	100	80	0
- Ammotec UK Ltd.	Liskeard (UK)	100	80	18
Of the subsidiary Holland & Holland Ltd.: - Holland & Holland Sporting Weapons Limited	Dallas (TX-U.S.A.)	100	80	96
- W&C Scott (Gunmakers) Limited	London (UK)	100	80	0
Of the subsidiary Mikx B.V.: - Ammotec Benelux BVBA	Boechout (Belgium)	100	60	28
Of the subsidiary Ammolux S.A.: - Ammotec Deutschland GmbH	Fuerth (Germany)	100	100	100
- SwissP Defence A.G.	Thun (Switzerland)	100	100	12,750

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- MFS Defense Zrt	Sirok (Hungary)	100	100	12,695
- Norma Precision Inc.	Savannah (GA- U.S.A.)	100	100	963
- Nobel Precision LTDA	Catende-Rocadinho (Brazil)	100	100	78
- Norma Precision AB	Amotfors (Sweden)	100	100	218
- Hexagon Ammunition Zrt	Budapest (Hungary)	100	100	13
Of the subsidiary Ammotec Deutschland GmbH: - RWS GmbH	Fuerth (Germany)	100	100	25
- VS Medien GmbH	Nassau (Germany)	100	100	25
Of the subsidiary RWS: - Stadeln Genehmigungshaltergesellschaft mbH	Fuerth (Germany)	100	100	25
Of the subsidiary Norma Precision AB: - Gyttorp AB	Karlskoga (Sweden)	100	100	61

* Directly held by the Parent or by a group subsidiary
** Held by the Group

The associated companies as at 31 December 2024 are the following: Calzaturificio Zamberlan S.r.l. (Pieve di Torrebelvicino (Italy) - ownership: 40%); Energia Blu s.c.a.r.l. (Gardone V.T. (Italy) - ownership: 27%); Bindig QSTP-LLC (Doha (Qatar) - ownership: 49%); Montefeltro Sport S.r.l. (Urbino (Italy) - ownership: 15%);

The below transactions occurred in 2024 and did not have impacts on the consolidated financial statements:

a)	merger of the subsidiary Ammotec France into Humbert Ctts S.A.S;
b)	merger of the subsidiary Ammotec Finland Oy into Sako Oy;
c)	merger of the subsidiary Gyttorp Cartridge Company AB into Gyttorp AB;
d)	Outdoor Enterprise Denmark APS acquired the going concern of Sako Denmark branch;
e)	Outdoor Enterprise Sweden AB acquired the going concern of Sako Sweden branch.
f)	Beretta Holding S.A. purchased the investment in Outdoor Enterprise Sweden AB from the subsidiary Gyttorp AB;
g)	Ammolux S.A. purchased the investment in MFS Defense Zrt. from the subsidiary Ammotec Deutschland GmbH;
h)	Ammolux S.A. purchased the investment in Norma Precision AB from the subsidiary Ammotec Deutschland GmbH;
i)	Ammolux S.A. purchased the investment in Nobel Precision LTDA from the subsidiary Ammotec Deutschland GmbH;
j)	Ammolux S.A. purchased the investment in Norma Precision Inc. from the subsidiary Ammotec Deutschland GmbH;
k)	Mikx B.V. acquired the investment in Ammotec Benelux BVBA from Ammotec Deutschland GmbH;

The transactions below occurred in 2024 and had an impact in the consolidated financial statements:

a)	Beretta Holding S.A. acquired 60% of the shares of Mikx B.V.;
b)	Beretta Holding S.A. acquired an additional 10% of shares of GMK Ltd;
c)	Beretta Holding S.A. acquired an additional 46.17% of shares in Espingardaria Belga S.A.;
d)	Humbert Ctts S.A.S acquired all the minority shares in Chapuis Armes S.A.S.;

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e)	Beretta Industrie S.p.A and Benelli Armi S.p.A sold 34% of the investment in the associate company Montefeltro Sport S.r.l.;
f)	Beretta Industrie S.p.A sold its investment in the associate company Rottigni Officina Meccanica S.r.l..

The share capital of the overseas subsidiaries has been converted into Euro using the year-end exchange rates.

The financial statements included in the consolidation are those prepared by the respective Boards of Directors for Shareholders’ Meetings approval (where required).

The financial statements of all the subsidiaries included in the consolidated financial statements have been appropriately reclassified and adjusted in accordance with the basis of preparation listed in the present Note.

All companies included in the consolidated financial statements adopt the same reporting date as that of the parent company.

8.2.2	Consolidation principles

The consolidation process has been carried out according to the line-by-line method.

The following criteria were adopted under this method:

a)	the book value of investments is eliminated against the respective portion of shareholders’ equity on the recognition of the investee’s assets and liabilities; in the year of the acquisition, where the elimination gives rise to a positive difference, this is allocated, where possible, to the assets and liabilities of the consolidated companies and any residual amount is recorded under “goodwill”. Such amounts recognized as assets are amortized over their useful economic life. Where the useful economic life cannot be reliably estimated, goodwill is written off within a period not exceeding 10 years. The negative difference is allocated to the shareholder’s equity and the portion of capital and reserves attributable to minority shareholders of the consolidated subsidiaries is recorded in a specific shareholders’ equity account. Where the lower price paid is due to a realized gain, the negative difference is recorded in the consolidated income statement;
b)	equity investments are excluded from the consolidation scope from the beginning of the year where control is lost, or they are liquidated during the year;
c)	receivables and payables among consolidated companies are eliminated, as are any costs and revenues from inter-company transactions. Profits and losses of a significant amount, related to the main transactions carried out between the consolidated companies, are eliminated and included at year-end in the consolidated subsidiaries’ financial statements. In particular, gains included in the value of inventories deriving from inter-company transactions are eliminated by reducing the value of inventories for an amount equal to the profits themselves; where, in addition, for these gains within the Group the generating companies have provisioned taxes, the economic effect of such taxes is deferred until execution of the transaction with third parties;

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d)	balance sheets of overseas subsidiaries are converted into Euro using year-end exchange rates; income statements are converted into Euro using the average exchange rate for the year; exchange differences deriving from such conversions are recognized to currency translation reserve in the shareholder’s equity;
e)	the portion of consolidated net income (loss) pertaining to minority interests is indicated separately in the consolidated income statement.

The exchange rates used in these financial statements are the following:

	Income Statement		Balance Sheet
	2024	2023	31/12/2024	31/12/2023
US Dollar	1.0824	1.0813	1.0389	1.1050
Canadian Dollar	1.4821	1.4595	1.4948	1.4642
UK Sterling	0.8466	0.8698	0.8292	0.8691
Chinese Renminbi	7.7875	7.6600	7.5833	7.8509
Turkish Lira	35.5734	25.7597	36.7372	32.6531
Australian Dollar	1.6397	1.6288	1.6772	1.6263
New Zealand Dollar	1.7880	1.7622	1.8532	1.7504
Swedish Krona	11.4325	11.4788	11.4590	11.0960
Danish Krone	7.4589	7.4509	7.4578	7.4529
Swiss Franc	0.9526	0.9718	0.9412	0.9260
Brazilian Real	5.8283	5.4010	6.4253	5.3618
Hungarian Forint	395.3039	381.8527	411.3500	382.8000

8.2.3	Comparative figures

Due to a change in the accounting treatment of the defined benefit plans, certain expenses have been reclassified from “Personnel Costs” to “Financial Expenses” in the financial statements. In particular, the interest income and expenses and the remeasurement effects of defined benefit obligations have been reclassified from “Personnel costs” to “Other financial expenses”. Conversely, service costs related to defined benefit obligations have been the sole component kept in the “Personnel costs”. The management considers this reclassification an enhancement of the disclosure in line with the true and fair view principal foreseen by the Luxembourg generally accepted accounting principles. It is important to note that this reclassification does not affect the overall financial position or performance of the company, it only enhances the presentation.

Furthermore, the format of the income statement has been revised compared to the prior year to enhance its clarity. A new line item, ‘Share of profit (loss) of associates,’ has been added in line with the true and fair view principal foreseen by the Luxembourg generally accepted accounting principles.

The details of the amounts reclassified and the related amended notes to the consolidated financial statements are set out in the table below:

- Note 8.27 Personnel costs
Eur thousand		2023 Published	Reclassification	2023 Represented
Retirement pension and others		(15,834)	3,465	(12,369)

- Note 8.31 Financial expenses
Eur thousand	2023 Published	Reclassification (Defined benefit plan)	Reclassification (Associate)	2023 Represented
Financial expenses	(24,442)	(3,465)	576	(27,331)

- Note 8.30 Financial income
Eur thousand		2023 Published	Reclassification	2023 Represented
Financial income		16,664	(3,156)	13,508

- Share of profit (loss) of associates
Eur thousand		2023 Published	Reclassification	2023 Represented
Share of profit (loss) of associates		—	2,580	2,580

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8.2.4	Intangible assets

Intangible fixed assets are recognized at cost, net of amortization calculated on a straight-line basis according to the residual useful life. Development costs are amortized from the date of marketing the product, based on the period over which it is estimated that they will produce a financial benefit and in any event over a period not exceeding five years. Patents, intellectual property rights, concessions, licenses and trademarks are amortized over the remaining usage rights period, with a maximum limit of their legal duration.

The amortization rate and methods applied are as follows:

Intangible assets	Rate of amortisation	Depreciation method
Start-up and expansion costs	20%	Straight-line
Development costs	20%	Straight-line
Concessions, patents, licenses, trademarks and similar rights and assets	10% - 33%	Straight-line
Goodwill	20%	Straight-line
Other assets	10% - 33%	Straight-line

Where, regardless of the amortization already provided, an impairment should arise, the asset is written- down; accordingly, should in following periods the reasons for the write-down no longer exist, the value adjustment is reversed.

8.2.5	Tangible assets

Tangible fixed assets are recognized to the consolidated balance sheet at purchase or construction cost. This cost is adjusted by accumulated depreciation. Accumulated depreciation is calculated according to the economic-technical depreciation rates applied on a straight-line basis, which take into account the residual usage possibility of the assets. The rates are unchanged compared to the previous year and are as follows:

Tangible assets	Rate of depreciation	Depreciation method
Land and buildings	2.5% - 10%	Straight-line
Plant and machinery	6% - 6%	Straight-line
Other fixtures and fittings tools and equipment	12% - 33%	Straight-line

Where, regardless of the depreciation already provided, an impairment should arise, the asset is written-down; accordingly, should in following periods the reasons for the write-down no longer exist, the value adjustment is reversed.

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Maintenance, expansion, modernization, or improvement costs are capitalized if they generate a significant and tangible increase in capacity, productivity, safety, or useful life of tangible fixed assets, otherwise, they are charged to the consolidated income statement in the year incurred.

Lease contracts of property, plant, and equipment whereby the Group substantially holds all risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease inception at the lower of the leased asset fair value or the present value of the minimum lease payments. Lease payments are apportioned between finance costs and reductions against the residual liability so as to obtain a constant rate of interest on the outstanding liability. Depreciation and subsequent asset measurement policies are consistent with those of similar property, plant, and equipment.

Lease contracts for which a significant part of the risks and rewards incidental to ownership are kept by the lessor are classified as operating leases. Leasing expenses are recognized in the income statement and spread over the lease term on a straight-line basis.

8.2.6	Other Investments

Affiliated companies are those in which the Group exercises considerable influence but no form of control. Significant influence is presumed the case that more than 20% of voting rights are held; this threshold is reduced to 10% for listed companies. Affiliated companies are initially recorded at cost and then accounted for, using the equity method.

Affiliated companies for which updated financial information is not available and equity investment for which the Group does not exercise a significant influence are carried at purchase price including the expenses incidental thereto. Where the Group considers that fixed assets have suffered a durable decline in value, a value adjustment is recorded to reflect this impairment. These value adjustments are reversed if the reasons for which the value adjustments were made have ceased to apply.

8.2.7	Inventories

Inventories are made of raw materials and consumables, work in progress, finished goods, and goods for resale and payments on account.

Stocks of raw materials, consumables and finished goods, and goods for resale are recorded at lower of acquisition or production costs calculated on the basis of “first in, first out” (FIFO) method. A value adjustment is recorded where the market value is lower than the production cost. These value adjustments are not continued if the reasons for which the value adjustments were made have ceased to apply. Work in progress, semi-finished goods, and finished products are valued at real manufacturing cos, which includes raw materials, direct labour, and production costs.

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8.2.8	Receivables and other assets

Receivables originating from revenues for the sale of goods and services are recorded under current assets when the relative revenues are recognized.

Receivables that originate for other reasons are recorded when the “right” to the receivable arises and therefore when they represent an effective obligation of third parties towards the Group. When receivables have a financial nature, they are classified under non-current financial assets, with indication of the amount due within one year.

Receivables are carried at costs that generally correspond to their nominal value. A value adjustment is recorded when the estimated realizable value is lower than the nominal value. The realizable value is estimated on the basis of information available to the Board of Directors. These value adjustments are reversed if the reason for which the value adjustments were made has ceased to apply.

Other assets include accruals and prepayments that are represented by incomes and charges incurred during the financial year but related to the subsequent financial year.

8.2.9	Financial assets not held as fixed assets

Transferable securities are valued at market value, expressed in the currency in which the annual accounts are prepared.

The market value corresponds to:

-	the latest available quote on the valuation day for transferable securities listed on a stock exchange or traded on another regulated market;

-	a realization value determined by using the following valuation techniques based on assumptions made by the Board of Directors and market conditions existing at the balance sheet date;

the probable realization value estimated with due care and in good faith by the Board of Directors for transferable securities not listed on a stock exchange or not traded on another regulated market and for transferable securities listed on a stock exchange or traded on another regulated market where the latest quote is not representative.

8.2.10	Cash and cash equivalents

Cash at banks and on hand are recorded at their nominal value which approximates the expected realizable amount.

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8.2.11	Provisions

Allowances for risks and charges

Allowance for risks and charges are intended to cover losses or debts, the nature of which is clearly defined and which at the cut-off date are either likely to be incurred or certain to be incurred but uncertain as to their amount or as to the date on which they will arise.

Allowances for risks and charges may also be created to cover charges which have their origin in the financial year under review or a previous financial year, the nature of which is clearly defined and which at the cut-off date is either likely to be incurred or certain to be incurred but uncertain as to their amount or as to the date on which they will arise.

Provisions for pensions and similar obligations

Provisions for pensions and similar obligations are composed of employee termination indemnities and certain defined benefit plans. Employee termination indemnities represent the actual debt owed to employees according to legal obligations in certain jurisdictions and the labour contract in force, considering every form of long-term remuneration. The provision corresponds to the total of individual indemnities accrued up until 31 December 2024 in favour of employees as of the closing date of the consolidated financial statements, net of advances paid, and is equal to the sum that would have been paid to employees in the event employment had been terminated at that date. Defined benefit plans are accounted for using the present value of the defined benefit obligations by applying an actuarial valuation method. The increase in the present value of the defined benefit obligation resulting from employee service in the current period is recognized in the consolidated income statement.

The Pension plan contract, and the mechanics used to account for pension provisions have been analysed by the Management.

8.2.12	Payables and other liabilities

Payables originating from the acquisition of goods are recorded in the consolidated statement of financial position when the risks, charges, and significant benefits related to ownership have been substantially transferred. Payables for services are recorded when the services have been provided, or rather when the service has been undertaken.

Financial payables arising from financing operations and those other than from the acquisition of goods and services are recorded when the entity has an obligation to the counterparty based on legal and contractual conditions.

The account “Advance payments” refers to the advance payments received from customers relating to the supply of goods and services not yet performed.

Payables are recorded at their reimbursement value.

When the amount payable on account is greater than the amount received, the difference is shown as an asset and is written off over the period of the debt based on the effective interest method.

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8.2.13	Revenues

Revenues comprise the amounts derived from the sale of products and the provision of services falling within the Group’s ordinary activities after deductions of sales rebates value-added tax, and other taxes directly linked to the turnover.

8.2.14	Costs

Purchase costs are recognized on the basis of the occurrence principle. Raw materials, ancillary, consumables, and goods include accessory acquisition costs (transport, insurance, loading and unloading, etc.) where the supplier has included such costs in the purchase price, otherwise, they are recorded separately under service costs based on their nature.

8.2.15	Income and deferred taxes

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Provisions for taxation correspond to the difference between the tax liability estimated by the Group and the advance payments for the financial years for which the tax return has not yet been filed. The current tax provision is recorded under the caption “Current liabilities - Tax payables”.

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

a)	when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss;
b)	in respect of taxable temporary differences associated with investments in subsidiaries and associates, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized, except:

a)	when the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss;

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b)	in respect of deductible temporary differences associated with investments in subsidiaries and associates, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed each year and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed each year and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

8.2.16	Foreign currency transactions

Transactions in foreign currencies are translated into Eur at the exchange rates prevailing at the date of the transactions.

For subsequent measurement a distinction between monetary items and non-monetary items must be made.

The essential feature of a monetary item is a right to receive (or an obligation to deliver) a fixed or determinable number of units of currency. Monetary items include receivables and other assets, cash and cash equivalents, provisions and liabilities. All other items are non-monetary items.

Financial investments can be both monetary and non-monetary items. Debentures and interest-bearing securities (bonds) are monetary items. On the other hand, investments and securities, without vested claims to a specific or specifiable monetary amount (e.g. stock shares, investment shares) are non-monetary items.

Amounts prepaid for goods and services are non-monetary items since they are to be settled by the delivery of a non-monetary asset (and not a fixed or determinable monetary amount). When service interruption is indicated, such as in the case of a partial or full refund of the prepayment, the prepaid amounts are classified as monetary items.

Foreign currency monetary items are reported using the closing rate as of the cut-off date with an income statement effect to be recorded under Net Exchange Differences. An exception is represented by unrealized exchange gains on transactions for which the settlement is uncertain or not predictable, which are not recognized in the consolidated income statement.

Foreign non-monetary items are translated using historical exchange rates (rate at the date of the transaction) with no further revaluation/devaluation.

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8.2.17	Derivative financial instruments

The Group may enter into derivative financial instruments such as options, swaps, futures, or foreign exchange contracts.

Derivative financial instruments are fair valued based on market value/valuation techniques. Unrealized gains and losses are recorded in the profit and loss except if the financial instrument is designated as a hedge for exposure to the variability of future cash flows, in this case, the effective portion of the fair value of the instrument is reported in the Consolidated statement of the changes in the shareholders’ equity.

The market value of the derivative financial instruments corresponds to:

-	the latest available quote on the valuation day for derivatives listed on a stock exchange or traded on another regulated market;

-	the probable realisation value estimated through common valuation techniques based on assumptions made by the Board of Directors and market conditions existing at the balance sheet date.

8.3       Pillar Two legislation

The Company is subject to the fiscal law in force in Luxembourg applicable to all commercial companies. The Company is in scope of the OECD Pillar Two model rules (“the Pillar Two Rules”). The Pillar Two Rules have been enacted in Luxembourg and include the Income Inclusion Rule (“IIR”) and the Qualified Domestic Minimum Top-up Tax (“QDMTT”), effective from 31 December 2023, as well as the Undertaxed Profits Rule (“UTPR”), effective from 31 December 2024. The legislation imposes a minimum 15% effective tax rate.

No liability related to Pillar Two income taxes was identified, based on the analysis performed with the information available at the time of approving the accounts at the level of the Group. This serves as a best estimate, reflecting the data available at the time of closing the accounts of the Group. It should be noted that this Pillar Two disclosure is subject to change depending on the Pillar Two analysis covering the entire multinational enterprise (“MNE”) Group, which will be performed at a later date upon closing the consolidated financial statements of the Ultimate Parent Entity (“UPE”).

Deferred tax assets have not been recognized in respect of the following items:

Eur thousand	31/12/2023	Utilization for the year	Addition for the year	Revaluation due to change in tax rate	31/12/2024
Tax losses carried forward	38,018	—	29,793	—	67,811
Unrecognized deferred tax assets, net	7,151	—	5,727	(132)	12,746

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8.4       Intangible assets

The changes to the net book value of intangible assets in 2024 are set out in the table below:

Eur thousand	Startup and expansion costs	Development Costs	Concessions, patents, licenses, trademarks and similar rights and assets	Goodwill	Other assets	Payments on account and assets under development	Total
Cost at the beginning of the year	134	1,073	48,947	91,715	55,274	4,062	201,205
Additions for the year	29	45	4,660	—	32	2,077	6,843
Change in scope of consolidation	—	122	38	602	186	—	948
Disposals for the year	—	—	(19)	—	(1,488)	—	(1,507)
Transfers for the year					(12,983)	—	(12,983)
Exchange differences	1	9	544	31	200	6	791
Cost at the end of the year	164	1,249	54,170	92,348	41,221	6,145	195,297

Accumulated amortization - beginning of the year	20	965	43,861	54,637	20,180	—	119,663
Amortization for the year	96	16	3,783	10,229	7,351	—	21,475
Change in scope of consolidation	—	80	38	—	106	—	224
Amortization related to disposal	—	—	(14)	—	(1,478)	—	(1,492)
Transfers for the year	—	—	—	—	(4,797)	—	(4,797)
Exchange differences	2	(2)	425	—	205	—	630

Accumulated amortization - end of the year	118	1,059	48,093	64,866	21,567	—	135,703

Net book value:
31/12/2023	114	108	5,086	37,078	35,094	4,062	81,542
31/12/2024	46	190	6,077	27,482	19,654	6,145	59,594

The amortization of the year is mainly referred to Other assets (customer lists) and Goodwill recognized as part of the business combination following the acquisition of the ammunition business, no impairment indications were identified as at 31 December 2024.

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8.5       Tangible assets

Tangible assets amount to Eur 372.6 million in 2024. The changes to the net book value in 2024 are presented in the table below:

Eur thousand	Land and buildings	Plant and machinery	Other fixtures and fittings, tools and equipment	Payments on account and tangible fixed assets under development	Total
Cost at the beginning of the year	165,541	721,101	268,543	20,762	1,175,947
Additions for the year	25,344	25,072	11,546	14,171	76,133
Change in scope of consolidation	155	(60)	300	—	395
Disposals for the year	(1,581)	(9,063)	(3,775)	—	(14,419)
Transfers for the year	16,973	7,337	2,139	(13,466)	12,983
Exchange difference	2,336	129	2,671	98	5,234
Cost at the end of the year	208,768	744,516	281,424	21,565	1,256,273

Accumulated depreciation - beginning of the year	77,088	531,963	226,605	—	835,656
Depreciation for the year	6,485	33,163	13,054	—	52,702
Change in scope of consolidation	122	(21)	152	—	253
Depreciation related to disposal	(1,235)	(8,692)	(3,563)	—	(13,490)
Transfers for the year	4,797	—	—	—	4,797
Exchange difference	1,219	138	2,388	—	3,745
Accumulated depreciation - end of the year	88,476	556,551	238,636	—	883,663

Net book value:
31/12/2023	88,453	189,138	41,938	20,762	340,291
31/12/2024	120,292	187,965	42,788	21,565	372,610

The main investments in 2024 are related to land and building, plant, machineries and industrial and commercial equipment, and include:

-	purchase by the German subsidiary RWS GmbH of the lands and buildings located in Furth and Sulzbach-Rosenberg;

-	new machines and equipment to increase the defence/law enforcement production;

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-	new machines, equipment and tooling to develop new products;

-	investments to replace old machinery and equipment.

Capital expenditure is mainly concentrated in Italy, North America, Finland, Germany and Switzerland.

8.6       Financial fixed assets

Financial fixed assets are reported in the table below:

Eur thousand	31/12/2023	Increases / (Decreases)	Exchange differences	Change in scope	31/12/2024
Participating interests	4,519	188	571	(1,144)	4,134
Investments held as fixed assets	6,955	5,639	—	—	12,594
Total equity investments	11,474	5,827	571	(1,144)	16,728

Details of the effects resulting from the application of the equity method on participating interests are as follow:

Eur thousand	Total
31/12/2023	4,519
Elimination of gains arising by intercompany transactions	(83)
Dividends	—
Capital Increase	—
CTA Reserve	571
Portion of the result recorded in the Income Statement	271
Amortization of goodwill	—
Change in scope	(1,144)
31/12/2024	4,134

Investments held as fixed assets are accounted at both acquisition cost when held for an indefinite period of time and not listed on active markets and at fair value when shares are liquid and measurable based on publicly quoted market prices or third parties’ specific inputs (please refer to Note 8.2 - Basis of preparation).

The change in scope is referred to the sale of all the shares held in Rottigni Officina Meccanica S.r.l. and of the sale of a 34% stake in Montefeltro Sport S.r.l.. Management decides not to recognize any value adjustments on the investments accounted for at acquisition cost that show a carrying value higher than the pro-quota equity, since such differences has been deemed to be recoverable in the near future, considering the expected positive performance of the investments.

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8.7       Other financial assets

Other financial assets are mainly referred to guarantee deposits.

8.8       Deferred tax assets

Deferred tax assets amount to Eur 43.5 million (2023: Eur 45.6 million). The amount refers to benefits expected on temporary deductible differences on the basis of the reasonable certainty they will be recovered. Deferred tax assets and related temporary deductible differences are as follows:

Eur thousand	31/12/2024	Tax Effect	31/12/2023	Tax Effect
Consolidation adjustments	88,486	21,885	94,283	23,724
Allowance for obsolescence and other differences in inventory	17,074	4,490	18,962	4,916
Allowance for risks and charges	19,815	5,653	20,920	5,999
Allowance for warranties	2,291	642	2,251	629
Depreciation on revaluations of fixed assets	265	70	140	70
Doubtful debt provision not-deductible	901	224	928	228
Personnel costs	10,427	2,860	11,423	3,670
Agents’ termination indemnities	257	62	267	64
Allowance for returns and discounts	1,362	327	1,023	251
Losses from valuation of foreign currency balances	407	143	2,081	507
Tax losses carried forward	7,847	497	7,494	651
Other temporary differences	22,973	6,637	16,848	4,897
Total	172,105	43,490	176,620	45,606

Current		24,339		26,044
Non-Current		19,151		19,562

8.9       Inventories

The balance at year-end is reported below:

Eur thousand	31/12/2024	31/12/2023	Changes
Raw material, ancillaries and consumables	163,511	179,225	(15,714)
Work in progress and semi-finished products	78,291	98,741	(20,450)
Finished products and goods	432,557	471,446	(38,889)
Advances	4,793	5,050	(257)
Total	679,152	754,462	(75,310)

Inventories are net of an obsolescence allowance of approximately Eur 54.4 million (2023: Eur 74.6 million), mainly concerning finished products and goods for resale.

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8.10       Trade receivables

The balance at year-end is as follows:

Eur thousand	31/12/2024	31/12/2023	Changes
Third party trade receivables	233,275	194,548	38,727
Doubtful debt provision	(9,556)	(9,954)	398
Allowance for discounts and returns	(3,443)	(2,993)	(450)
Third party trade receivables	220,276	181,601	38,675
Trade receivables from associates	31,870	26,242	5,628
Total trade receivables	252,146	207,843	44,303

Receivables from associates mainly relates to trade receivables from associated company incorporated in the Middle East area for Eur 31.1 million (2023: Eur 24.8 million).

Receivables recognized in the financial statements, net of the provision for doubtful accounts and the allowance for discounts and returns, are entirely due within one year.

The following movements took place in the doubtful debt provision during the year:

Eur thousand	31/12/2023	Prov.	Losses	Release	Change in scope	Exchange Diff.	31/12/2024
Doubt. debt provision	9,954	1,349	(746)	(1,149)	53	95	9,556

The following movements took place in the allowance for discounts and returns during the year:

Eur thousand	31/12/2023	Prov.	Utiliz.	Release	Change Exchange in scope	Diff.	31/12/2024
Allow. for discounts & returns	2,993	350	(100)	—	—	200	3,443

8.11       Tax receivables

As at 31 December 2024 the caption amounts to Eur 40.4 million, compared to Eur 30.1 million in the previous year. Details are reported below:

Eur thousand	31/12/2024	31/12/2023	Changes
Income taxes receivables	21,170	5,891	15,279
Other tax receivables	8,145	9,892	(1,747)
VAT receivables	11,121	14,302	(3,181)
Total tax receivables	40,436	30,085	10,351

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8.12       Other receivables and current assets

Other receivable and current assets amount to Eur 30.6 million (2023: Eur 22.7 million) and are detailed below:

Eur thousand	31/12/2024	31/12/2023	Changes
Advances to suppliers	6,404	5,270	1,134
Due from insurance companies for pension provision	7,818	2,370	5,448
Guarantee Deposits	1,310	1,180	130
Credit notes to be received	301	250	51
Due to Welfare Institution	43	25	18
Others	5,541	3,671	1,870
Total Other receivables	21,417	12,766	8,651
Accrued incomes	544	286	258
Prepayments	8,648	9,618	(970)
Total Accrued incomes and Prepayments	9,192	9,904	(712)
Total Other receivables and current assets	30,609	22,670	7,939

The increase in caption “Due from insurance companies for pension provision” is mainly due to remeasurement effect of the defined benefit plan in our subsidiary in Switzerland, which results in a net asset position of Eur 5.7 million.

8.13       Financial assets

The caption amounts to Eur 51.8 million as at 31 December 2024 (2023: Eur 45.8 million) and refer mainly to marketable securities. The breakdown is as follows:

Eur thousand	31/12/2024	31/12/2023	Changes
Equity investments in other companies	27	26	1
Marketable securities	51,735	45,822	5,913
Total	51,762	45,848	5,914

8.14       Cash and cash equivalents

As at 31 December 2024, cash and cash equivalents comprise the following balances:

Eur thousand	31/12/2024	31/12/2023	Changes
Cash at hand	358,502	346,753	11,749
Restricted cash	5,463	3,698	1,765
Total	363,965	350,451	13,514

The changes in cash and cash equivalents and the Group’s net financial position are reported in the consolidated cash flow and commented on in the management report.

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8.15       Net Equity

8.15.1	Share capital

The subscribed share capital as at 31 December 2024 amounts to Eur 40,000 thousand divided into 80,000 thousand shares with a nominal value of Eur 0.50 each.

8.15.2	Share premium reserves

As at 31 December 2024, the share premium amounts to Eur 21,600 thousand.

8.15.3	Reserves

8.15.3.1       Legal reserve

As of 31 December 2024, the legal reserve amounts to Eur 4,000 thousand.

8.15.3.2       Currency translation reserve

As at 31 December 2024, currency translation reserve amount to Eur (19,918) thousand (2023: Eur (32,507) thousand). The change refers mainly to the significant fluctuation of the Eur/Usd spot rate.

8.15.3.3       Other reserves

As at 31 December 2024, other reserves amount to Eur 128 thousand and are referred to the effective portion of the fair value of derivatives financial instruments designated as a hedge for exposure to variability of future cash flows.

8.15.4	Retained earnings and consolidation reserves

This account amounts to Eur 1,041.6 million and mainly includes the difference between the shareholders’ equity of the consolidated companies and their respective book values.

8.16       Financial liabilities

The detail is summarized in the table below:

	31/12/2024			31/12/2023
Eur thousand	Current	Non-Current	Total	Current	Non-Current	Total
Bank Loans	88,445	133,344	221,789	97,871	188,593	286,464
Others Financial Liabilities	2,061	15	2,076	2,864	23	2,887
Total Financial Liabilities	90,506	133,359	223,865	100,735	188,616	289,351

Financial debts towards banks amount to Eur 221.8 million (2023: Eur 286.5 million). The balance of Eur 133.3 million includes loans due within 5 years.

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The medium/long-term loans of some Group companies were undertaken at variable rates and converted to a fixed rate through hedging contracts (IRS), with the same nominal value and repayment plans of the underlying financial payables.

Most loans are granted on an unsecured basis, only certain subsidiaries have granted securities for an amount of Eur 2,199 thousand.

As at 31 December 2024, no guarantees were provided over the financial liabilities toward other financial institutions.

8.17       Deferred tax liabilities

Deferred taxes are recorded on taxable temporary differences and amount to Eur 42.5 million (2023: Eur 46.2 million). The nature of such liabilities is detailed in the following tables:

Eur thousand	31/12/2024	Tax Effect	31/12/2023	Tax Effect
Accelerated depreciation	58,557	12,474	57,015	11,980
Provisions	22,042	4,749	21,553	4,884
Consolidation adjustments	138,061	18,731	135,370	21,228
Other temporary differences	28,982	6,555	19,665	4,150
Total	247,642	42,509	233,603	42,242
Provision for tax contingencies		—		3,911
Total		42,509		46,153

Deferred taxes on accelerated depreciation and provisions mainly relate to foreign subsidiaries. Deferred taxes on consolidation entries include the effects of the purchase price allocation exercise following the acquisition of Ammotec which concluded on a step-up in value of Eur 35,260 thousand on contracts with customers (intangible assets) and the consequent recognition of a deferred tax liability impact for the current year to Eur 4,919 thousand (2023: Eur 6,676 thousand).

8.18       Tax payables

The details are as follows:

	31/12/2024			31/12/2023
Eur thousand	Current	Non-Current	Total	Current	Non-Current	Total
Payables to Tax Authorities on behalf of employees	6,134	—	6,134	6,520	—	6,520
Payables for VAT	5,992	139	6,131	7,420	49	7,469
Payables for income taxes and other taxes	20,323	44	20,367	35,707	52	35,759
Total	32,449	183	32,632	49,647	101	49,748

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8.19       Provisions

The movement of non-current and current provisions are set out in the table below.

Eur thousand	31/12/2023	Prov.	Utiliz.	Release	Change in scope	Exchange Diff.	31/12/2024
Employees severance indemnity	9,966	56	(2,028)	—	(146)	—	7,848
Provisions for pensions and similar obligations	40,599	346	(2,439)	(18)	146	(272)	38,362
Non-current provisions	50,565	402	(4,467)	(18)	—	(272)	46,210
Other Provisions	17,635	9,511	(3,053)	(3,130)	—	132	21,095
Current provisions	17,635	9,511	(3,053)	(3,130)	—	132	21,095
Total	68,200	9,913	(7,520)	(3,148)	—	(140)	67,305

Employees’ severance indemnity is mainly recognized on the basis of the legal obligation upon companies in certain jurisdictions and concerns a payable to employees which will be settled on the conclusion of employment.

Provision for pensions and similar obligations are mainly referred to the companies active in the production of ammunitions, which maintains various defined benefit plans for employees. The main employees’ benefit plans are in Germany and Sweden.

The details of other provisions are as follows:

Eur thousand	31/12/2023	Prov.	Utiliz.	Release	Change in scope	Exchange Diff.	31/12/2024
Allowance for industrial risks and charges	1,612	939	(138)	—	—	—	2,413
Allowance for warranties	8,388	2,052	(43)	(96)	—	—	10,301
Other allowances for risks & future charges	7,635	6,520	(2,872)	(3,034)	—	132	8,381
Total	17,635	9,511	(3,053)	(3,130)	—	132	21,095

At year-end, an amount of Eur 2,746 thousand has been released from “Other allowances for risks & future charges” in the caption “Other income” to match the consolidated losses recorded by the subsidiaries Holland & Holland Ltd and Holland & Holland Sporting Weapons Limited in 2024. The business combination resulted from the acquisition of the subsidiary in February 2021 concluded in a negative difference of Eur 15,115 thousand which has been recorded in the “Provision” and used to match the future losses. As at 31 December 2024, this difference is fully amortised.

8.20       Advance payments

Advances amount to Eur 41.7 million (2023: Eur 53.0 million) and mainly refer to advances received from customers. The account decreased by approximately Eur 11.3 million compared to the previous year due to fulfillment of orders from customers in both ammunition and firearms markets.

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8.21       Trade payables

Trade payables amount to Eur 144.4 million and show a decrease of Eur 21.7 million compared to prior year (2023: Eur 166.1 million). The balance includes ordinary accounts payable to suppliers and are all due within the year.

8.22       Other payables and current liabilities

Other payables and current liabilities are detailed below:

Eur thousand	31/12/2024	31/12/2023	Changes
Social security payable	7,281	7,512	(231)
Payables to personnel for wages and salaries	11,049	10,750	299
Payables to personnel for holidays and leave	20,856	21,269	(413)
Payables to personnel for bonuses	11,067	11,903	(836)
Credit Notes to be issued	7,559	6,681	878
Accrued Expenses and deferred income	19,363	17,249	2,114
Others	4,687	7,517	(2,830)
Total other payables	74,581	75,369	(788)
Total other current liabilities	81,862	82,881	(1,019)

8.23       Other financial liabilities

The companies enter into forward contracts in order to fix the impact of the foreign exchange in their operations.

As at 31 December 2024 the derivatives have a negative fair value of Eur 5.6 million.

8.24       Revenues

Sales revenues of the year amount to Eur 1,668.8 million and show an increase of Eur 85.5 million compared to 2023.

Net turnover is referred to sales of light firearms, ammunitions, optics and accessories in both civil and defence/law enforcement markets.

The breakdown of sales by geographical area is set-out in the table below:

Eur million	2024	2023	Changes
Europe	836.2	756.1	80.1
North America	643.0	655.9	(12.9)
Rest of the World	189.6	171.3	18.3
Total revenues from sales and services	1,668.8	1,583.3	85.5

Reference should be made to the management report for further details on the sales trend in 2024 and in the previous years.

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8.25       Other income

Other revenues in 2024 amount to Eur 22.9 million (2023: Eur 22.5 million) and are broken down as follows:

Eur thousand	2024	2023	Changes
Internal cost capitalized under fixed assets	4,475	4,491	(16)
Operating grants	1,657	2,075	(418)
Insurance compensation	142	21	121
Recovery of costs/sundry refunds	1,831	3,429	(1,598)
Royalties	374	400	(26)
Reversal of allowances for risks and charges	3,073	6,102	(3,029)
Reversal of doubtful debts provision	1,149	93	1,056
Gains from sales of fixed assets	343	671	(328)
Other	9,833	5,233	4,600
Total	22,877	22,515	362

8.26       Use of raw materials, consumables, supplies and goods

The caption amounts in 2024 to Eur 573.3 million (2023: Eur 646.5 million).

8.27       Personnel costs

Personnel costs amount to Eur 422.7 million (2023: Eur 432.4 million).

Eur thousand	2024	2023	Changes
Wages and salaries	320,206	318,262	1,944
Social security contributions	71,019	70,835	184
Employee severance indemnity	3,352	4,736	(1,384)
Retirement pension and others	9,359	12,369	(3,010)
Other personnel costs	18,750	26,176	(7,426)
Total	422,686	432,378	(9,692)

There has been a reclassification in the comparative amounts between Wages and Salaries, Social Security Contributions, and Employee Severance Indemnity to enhance the clarity of the presentation, as shown in the table below:

Eur thousand	2023 Restated	2023	Changes
Wages and salaries	318,262	309,497	8,765
Social security contributions	70,835	77,841	(7,006)
Employee severance indemnity	4,736	6,495	(1,759)

Additionally, as described in the Note 8.2.3 the amount referred to the interest and the remeasurement of the defined pension fund (Eur 3,465 thousand) has been reclassified from the account “Retirement Pension and others” to “Other financial expenses” (Note 8.31).

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The average workforce is 6,039 (including temporary employees). The breakdown is as follows:

Average workforce	2024	2023	Changes
Executives	144	151	(7)
White-collar	2,223	2,277	(54
Blue-collar	3,672	3,988	(316)
Total	6,039	6,416	(377)

Other personnel costs include the economic impacts of the pension plans of the companies active in the production of ammunitions in Germany, Sweden and Switzerland which resulted in the recognition of a cost of Eur 3,467 thousand.

In June 2024, Beretta Holding paid emoluments that amounts to Eur 290 thousand to the members of the Board of Directors. The Company has accrued the same amount to be paid in 2025, in accordance with the decision of the Shareholders Meeting held on 19 June 2024.

8.28       Services

In 2024, costs for services amount to Eur 330.1 million (2023: Eur 348.5 million) and are detailed as follows:

Eur thousand	2024	2023	Changes
Outsourcing	39,680	50,563	(10,883)
Advertising & promotions	32,214	33,540	(1,326)
Commissions	27,053	24,715	2,338
Maintenance and repairs	43,743	44,976	(1,233)
Transport of sales	33,811	35,233	(1,422)
Personnel travel costs	13,406	12,300	1,106
Professional fees	13,616	16,668	(3,052)
Utilities	19,662	21,378	(1,716)
IT services	18,156	18,740	(584)
Legal, administrative, tax and other services	9,930	7,424	2,506
Trade fairs	7,571	8,712	(1,141)
Product and process research and development	3,301	3,581	(280)
Transport of purchases	4,948	5,877	(929)
Insurance	7,345	7,614	(269)
Bank charges	3,418	4,186	(768)
Catalogues	1,395	1,615	(220)
Cleaning & security	6,986	6,575	411
Testing	2,705	3,550	(845)
Communications	1,541	1,631	(90)
Training	2,225	2,123	102
Other	37,375	37,513	(138)
Total	330,081	348,514	(18,433)

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8.29       Other operating costs

The caption amounts to Eur 39.5 million (2023: Eur 37.5 million) and is detailed as follows:

Eur thousand	2024	2023	Changes
Rental Costs	14,066	15,894	(1,828)
Operating Leases	2,869	2,435	434
Licenses	1,366	2,171	(805)
Other lease and rental costs	2,354	2,217	137
Total leases and rentals costs	20,655	22,717	(2,062)
Duties and non-income taxes	3,021	3,386	(365)
Membership fees	2,475	2,346	129
Liberalities	1,104	1,007	97
Others	12,197	8,054	4,143
Total other costs	18,797	14,793	4,004
Total	39,452	37,510	1,942

8.30       Financial income

The caption “Financial income” amounts to Eur 24.6 million in 2024 (2023: Eur 13.5 million) and includes financial income from investments in securities (Eur 7.2 million), the interest income and the results of the remeasurement of the defined benefit plan (Eur 9.0 million) and bank interests (Eur 7.4 million).

As described in the Note 8.2.3, the result related to associates has now been reclassified under a new line item in the income statement titled “Share of profit (loss) of associates” (2023: Eur 3.2 million).

8.31       Financial expenses

The caption “Financial expenses” amounts to Eur 15.7 million (2023: Eur 27.3 million) and includes interests on loans and borrowings (Eur 13.7 million) and the negative impacts recorded on transferable securities (Eur 0.4 million).

As described in the Note 8.2.3 the amount referred to the interest and the remeasurement of the defined pension fund in 2023 (Eur 3,465 thousand) has been reclassified from the account “Retirement Pension and others” (Note 8.27) to the present caption “Financial expenses”. Furthermore, the result related to associates has now been reclassified under a new line item in the income statement titled “Share of profit (loss) of associates” (2023: Eur 0.6 million).

8.32       Net exchange differences

The detail of the caption is set-out in the table below:

Eur thousand	2024	2023	Changes
Net exchange gains (losses) on financial assets and liabilities	(11)	(261)	250
Other net exchange gains (losses)	(2,876)	2,102	(4,978)
Total	(2,887)	1,841	(4,728)

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8.33       Income taxes

The breakdown for 2024 is as follows:

Eur thousand	2024	2023	Changes
Current taxes	(40,142)	(65,098)	24,956
Deferred tax income (charges)	(3,224)	12,743	(15,967)
Total	(43,366)	(52,355)	8,989

8.34       Audit fees

The table below shows the audit fees for the year 2024 for the audit and non-audit services provided by the independent auditors and entities belonging to the network.

Eur thousand	2024	2023	Changes
Parent Company and subsidiaries audit	1,456	1,558	(102)
Audit related fees	316	270	46
Tax related fees	310	107	203
Total	2,082	1,935	147

8.35       Off balance sheet commitments and contingent liabilities

Off-balance sheet commitments and contingent liabilities are reported below:

-	corporate guarantees amount to Eur 20.7 million and include guarantees to banks on behalf of subsidiaries and associated companies;

-	other unsecured guarantees amount to Eur 51.7 million and principally refer to credit mandates and letters of patronage issued to the banks in guarantee of credit lines in favour of a number of subsidiaries and associated companies;

-	sureties in favour of institutional clients amount to Eur 0.7 million;

-	bank guarantees amount to Eur 13.3 million;

-	rents and lease commitments amount to Eur 10.9 million.

8.36       Transactions with related parties

We report that all transactions with related parties have been executed on an arm’s length basis.

8.37       Significant events after the end of the year

In January 2025, Beretta Holding S.A. acquired 70% of the share capital of a Norwegian private limited liability company with registered office in Askeland, Norway.

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In March 2025, the above-mentioned Norwegian subsidiary has purchased 100% of the share capital of its core manufacturer incorporated in Eikeskogvegen, Norway.

In May 2025, Beretta Holding S.A. purchased 34% of shares owned by the minority shareholder of one of its French subsidiaries. After this transaction, the subsidiary is now owned 100% by the Group.

In early April 2025, the Trump administration announced new tariffs on nearly all foreign imports. The Company considers these events as subsequent non-adjusting events. The Group currently is evaluating the potential impact of these tariffs on the business and financial condition. The actual impact of the new tariffs is subject to several factors, including the effective date and duration of such tariffs, changes in the amount, scope, and nature of the tariffs in the future, any countermeasures that the target countries may take, and any mitigating actions that may become available. In light of, the foregoing uncertainties, at this time, the Group is unable to predict the evolution or ultimate outcome of these developments or to quantify the impact that the new tariffs and measures could have on its business or financial condition.

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Annual Accounts as at 31 December 2024

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1.       Independent auditor’s report

48

49

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2.       Abridged balance sheet

Amounts in Eur	Reference(s)		Current year		Previous year
Assets
A. Subscribed capital unpaid		101	—	102	—
I. Subscribed capital not called		103	—	104	—
II. Subscribed capital called but unpaid		105	—	106	—
B. Formation expenses		107	—	108	—
C. Fixed assets		109	816,420,515.39	110	766,195,970.58
I. Intangible assets	4.4	111	—	112	858.70
II. Tangible assets	4.5	125	63,469.40	126	79,533.83
III. Financial assets	4.6	135	816,357,045.99	136	766,115,578.05
D. Current assets		151	283,497,705.97	152	322,482,298.80
I. Stocks		153	—	154	—
II. Debtors	4.7	163	203,609,671.07	164	266,725,999.20
a) becoming due and payable within one year		203	18,848,070.80	204	16,827,724.01
b) becoming due and payable after more than one year		205	184,761,600.27	206	249,898,275.19
III. Investments	4.8	189	29,004,423.03	190	28,176,548.73
IV. Cash at bank and in hand		197	50,883,611.87	198	27,579,750.87
E. Prepayments	4.9	199	1,047,040.66	200	1,442,331.47
TOTAL ASSETS		201	1,100,965,262.02	202	1,090,120,600.85

Amounts in Eur	Reference(s)		Current year		Previous year
Capital reserves and liabilities
A. Capital and reserves	4.10	301	893,560,741.34	302	831,149,265.05
I. Subscribed capital	4.10.1	303	40,000,000.00	304	40,000,000.00
II. Share premium account	4.10.2	305	21,600,000.00	306	21,600,000.00
III. Revaluation reserve		307	—	308	—
IV. Reserves	4.10.3	309	4,000,000.00	310	4,000,000.00
V. Profit or loss brought forward	4.10.4	319	750,549,265.05	320	705,858,710.83
VI. Profit or loss for the financial year		321	77,411,476.29	322	59,690,554.22
VII. Interim dividends		323	—	324	—
VIII. Capital investments subsidies		325	—	326	—
B. Provisions	4.11	331	264,851.15	332	252,851.15
C. Creditors	4.12	435	207,139,669.53	436	258,718,484.65
a) becoming due and payable within one year		453	78,339,669.54	454	54,271,751.77
b) becoming due and payable after more than one year		455	128,799,999.99	456	204,446,732.88
D. Deferred income		403	—	404	—
TOTAL CAPITAL, RESERVES AND LIABILITES		405	1,100,965,262.02	406	1,090,120,600.85

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3.       Abridged Profit and loss accounts

Amounts in Eur	Reference(s)		Current year		Previous year
1. to 5. Gross profit or loss	4.13	651	(1,087,537.50)	652	(765,130.39)
6. Staff costs	4.14	605	(2,966,999.60)	606	(2,798,773.17)
a) Wages and salaries		607	(2,529,803.91)	608	(2,391,505.74)
b) Social security costs		609	(217,555.77)	610	(207,673.72)
i) relating to pensions		653	(203,988.44)	654	(194,744.20)
ii) other social security costs		655	(13,567.33)	656	(12,929.52)
c) Other staff costs		613	(219,639.92)	614	(199,593.71)
7. Value adjustments	4.15	657	(24,616.12)	658	(125,692.64)
a) in respect of formation expenses and of tangible and intangible fixed assets		659	(24,616.12)	660	(23,427.72)
b) in respect of current assets		661	—	662	(102,264.92)
8. Other operating expenses	4.16	621	(603,622.28)	622	(1,250,665.89)
9. Income from participating interests	4.17	715	79,603,305.17	716	73,289,186.00
a) derived from affiliated undertakings		717	79,603,305.17	718	73,289,186.00
b) other income from participating interests		719	—	720	—
10. Income from other investments and loans performing part of the fixed assets		721	—	722	—
a) derived from affiliated undertakings		723	—	724	—
b) other income not included under a)		725	—	726	—
11. Other interest receivable and similar income	4.18	727	15,455,688.95	728	15,392,472.88
a) derived from affiliated undertakings		729	12,659,454.88	730	13,584,609.14
b) other interest and similar income		731	2,796,234.07	732	1,807,863.74
12. Share of profit or loss of undertakings accounted for under the equity method		663	—	664	—
13. Value adjustments in respect of financial assets and of investments held as current assets	4.19	665	(1,102,074.47)	666	(8,731,664.73)
14. Interest payable and similar expenses	4.20	627	(11,454,704.85)	628	(13,955,167.65)
a) concerning affiliated undertakings		629	(641,193.57)	630	(2,414,205.30)
b) other interest and similar expenses		631	(10,813,511.28)	632	(11,540,962.35)
15. Tax on profit or loss		635	—	636	—
16. Profit or loss after taxation		667	77,819,439.30	668	61,054,564.41
17. Other taxes not shown under items 1 to 16	4.21	637	(407,963.01)	638	(1,364,010.19)
18. Profit or loss for the financial year		669	77,411,476.29	670	59,690,554.22

4.       Notes to the annual accounts

4.1       Corporate Matters

Beretta Holding S.A. (hereafter the “Company”) has been incorporated in Luxembourg on 25 April 2018 as a Societe Anonyme in accordance with the Luxembourg Law of 10 August 1915, as amended, on Commercial Companies for an unlimited period of time.

The Company is registered with the Trade and Companies Register of Luxembourg with the number B 224055 and has its registered office at 9, rue Ste Zithe, L-2763 Luxembourg.

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4.1.1	Nature of the Company’s business

In accordance with its articles of incorporation, the object of the Company is:

a)	to acquire entity interests in other companies or entities both in Luxembourg and abroad, operating predominantly in the industrial sector or having purposes similar to those pursued by industrial companies;
b)	to establish or take part in the establishment of other companies or businesses operating predominantly in the industrial sector;
c)	to finance and provide the technical, financial and managerial coordination of companies or entities in which it holds an equity interest;
d)	to provide services related to the organization, implementation and management of information systems and the data processing for subsidiary companies and legal entities;
e)	to purchase and sell plant and equipment (hardware) for electronic data processing, assistance during installation and operation;
f)	to produce and sell software designed to pursue the business purpose specified above;
g)	to provide financial, administrative, organizational, marketing, advertising and public relation services, as well as management services generally relating to subsidiary companies and affiliates;
h)	to provide technical services connected, directly or indirectly, to production and industrial activities generally relating to subsidiary companies and affiliates;
i)	to coordinate and control industrial, commercial and management operations generally relating to subsidiary companies and affiliates;
j)	to purchase, for any title whatsoever, sell, exchange, dispose at any title, construct, reconstruct and restructure, demolish, administer and manage on its own account or on third-party account immovable property of any kind and use;
k)	to enter into lease, sublease, rental, sub-rental and financial lease agreements as users, and into contracts relating to immovable property of any kind and use;
l)	to grant endorsement, guarantees and any kind of sureties for the benefit of any group entities to cover bonds and liabilities of such entities toward any third parties, as well as to carry out any commercial, industrial and financial transactions relating to securities and real estate property that the administrative body deems useful or convenient in achieving the business purpose of the Company, as well as to take on and sell directly or indirectly, any equity interests or shares in other companies or businesses, already established or to be established, having the same, a similar or related purpose.

4.1.2	Annual accounts

The financial year of the Company is identical to the calendar year, from 1 January to 31 December of each year.

The Company also prepares consolidated financial statements, which are filed in accordance with the Luxembourg Law of 10 August 1915, as amended, on Commercial Companies. The consolidated financial statements of the Company are available at its registered office 9, rue Sainte Zithe 2763, Luxembourg.

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4.2       Basis of preparation

4.2.1	General principles

These annual accounts have been prepared in accordance with Luxembourg legal and regulatory requirements relating to the preparation of the annual accounts.

The accounting and valuation policies are determined by the Board of Directors in compliance with the Law of 19 December 2002.

4.3       Significant accounting policies

4.3.1	Foreign currency transactions

The values are rounded to the second decimal place.

The Company maintains its accounting records in Eur and the annual accounts are expressed in this currency.

Transactions in foreign currencies are translated into Eur at the exchange rates prevailing at the date of the transactions.

Formation expenses, fixed assets in foreign currencies are kept at historical exchange rates at the Balance Sheet date.

Monetary assets and liabilities in foreign currencies are revalued at the exchange rate prevailing at the Balance Sheet date. Exchange gains and losses are recorded in the Profit and Loss account.

Other non-monetary assets and non-monetary liabilities in foreign currencies are kept at historical exchange rates or revalued at exchange rates prevailing at the Balance Sheet date, respectively if the latter rate is lower or higher. Accordingly, exchange losses are recognized immediately in the Profit and Loss account. Exchange gains are recorded in the Profit and Loss account at the moment of their realization.

Forward foreign exchange transactions are valued at the forward rate for the remaining term ruling on the balance sheet date. In case of unrealized gains, there are not recognized in the Profit and Loss account. In case of unrealized losses, a provision is recorded to cover the potential losses.

Where there is an economic link between an asset and a liability or a hedge relationship is established, they are valued in aggregate according to the principles described above.

Revenues and expenses in foreign currencies are translated into Eur at the exchange rates applicable at the date of the transaction. Exchange gains are included in “Other interest receivable and similar income” and exchange losses in “Interest payable and similar charges”.

4.3.2	Intangible fixed assets

Intangible fixed assets are carried at purchase price including the expenses incidental thereto, or at production costs, less accumulated amortization. Amortization is recognized on a straight-line basis over the estimated remaining useful life of the assets. The amortization rate and methods applied are as follows:

	N. years	Rate of amortization
Patents, Licenses, trademarks and similar rights and assets inquired	From 3 to 5 years	From 33% to 20%

Where the Company considers that intangible fixed assets have suffered a durable decline in value in excess of the accumulated amortization recognized, an additional write-down is recorded to reflect this impairment. These value adjustments are reversed if the reasons for which the value adjustments were made have ceased to apply.

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4.3.3	Tangible fixed assets

Tangible fixed assets are carried at purchase price including the expenses incidental thereto, or at production costs, less accumulated depreciation. Depreciation is recognized on a straight-line basis over the estimated remaining useful life of the assets. The depreciation rate and methods applied are as follows:

	N. years	Rate of depreciation
Other fixtures and fittings, tools and equipment	from 5 to 8 years	from 20% to 12%

Where the Company considers that tangible fixed assets have suffered a durable decline in value in excess of the accumulated depreciation recognized, an additional write-down is recorded to reflect this impairment. These value adjustments are reversed if the reasons for which the value adjustments were made have ceased to apply.

4.3.4	Financial fixed assets

Valuation at purchase price

Shares in affiliated undertakings are valuated at purchase price including the expenses incidental thereto. In the case of durable depreciation in value according to the opinion of Board of Directors, value adjustments are made in respect of financial fixed assets, so that they are valued at the lower figure to be attributed to them at the balance sheet date. These value adjustments are not continued if the reasons for which the value adjustments were made ceased to apply.

Valuation at the net equity

Shares in affiliated undertakings are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the proportion of the capital and reserves of these undertakings.

Initial recognition

At the date of acquisition, the shares in affiliated undertakings are recorded at cost. The difference between the cost and the amount corresponding to the proportion of the capital and reserves is disclosed in the notes. The proportion of the capital and reserves has been valued by the same accounting rules as those applied by the Company.

Information regarding the undertakings in which the Company holds at least 20% can be found in the consolidated financial statements.

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Subsequent measurement

Annually, the proportion of the net profit or loss attributable to the shares in affiliated undertakings is shown in the Profit and Loss accounts under the caption: “Share of profits/ losses of undertakings accounted for under the equity method”. A reserve which is unavailable for distribution is booked in equity for the portion of the result above the amount of the dividends already received.

4.3.5	Debtors/Receivables

Debtors are carried at costs which generally correspond to their nominal value. A value adjustment is recorded when the estimated realizable value is lower than the nominal value. The realizable value is estimated on the basis of information available to the Board of Directors. These value adjustments are reversed if the reasons for which the value adjustments were made have ceased to apply.

4.3.6	Investments

Investments may include transferable securities, as well as other investments in shares and other securities equivalent to shares and in bonds or other forms of securitized debts.

Transferable securities and other investments are valued at the lower of cost, including expenses incidental thereto and calculated on the basis of weighted average prices, or market value. A value adjustment is recorded where the market value is lower than the cost of purchase. These value adjustments are reversed if the reasons for which the value adjustments were made have ceased to apply.

The market value corresponds to the last available quoted price in an active market for listed securities.

4.3.7	Deferred charges

Deferred charges include expenditure paid during the financial year but relating to a subsequent financial year.

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4.3.8	Provisions

Provisions are intended to cover losses or debts, the nature of which is clearly defined and which at the date of the Balance Sheet are either likely to be incurred or certain to be incurred but uncertain as to their amount or as to the date on which they will arise.

Provisions may also be created to cover charges which have their origin in the financial year under review or in a previous financial year, the nature of which is clearly defined and which at the Balance Sheet date are either likely to be incurred, or certain to be incurred but uncertain as to their amount or as to the date on which they will arise.

4.3.9	Creditors/Debts

Debts are recorded at their reimbursement value.

Where the amount repayable on account is greater than the amount received, the difference is shown as an asset and is written off over the period of the debt based on the effective interest rate method.

4.3.10	Tax debts

The Company is a fully taxable company and tax resident of Luxembourg. As such, the Company is liable for all taxes applicable to Luxemburgish companies. Taxes are accounted for on an accrual basis in the year to which they relate.

Tax debts correspond to the difference between the tax liability estimated by the Company and the advance payments. Advance payments exceeding the tax liability are shown in the assets of the balance sheet under the “Debtors” item.

4.3.11	Other Income

Other income comprises the amount derived from the sale of products and the provision of services after deducting sales rebates and value added tax and other taxes directly linked to turnover.

4.3.12	Dividend

Dividend income from investments is recognized when the shareholder’s right to receive the payment has been established.

4.3.13	Interest income and charges

Interest income and interest charges are accrued on a timely basis, by reference to the principal outstanding and at the nominal (or effective) interest rate applicable.

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4.4       Intangible assets

The movements for the year are as follows:

Amounts in Eur	Concessions, patents, licenses, trademarks and similar rights and assets	Total
Gross book value - opening balance	17,610.19	17,610.19
Additions for the year	—	—
Disposals for the year	—	—
Transfers for the year	—	—
Gross book value - closing balance	17,610.19	17,610.19

Accumulated amortization - opening balance	(16,751.49)	(16,751.49)
Amortization for the year	(858.70)	(858.70)
Amortization related to disposal for the year	—	—
Amortization related to transfers for the year	—	—
Accumulated amortization - closing balance	(17,610.19)	(17,610.19)
Net book value:
Opening balance	858.70	858.70
Closing balance	—	—

The movements for the comparative year are as follows:

Amounts in Eur	Concessions, patents, licenses, trademarks and similar rights and assets	Total
Gross book value - opening balance	17,394.19	17,394.19
Additions for the year	216.00	216.00
Disposals for the year	—	—
Transfers for the year	—	—
Gross book value - closing balance	17,610.19	17,610.19

Accumulated amortization - opening balance	(15,505.86)	(15,505.86)
Amortization for the year	(1,245.63)	(1,245.63)
Amortization related to disposal for the year	—	—
Amortization related to transfers for the year	—	—

Accumulated amortization - closing balance	(16,751.49)	(16,751.49)
Net book value:
Opening Balance	1,888.33	1,888.33
Closing Balance	858.70	858.70

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4.5       Tangible assets

The movements for the year are as follows:

Amounts in Eur	Other fixtures and fittings, tools and equipment	Total
Gross book value - opening balance	171,591.04	171,591.04
Additions for the year	7,692.99	7,692.99
Disposals for the year	—	—
Transfers for the year	—	—
Gross book value - closing balance	179,284.03	179,284.03
Accumulated depreciation - opening balance	(92,057.21)	(92,057.21)
Amortization for the year	(23,757.42)	(23,757.42)
Amortization related to disposal for the year	—
Amortization related to transfers for the year	—
Accumulated depreciation - closing balance	(115,814.63)	(115,814.63)
Net book value:
Opening balance	79,533.83	79,533.83
Closing balance	63,469.40	63,469.40

The movements for the year are as follows:

Amounts in Eur	Other fixtures and fittings, tools and equipment	Total
Gross book value - opening balance	144,232.43	144,232.43
Additions for the year	27,358.61	27,358.61
Disposals for the year	—	—
Transfers for the year	—	—
Gross book value - closing balance	171,591.04	171,591.04

Accumulated depreciation - opening balance	(69,875.12)	(69,875.12)
Depreciation for the year	(22,182.09)	(22,182.09)
Depreciation related to disposal for the year	—	—
Depreciation related to transfers for the year	—	—
Accumulated depreciation - closing balance	(92,057.21)	(92,057.21)
Net book value:
Opening balance	74,357.31	74,357.31
Closing balance	79,533.83	79,533.83

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4.6       Financial fixed assets

The movements of the financial fixed assets for the year are as follows:

Amounts in Eur	Shares in affiliated undertakings	Shares in undertakings with which the company is linked by virtue of participating interests	Securities and other financial instruments held as fixed assets	Loans to affiliated undertakings	Total
Gross book value - opening balance	770,545,892.02	2,136,995.29	4,890,000.00	330,000.00	777,902,887.31
Additions for the year	45,466,467.94	986,109.43	5,577,000.00		52,029,577.37
Other movements for the year	—	—	(1,232,000.00)		(1,232,000.00)
Transfers for the year	—	—	—		—
Gross book value - closing balance	816,012,359.96	3,123,104.72	9,235,000.00	330,000.00	828,700,464.68

Accumulated value adjustments - opening balance	(11,275,013.26)	(182,296.00)	—	(330,000.00)	(11,787,309.26)
Allocations for the year	—	(556,109.43)	—		(556,109.43)
Reversals for the year	—	—	—		—
Transfers for the year	—	—	—		—
Accumulated value adjustments - closing balance	(11,275,013.26)	(738,405.43)	—	(330,000.00)	(12,343,418.69)

Net book value - opening balance	759,270,878.76	1,954,699.29	4,890,000.00	—	766,115,578.05

Net book value - closing balance	804,737,346.70	2,384,699.29	9,235,000.00	—	816,357,045.99

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4.6.1	Shares in affiliated undertakings

The caption refers to the shares held by the Company in various subsidiaries.

The main changes compared to 31 December 2023, are related to:

-	capital increase in favour of the direct subsidiary in Luxembourg for an amount of Eur 30,278,200.00;

-	capital increase in favour of the direct subsidiary in Denmark for an amount of Eur 2,500,000.00;

-	purchase of an investment in Sweden from a direct subsidiary in Sweden for an amount of Eur 938,666.64 and transaction costs for an amount of Eur 37,504.06;

-	capital increase in favour of the direct subsidiary in Sweden for an amount of Eur 4,000,000.00;

-	purchase of an additional 10% stake in a direct subsidiary in United Kingdom for an amount of Eur 2,079,814.46 and transaction costs for an amount of Eur 18,887.14;

-	purchase of an investment in new subsidiary in the Netherlands for an amount of Eur 5,494,905.85 and a transaction cost for an amount of Eur 92,684.00.

-	other minor changes for an amount of Eur 25,805.79

4.6.2	Shares in undertakings with which the Company is linked by virtue of participating interests.

The caption includes:

-	an investment in a joint venture established in the Middle East area together with some related formation expenses for an amount of Eur 136,699.29;

-	other financial investments in shares of both private and listed companies for an amount of Eur 2,248,000.00 held with a long-term strategy.

4.6.3	Securities and other financial instruments held as fixed assets.

The caption includes some long-term investments in securities for an amount of Eur 9,235,000.00. These investments are planned to be held with a long-term strategy. The change compared to 31 December 2023 is explained as follows:

-	acquisition of new investments for an amount of Eur 5,577,000.00;

-	sale of part of the existing investments for an amount of Eur 1,232,000.00.

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4.7       Debtors / Receivables

The detail of the caption “Debtors” is set-out in the table below:

Amounts in Eur	Total 2024	Total 2023
Existing financial receivables to affiliated undertakings	188,322,522.33	234,511,286.61
New financial receivables to affiliated undertakings	12,109,028.09	26,309,992.15
Total financial receivables to affiliated undertakings	200,431,550.42	260,821,278.76
Trade Receivables	3,144,441.38	3,564,068.00
Other Receivables	33,679.27	2,340,652.44
Total Debtors	203,609,671.07	266,725,999.20

The movements of the financial receivables to affiliated undertakings are detailed in the table below:

Amounts in Eur	Existing financial receivables to affiliated undertaking	New financial receivables to affiliated undertakings	Total
As at 31 December 2023	234,511,286.61	26,309,992.15	260,821,278.76
Loan Agreements	273,396,818.66	12,095,950.91	285,492,769.57
Reimbursement	(85,862,148.66)		(85,862,148.66)
Accrued Interests	787,852.33	13,077.18	800,929.51
Other Movements	—
As at 31 December 2024	188,322,522.33	12,109,028.09	200,431,550.42

The Company has the following existing loans with some of its subsidiaries:

-	loan agreement with a subsidiary in Germany for an amount of Eur 165,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2024 amounted to Eur 44,500,000.00 (Eur 112,000,000.00 as at 31 December 2023). The interests of the year have been paid in full (same as at 31 December 2023);

-	loan agreement with a subsidiary in Germany for an amount of Eur 80,000,000.00 which bears interest rates at market conditions and has 8 years maturity. The balance as at 31 December 2024 amounted to Eur 80,000,000.00 (Eur 80,000,000.00 as at 31 December 2023). The interests of the year have been paid in full (same as at 31 December 2023);

-	loan agreement with a subsidiary in Germany for an amount of Eur 30,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2024 amounted to Eur 5,000,000.00 (Eur 18,000,000.00 as at 31 December 2023). The interests of the year have been paid in full (same as at 31 December 2023);

-	loan agreement with a subsidiary in Switzerland for an amount of Chf 25,000,000.00 which bears interest rates at market conditions and has 5 years maturity. The balance as at 31 December 2024 amounted to Chf 15,000,000.00 (Eur 15,004,499.55) (Chf 20,000,000.00 corresponding to Eur 20,005,999.74 as at 31 December 2023). The interests of the year have been paid in full (same as at 31 December 2023);

62

-	loan agreement with a subsidiary in Switzerland for an amount of Chf 5,000,000.00 which bears interest rates at market conditions and repayment with notice of 6 months to the 20 of December of each year. The loan is the form of a revolving credit facility and the balance withdrawn as at 31 December 2024 amounted to Chf 5,000,000.00 (Eur 5,030,170.45) (Chf 3,664,246.00 corresponding to Eur 3,665,345.26 as at 31 December 2023). The interests of the year have been paid in full (same as at 31 December 2023);

-	loan agreements with a subsidiary in Luxembourg for an amount of Eur 2,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2024 amounted to Eur 2,000,000.00 (Eur 900,000.00 as at 31 December 2023). The interests of the year have been paid in full (Eur 22,888.98 as at 31 December 2023);

-	loan agreement with a subsidiary in the United States of America for an amount of Eur up to 5,000,000.00 which bears interest rates at market conditions and has maturity of 2 years maturity. The balance as at 31 December 2024 amounted to Eur 5,000,000.00. The interests of the year amount to Eur 264,587.51 (Eur 110,123.00 as at 31 December 2023);

-	loan agreement with a subsidiary in Sweden for an amount of Eur 10,000,000.00 which bears interest rates at market conditions and has 2 years maturity. The balance as at 31 December 2024 amounted to Eur 8,000,000.00 (Eur 8,000,000.00 as at 31 December 2023). The interests of the year amount to Eur 93,063.08 (Eur 119,800.00 as at 31 December 2023);

-	loan agreement with a subsidiary in Hungary for an amount of Eur 6,000,000.00 which bears interest rates at market conditions and has 2 years maturity. The balance as at 31 December 2024 amounted to Eur 6,000,000.00 (Eur 6,000,000.00 as at 31 December 2023). The interests of the year amount to Eur 309,209.02 (Eur 148,178.59 as at 31 December 2023);

-	loan agreement with a subsidiary in United Kingdom for an amount of Eur up to 3,000,000.00 which bears interest rates at market conditions and has 2 years maturity. The balance as at 31 December 2024 amounted to Eur 3,000,000.00 (Eur 2,000,000.00 as at 31 December 2023). The accrued interest amounts to Eur 120,992.72 (Eur 6,678.94 as at 31 December 2023);

-	loan agreement with a subsidiary in Sweden for an amount of Eur 10,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2024 amounted to Eur 9,000,000.00 (Eur 2,000,000.00 as at 31 December 2023). The interests of the year have been paid in full (Eur 1,161.11 as at 31 December 2023);

-	loan agreement with a subsidiary in Denmark for an amount of Eur to 5,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2024 amounted to Eur 5,000,000.00 (Eur 2,000,000.00 as at 31 December 2023). The interests of the year have been paid in full (Eur 1,161.11 as at 31 December 2023).

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In the course of 2024, the following new loans have been entered into by the Company and some of its subsidiaries:

-	loan agreements with a subsidiary in Greece for an amount of Eur 525,000.00 which bears interest rates at market conditions and has 1 year maturity. The balance as at 31 December 2024 amounted to Eur 525,000.00. The accrued interest amounts to Eur 6,241.68;

-	loan agreement with a subsidiary in Austria for an amount of Eur 7,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2024 amounted to Eur 5,000,000.00. The interests of the period have been paid in full;

-	loan agreement with a subsidiary in Hungary for an amount of Eur 200,000.00 which bears interest rates at market conditions and has 2 years maturity. The balance as at 31 December 2024 amounted to Eur 200,000.00. The interests of the period have been paid in full;

-	loan agreement with a subsidiary in Germany for an amount of Eur 200,000.00 which bears interest rates at market conditions and has 1 year maturity. The balance as at 31 December 2024 amounted to Eur 100,000.00. The accrued interest amounts to Eur 1,950.67;

-	loan agreement with a subsidiary in France for an amount of Eur 2,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2024 amounted to Eur 2,000,000.00. The accrued interest amounts to Eur 4,884.83;

-	loan agreement with a subsidiary in Portugal for an amount of Eur 370,000.00 which has 1 year maturity and has been granted to enable the termination of the company’s activity. As at 31 December 2024 the outstanding amount is Eur 75,000.00 and a value adjustment of Eur 295,000.00 has been recorded in the profit and loss account (Note 4.19)

-	loan agreement with a subsidiary in Switzerland for Chf 4,000,000.00 which bears interest rates at market conditions and repayment with notice of 6 months. The balance as at 31 December 2024 amounted to Chf 4,000,000.00 (Eur 4,195,950.91). The interests of the period have been paid in full.

Trade Receivables

Accounts receivables amount to Eur 3,144,441.38 and are all related to costs and fees charged to the various subsidiaries pursuant to the management and mutual services agreements (Eur 3,564,068.00 as at 31 December 2023).

Other Receivables

The caption amounts to Eur 33,679.27 (Eur 2,340,652.44 as at 31 December 2023) and it is composed by minor amounts. In 2023 the amount included receivables for dividend from subsidiary.

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4.8       Investments

The caption includes other transferable securities for a total amount of Eur 29,004,423.03 (Eur 28,176,548.73 as at 31 December 2023).

4.9       Prepayments

Prepayments are mainly composed of:

-	fees paid in advance referred to payables towards financial institutions Eur 886,732.17 as at 31 December 2024 (Eur 1,229,982.46 as at 31 December 2023) (please refer to Note 4.12);

-	insurance costs and Electronic Data Processing (EDP) expenses for licenses already paid but with occurrence in the following financial year Eur 160,308.49 as at 31 December 2024 (Eur 212,349.01 as at 31 December 2023).

4.10       Capital and reserves

4.10.1	Subscribed capital

The subscribed share capital as at 31 December 2024 amounted to Eur 40,000,000.00 divided into 80,000,000 ordinary shares with a nominal value of Eur 0.50 each (Eur 40,000,000.00 as at 31 December 2023).

4.10.2	Share Premium Account

The share premium as at 31 December 2024 amounted to Eur 21,600,000.00 due to the allocation of the residual amount of the contribution in kind received by the Company from its Parent Company in 2018 (Eur 21,600,000.00 as at 31 December 2023).

4.10.3	Reserves

The caption includes a Legal Reserve amount to Eur 4,000,000.00 (Eur 4,000,000.00 as at 31 December 2023) which represents 10% of the Share capital of the Company.

4.10.4	Profit or loss brought forward

On 19 June 2024 the shareholders, in their annual meeting, decided to allocate the profit of 2023 as follows:

-	distribute a dividend in favour of the shareholders in the amount of Eur 15,000,000.00.

-	carry forward the remaining portion of the net result in the amount of Eur 44,690,554.22.

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The movements for the year on the subscribed capital, reserves and profit or loss are reported in the table below:

Amount in Eur	Share capital	Share premium reserve	Legal Reserve	Retained earnings	Result of the year	Equity
31.12.2023	40,000,000.00	21,600,000.00	4,000,000.00	705,858,710.83	59,690,554.22	831,149,265.05
Dividends	—	—	—	—	(15,000,000.00)	(15,000,000.00)
Retained earnings	—	—	—	44,690,554.22	(44,690,554.22)	—
Profit or loss for the year	—	—	—	—	77,411,476.29	77,411,476.29
31.12.2024	40,000,000.00	21,600,000.00	4,000,000.00	750,549,265.05	77,411,476.29	893,560,741.34

4.11       Provisions

The caption includes the provision for leaving indemnities that the Company will recognize to entitled employees on termination. The provision at the end of the year amounts to Eur 264,851.15 (Eur 252,851.15 as at 31 December 2023).

4.12       Creditors

The detail of creditors is set out in the table below:

Amount in Eur	Within one year	After one year and within five years	After more than five years	Total 2024	Total 2023
Amounts due to credit institutions (a)	50,450,997.33	128,799,999.99	—	179,250,997.32	229,689,390.92
Amounts due to trade creditors (b)	1,150,930.92	—	—	1,150,930.92	407,124.10
Amounts owed to affiliated undertakings (c)	25,909,458.60	—	—	25,909,458.60	27,069,904.57
Tax debts (d)	244,634.30	—	—	244,634.30	1,027,772.38
Social security’s debts	90,996.99	—	—	90,996.99	86,527.92
Other debts (e)	492,651.40	—	—	492,651.40	437,764.76
Total	78,339,669.54	128,799,999.99	—	207,139,669.53	258,718,484.65

a)	Loan towards credit institutions amounts to Eur 179,250,997.32 (Eur 229,689,390.92 as at 31 December 2023) including interests of Eur 50,997.33 (Eur 89,390.93 as at 31 December 2023). During the year the Company reimbursed Eur 50,400,000.00 as well as the amount of Eur 9,805,061.21 of accrued interests.
b)	Amounts due to trade creditors are related to payable due to third parties for services rendered to the Company.
c)	amounts due to affiliated undertakings are composed of:
-	Eur 660,833.59 (Eur 1,823,171.68 as at 31 December 2023) related to services rendered by certain subsidiaries based on the management fees agreements in place within the group;

-	Eur 25,000,000.00 (Eur 25,000,000.00 as at 31 December 2023) related to a financial loan from a subsidiary in the US subscribed on 21 July 2022 and relative accrued interests for Eur 248,625.01 (Eur 246,732.89 as at 31 December 2023). The loan bears interest rates at market conditions and has maturity of 36 months

d)	The tax debts are related to payables towards tax authorities Eur 244,634.30 as at 31 December 2024 ( Eur 1,027,772.38 as at 31 December 2023)

e)	The caption “Other debts” is mainly composed by accruals for Director’ fees and payables toward employees for unused holidays Eur 492,651.40 as at 31 December 2024 ( Eur 437,764.76 as at 31 December 2023).

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4.13       Gross profit or loss

The Company’s Gross profit or loss is mainly referred to the difference between the revenues from the services rendered to the subsidiaries (Eur 6,292,245.50 as at 31 December 2024, Eur 6,197,936.26 as at 31 December 2023), other operating income (Eur 0.00 as at 31 December 2024, Eur 26,301.97 as at 31 December 2023) and certain operational expenses (Eur 7,379,783.00 as at 31 December 2024, Eur 6,989,368.62 as at 31 December 2023). The invoice for the services rendered has been calculated by the Company in accordance with agreements that have been entered into with each subsidiary and have been subject to Agreed Upon Procedures by the reviseur d’entreprises agree.

4.14       Staff costs

The caption includes costs referred to the salaries and social security for Company’s employees and amounts to Eur 2,966,999.60 as at 31 December 2024 (Eur 2,798,773.17 as at 31 December 2023).

The average number of employees is reported in the table below:

	2024		2023
	Employees	Temporary employees	Employees	Temporary employees
Executives	5	—	5	—
White collars	12	—	11	—
Total	17	—	16	—

The Company had 17 employees as at 31 December 2024.

4.15       Value adjustments

Value adjustments in respect of formation expenses and of tangible and intangible fixed assets are related to the amortizations and depreciations of the year and amounts to Eur 24,616.12 as at 31 December 2024 (Eur 125,692.64 as at 31 December 2023). Please refer to Notes 4.4 - 4.5 for further details.

4.16       Other operating expenses

Other operating expenses are referred to compensation allocated to the members of the Board of Directors, non-refundable VAT and other operating costs Eur 603,622.28 as at 31 December 2024 (Eur 1,250,665.89 as at 31 December 2023).

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4.17       Income from participating interests

The caption amounts to Eur 79,603,305.17 as at 31 December 2024 (Eur 73,289,186.00 as at 31 December 2023) and refers to the dividends received from the subsidiaries.

4.18       Other interests receivables and similar income

Other interests and similar income are composed as follows:

-	interests from loans (Eur 12,294,000.41 as at 31 December 2024, Eur 12,878,248.76 as at 31 December 2023) and realised foreign exchange gains from intercompany transactions (Eur 365,454.47 as at 31 December 2024, Eur 706,360.38 as at 31 December 2023)

-	interests on term deposit (Eur 827,706.99 as at 31 December 2024, Eur 468,812.86 as at 31 December 2023) realised gains on disposal of marketable securities (Eur 1,949,842.67 as at 31 December 2024, Eur 1,315,588.24 as at 31 December 2023) and realised foreign exchange gains (Eur 18,684.41 as at 31 December 2024, Eur 23,462.64 as at 31 December 2023).

4.19       Value adjustments in respect of financial assets and of investments held as current assets

The caption includes the following items:

-	unrealised fair value loss and exchange rate losses booked on investments in marketable securities for Eur 1,140,390.06 (Eur -1,587,526.58 as at 31 December 2023);

-	reversal of unrealised foreign exchange losses recorded on the portfolios of securities for Eur 333,315.59 (Eur 350,176.05 as at 31 December 2023).

-	value adjustment on loans and investments for an amount of Eur 295,000.00 (Eur 9,969,015.26 as at 31 December 2023)

4.20       Interest payable and similar expenses

4.20.1	Concerning affiliated undertakings

The amount includes the accrued interests on the loan toward a subsidiary in the United States of America for an amount of Eur 554,392.12 (Eur 550,986.29 as at 31 December 2023) and the exchange rate losses on intercompany transactions for an amount Eur 86,801.45 (Eur 1,863,219.01 as at 31 December 2023).

4.20.2	Other interest and similar expenses

The amount is referred to:

-	realized losses on disposal of marketable securities that amounts to Eur 406,233.78 (Eur 478,232.60 as at 31 December 2023);

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-	exchange rates losses on securities and transactions denominated in foreign currencies that amounts to Eur 83,091.87 (Eur 58,771.89 as at 31 December 2023);

-	interests expenses toward banks and other financial institutions that amounts to Eur 9,969,236.52 (Eur 10,552,289.20 as at 31 December 2023);

-	other financial charges related to loans towards financial institutions that amounts to Eur 343,251.24 (Eur 343,251.24 as at 31 December 2023);

-	Foreign exchange losses on transactions with third parties that amounts to Eur 11,697.87 (Eur 108,417.42 as at 31 December 2023);

4.21       Other Taxes

The caption includes:

-	taxes on dividends and interests’ collection from marketable securities that amounts to Eur 2,836.22 (Eur 41,482.22 as at 31 December 2023);

-	net wealth tax related to the financial year 2024 that amounts to Eur 359,390.00 (Eur 253,225.00 as at 31 December 2023);

-	other taxes and duties that amounts to Eur 43,798.45 (Eur 31,199.91 as at 31 December 2023) mainly referred to taxes on the complementary pension fund granted to eligible employees;

-	withholding taxes on dividends that amounts to Eur 1,938.34 (Eur 1,038,103.06 as at 31 December 2023 mainly related to withholding tax from dividends).

4.22       Emoluments granted to the members of the management and supervisory bodies and commitments arising or entered in respect of retirement pensions for former members of those bodies

In June 2024, the Company paid emoluments that amounts to Eur 290,000.00 to the members of the Board of Directors. The Company has accrued the same amount to be paid in 2025, in accordance with the decision of the Shareholders Meeting held on 19 June 2024. The amount has been classified under other operating expenses (Note 4.16).

4.23       Fees paid to the cabinet de revision agree

Below the details of fees paid to the cabinet de revision agree:

Fee Category	2024	2023
Audit Fee	148,001.00	86,708.00
Audit Related Fee	—	—
Tax Fees	—	—
Total	148,001.00	86,708.00

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4.24       Off balance sheet commitments and contingent liabilities:

The detail is as follows:

-	corporate guarantees amount to Eur 20,744,929.09 as at 31 December 2024 (Eur 20,814,834.04 as at 31 December 2023) and include guarantees to banks on behalf of subsidiaries and associated companies;

-	other unsecured guarantees amount to Eur 51,659,754.72 as at 31 December 2024 (Eur 43,264,785.81 as at 31 December 2023) and are mainly referred to credit mandates and letters of patronage issued to the banks in guarantee of credit lines in favour of several subsidiaries and associated companies.

4.25       Post Balance Sheet Events

In January 2025, the Company acquired 70% of share capital of a Norwegian private limited liability company with registered office in Askeland, Norway.

In March 2025 the abovementioned Norwegian subsidiary has purchased 100% of shared capital of its core manufacturer incorporated in Eikeskogvegen, Norway.

In May 2025, the Company purchased 34% of the shares owned by the minority shareholder of one of its French subsidiaries. After this transaction, the subsidiary is now owned 100% by the Company.

4.26       Pillar Two legislation

The Company is subject to the fiscal law in force in Luxembourg applicable to all commercial companies. The Company is in scope of the OECD Pillar Two model rules (“the Pillar Two Rules”). The Pillar Two Rules have been enacted in Luxembourg and include the Inclusion Rule (“IIR”) and the Qualified Domestic Minimum Top-up Tax (“QDMTT”), effective from 31 December 2023, as well as the Undertaxed Profits Rule (“UTPR”), effective from 31 December 2024. The legislation imposes a minimum 15% effective tax rate. No liability related to Pillar Two income taxes was identified, based on the analysis performed.

Deferred tax assets have not been recognized in respect of the following items:

Amount in Eur	31-Dec-23	Utilization for the year	Addition for the year	Revaluation due to change in tax rate	31-Dec-24
Tax losses carried forward	12,360,965.53	—	11,977,303.72	—	24,338,269.25
Unrecognized deferred tax assets, net	3,082,824.61	—	2,858,982.58	(132,262.32)	5,809,544.87

Besides the above stated tax losses carried forward of the Company, total tax losses carried forward of Eur 24,338,269.25 as at 31 December 2024.

70

Registre de Commerce et des Sociétés

Numéro RCS : B224055
Reference de depot : L260175680
Depose et enregistré le 06/07/2026

Annual Report

Consolidated Financial Statements
as at 31 December 2025

Annual Accounts as at 31 December 2025

CONTENTS

Consolidated Financial Statements as at 31 December 2025		2
1.	Group Profile	3

2.	Management Report on the consolidated financial statements	5

3.	Independent auditor’s report	13

4.	Consolidated statement of ﬁnancial position	16

5.	Consolidated income statement	17

6.	Consolidated statement of changes in shareholders’ equity	18

7.	Other information: consolidated cash-ﬂow statement	19

8.	Notes to the consolidated ﬁnancial statements	20

Annual Accounts as at 31 December 2025		51
1.	Independent auditor’s report	52

2.	Abridged balance sheet	55

3.	Abridged proﬁt and loss accounts	56

4.	Notes to the annual accounts	56

Consolidated Financial Statements as at 31 December 2025

1.       Group Profile

2.       Management Report on the consolidated financial statements

2.1       Group performance and results

Dear Shareholders,

This management report accompanies the consolidated ﬁnancial statements of Beretta Holding S.A. (the “Company”) together with its subsidiaries and associates (“the Group”) which have been prepared in accordance with the accounting principles generally accepted in the Grand Duchy of Luxembourg (please refer to Note 8.2). The changes in the Group perimeter occurred in 2025 are reported in Note 8.2.1.

During the year, the Group introduced a new, state-of-the-art consolidation software as part of an IT transformation project. The new system uses an improved chart of accounts and reporting structure, which led to a number of reclassiﬁcations in the presentation of the consolidated balance sheet to improve clarity and consistency.

These changes only affect presentation and have no impact on the Group’s net assets or results for the year. (please refer to Note 8.2.3 for details).

The Group reported consolidated net sales of Eur 1,680.6 million in 2025 (2024: Eur 1,668.8 million) and a net income of Eur 125.2 million (2024: Eur 141.0 million). A summary of the income statements indicators is reported in the following pages.

From a macroeconomic perspective, 2025 saw a gradual easing of inﬂationary pressures across most major economies, with central banks broadly stabilizing monetary policy as price dynamics moved closer to their respective targets. The global environment, however, remained subject to signiﬁcant uncertainty, driven by ongoing geopolitical tensions and a marked shift in international trade dynamics, including the introduction of new tariff measures and the responses they prompted from affected countries, which weighed on supply chains and business investment decisions worldwide. In this context, energy and transportation costs remained broadly stable throughout the year, providing a measure of predictability that supported operational planning across the Group’s activities in Europe, North America and the rest of the world.

Demand dynamics for the Group’s products remained mixed across business segments and geographies, with the civil market contracting in North America, stable in Europe and growing in the rest of the world, while the defence/law enforcement segments recorded a positive expansion, particularly in Europe. Performance was partially offset by the impact of United States tariffs and the ongoing weakness of the Usd. Proﬁtability was in line with the prior year — which had beneﬁted from one-off items and favourable foreign exchange effects — supported by higher volumes and a stable cost structure, while cash generation showed a positive improvement, driven by a reduction in working capital, primarily inventory and trade receivable.

The tables below show the income statement for ﬁscal year 2025, compared to the prior year, and the sales trend for the past years.

Values in Eur million	2025	2024	Change
Revenues	1,680.6	1,668.8	+11.8
Value added	1,035.3	1,016.0	+19.3
Personnel	(435.8)	(422.7)	-13.1
Services	(316.8)	(316.0)	-0.8
Amortization, depreciation and write-downs	(78.9)	(74.7)	-4.2
Net other operating charges	(28.8)	(24.5)	-4.3
Ebit	175.0	178.1	-3.1
Financial Result	(1.2)	6.2	-7.4
Ebt	173.8	184.3	-10.5
Income taxes	(48.6)	(43.3)	-5.3
Net Result	125.2	141.0	-15.8

Ebitda	253.9	252.8	+1.1
Ebitda Margin %	15.1%	15.1%

The Group’s consolidated turnover remained substantially stable compared to the previous ﬁnancial year (+0.7%), reaching Eur 1,680.6 million (2024: Eur 1,668.8 million). The reported ﬁgure was negatively affected by currency trends, in particular by the weakness of the Usd, which weighed on the translation of sales generated in North America; on a constant currency basis, the underlying performance was more positive and was driven by higher volumes and a favorable product mix.

Approximately 60% of the consolidated revenues are related to sales to the civil sector (2024: 66%), the remaining 40% (2024: 34%) to the defence/law enforcement sector.

Net Revenues Trend (Eur million)

The table below shows the breakdown of revenues by geographic area over the last three years:

Revenues per geographic area (Eur million)	2023	2024	2025
Europe	756.1	836.2	931.0
North America	655.9	643.0	537.3
Rest of the World	171.3	189.6	212.3
Total net revenues	1,583.3	1,668.8	1,680.6

In Europe, the Group recorded a sales increase of 11.3%, driven by a signiﬁcant rise in defence/law enforcement turnover combined with stable revenues in the civil sector. Growth in the defence/law enforcement segment was supported by a broader product offering — including the launch of new products — and by robust demand. While civil sector sales remained ﬂat across all of the Group’s product lines, the growth in the defence/law enforcement market led to positive performance across all products in the sector.

In North America, the Group’s performance was marked by a decline in turnover (-16.4% compared to the prior year: -13.6% at same exchange rate), with all product categories impacted by a weaker demand.

In the Rest of the World, higher sales (+12.0% compared to the prior year) were attributable to growth in both the civil market and the defence/law enforcement sector.

Moving to the ﬁnancial analysis of the economic results, the Group recorded an Ebitda substantially stable compared to the previous year, both in absolute terms (Eur 253.9 million versus Eur 252.8 million, an increase of Eur 1.1 million) and as a percentage of revenues, with an Ebitda margin of 15.1% in both periods. This comparison should however be read taking into account that the prior year had beneﬁted from certain non-recurring items, including excise tax refunds. The 2025 Ebitda was further penalized by the marked depreciation of the Usd against the Eur over the course of the year. Adjusting the comparison for foreign exchange effects and the aforementioned non-recurring items, the Group’s operating performance shows signiﬁcant growth compared to the prior year, supported by the overall increase in volumes and by a disciplined control of structure costs.

The Operating income stood at Eur 175.0 million, compared to Eur 178.1 million in the previous year, recording a slight decrease (Eur -3.1 million) substantially attributable to higher amortization, depreciation and write-downs during the period.

Below the operating margin, the Group recorded a slightly negative net ﬁnancial result of Eur 1.2 million (compared to a positive result of Eur 6.2 million in the prior year).

Income taxes for the period amounted to Eur 48.6 million, higher than the Eur 43.3 million of the previous year, which had beneﬁted from certain non-recurring positive tax effects recognized by some Group entities.

The Net result amounted to Eur 125.2 million, compared to Eur 141.0 million in the prior year. The net income attributable to minority interests amounted to Eur 2.1 million (Eur 5.3 million in the comparative period).

Eur million

The key balance-sheet items as at 31 December 2025 compared with 31 December 2024 are summarized in the table below:

Values in Eur million	Dec-25	Dec-24	Change
Non-current assets	513.1	491.0	+22.1
Net working capital	666.6	746.2	-79.6
Other assets and liabilities	(166.1)	(165.4)	-0.7
Net invested capital	1,013.6	1,071.8	-58.2
Net cash & cash equivalent (indebtedness)	311.7	199.3	+112.4
Shareholders’ equity	1,325.3	1,271.1	+54.2

(*) Following a reassessment by Management of certain ﬁnancial instruments and a change of prior year presentation of a tax beneﬁt referred to Patent Box agreement, a ﬁnancial asset of Eur 12.4 million was reclassiﬁed from “Non-current assets” to “Net cash & cash equivalent (indebtedness)”, and an amount of Eur 10.4 million was reclassiﬁed from “Other assets and liabilities” to “Non-current assets” in the comparative period. Please refer to Note 8.2.3 for details.

The net cash & cash equivalent (indebtedness) at year-end was positive at Eur 311.7 million, reﬂecting an improvement of Eur 112.4 million compared to the beginning of the year. The performance in terms of operating cash generation was robust, primarily supported by the net proﬁt for the year and the reduction of net working capital (especially inventory and trade receivables). The overall cash ﬂow was subsequently impacted by investment outﬂows, taxes, ﬁnancial investments and the distribution of dividends to shareholders.

Among the ﬁnancial investments undertaken during the year, in 2025 Beretta Holding S.A. acquired a 9.95% minority interest in Sturm, Ruger & Co., Inc. for a total consideration of EUR 52.0 million, including transaction costs (please refer to Note 8.6). This strategic investment aims to strengthen the Group’s presence in the United States and support potential industrial and commercial cooperation.

As reported in Note 8.35 “Signiﬁcant events after the end of the year”, on 4 May 2026 Beretta Holding S.A. and Sturm, Ruger & Co., Inc. entered into a strategic cooperation agreement.

The Group’s headcount at year-end, including temporary staff, stood at 5,966, reﬂecting a net increase of 72 employees compared to the prior year. The majority of this growth was concentrated in the European manufacturing facilities, in line with the higher production volumes driven by defence and law enforcement orders. Conversely, in North America the workforce was reduced in response to the contraction in demand, while headcount across the rest of the world remained substantially stable.

The table below shows the breakdown of the workforce by geographic area, compared with the previous years:

Headcount at year-end	2023	2024	2025
Europe	5,072	4,783	4,896
North America	682	706	664
Rest of the World	452	405	406
Total	6,206	5,894	5,966

The average Group headcount in 2025 amounted to 5,931, representing a decrease of 108 employees compared to 2024 (please refer to Note 8.25).

Expenses related to R&D activities amounted to Eur 25.3 million (1.5% of net sales) and were completely charged to the income statement for the year. The biggest part of the activities was dedicated to products, both through the development and industrialization of new models and particularly innovative solutions, and through the continuous focus on improving the quality and reliability of the existing range.

New capital expenditures amounted to Eur 69.4 million (2024: Eur 82.9 million, which included a signiﬁcant purchase of land and buildings in Germany), or 4.1% of net sales, of which Eur 39.1 million for machinery, plants and tools & equipment; Eur 4.7 million for land and buildings and Eur 25.6 million for other assets, including intangible ﬁxed assets, assets under construction and advance payments.

The breakdown by geographical area in the last three years is shown in the following comparative table:

Capital Expenditure (Eur million)	2023	2024	2025
Europe	52.1	72.7	55.9
North America	8.3	8.6	9.8
Rest of the World	1.9	1.6	3.7
Total	62.3	82.9	69.4

New capital expenditures for machinery, plant and equipment have been focused, for both ﬁrearms and ammunition, on the main manufacturing plants.

Finally, it is worth mentioning the Group’s constant commitment to guaranteeing and improving safety conditions at work for its employees, as well as its continuous attention to environmental and energy saving initiatives. In terms of safety, also in 2025 the main lines of action concerned the modernization and improvement of workplaces and the further strengthening of the safety culture within the individual companies

2.2       Outlook

From a global perspective, the economic environment in 2026 started under different conditions compared to 2025. While 2025 was characterised by a gradual easing of inﬂationary pressures across most major economies, with central banks broadly stabilising monetary policy and energy and transportation costs remaining relatively stable, the beginning of 2026 has been marked by renewed volatility.

In particular, ongoing geopolitical tensions, including the conﬂicts in the Middle East and the war in Ukraine, are contributing to higher inﬂation expectations.

At the same time, international trade conditions remain uncertain, particularly in the United States, where recent court rulings have led to changes in previously applied tariff measures and the start of refund processes for importers, although with ongoing legal and procedural uncertainty.

In this environment, the Group is observing a positive trend in the civil market, particularly in the United States, where sales performance in the ﬁrst months of the year appeared to be stronger than in the prior year. A similar positive trend is also evident in Europe and other regions, especially in products related to hunting and shooting activities. Supported by a solid order backlog, this underpins a favourable outlook for the civil segment for the full year.

With respect to the defence/law enforcement segment, the existing order portfolio provides good visibility and is expected to support performance in the current year. However, the evolving geopolitical situation, particularly in the Middle East, continues to represent a source of uncertainty for this segment.

The current level of the US dollar, which is a key currency for a signiﬁcant portion of the Group’s transactions, is negatively affecting overall proﬁtability, although still at manageable levels.

Overall, based on current market conditions and order intake, the Group expects to achieve commercial and ﬁnancial results broadly in line with the positive performance recorded in 2025.

2.3       Other information

None of the Companies in the consolidation scope hold, or have held during the year, Parent Company shares or Treasury Shares.

The Group is exposed to the following operational and ﬁnancial risks:

Financial risks: as the Group is operative on global markets, it is exposed to a range of ﬁnancial risks. The Group centrally manages these risks and minimizes them through use of derivative instruments within its “risk management” operations. Financial risks concern:

–	Exchange rate risk: as an international operator, the Group is exposed to exchange rate risks. The exposure stems from the signiﬁcant amount of production costs incurred in Eur and sales revenues signiﬁcantly sourced in Usd. The Group undertakes forward sales contracts in Usd in order to contain the exposure to exchange rate movements.

–	Interest rate risk: the Group is exposed to risk principally through the temporary investment of liquidity in bonds and from long-term ﬁnancial payables. In relation to the investment in liquidity, the risk is managed through the diversiﬁcation of securities and portfolio managers. In terms of ﬁnancial payables, the Group may undertake derivative contracts which limit the impact of interest rate changes on the Income Statement.

–	Credit risk: this risk concerns the possibility that one of the parties which has entered into a recovery plan with reference to its exposure towards the Group becomes no more able to fulﬁl its obligations, resulting therefore in ﬁnancial losses. The Group does not have an excessive concentration of credit risk taking into consideration the fact that it operates through different and various distribution channels minimizing any potential dependence from individual customers. In order to minimize credit risks, procedures and actions are put in place to limit the impact of any customer insolvencies.

–	Liquidity risk: this risk concerns the inability to source funds to meet ﬁnancial commitments and obligations. The Group has always taken an extremely prudent approach and beneﬁts from signiﬁcant amounts of liquid and semi-liquid funding. The use of lending is largely on a medium/long-term basis, while short-term loans are mainly undertaken to cover extraordinary needs. The Group’s solid capital base ensures the adequate sourcing of additional lines of funding.

Country risk: in view of its international presence, the Group is exposed to Country risk, which however is offset by the adoption of a business diversiﬁcation policy by product and region. In this regard, the Group monitors the development of the various risk components (political, economic/ ﬁnancial and security) related to countries with signiﬁcant political and economic instability.

Market risk: the Group primarily focuses on the Premium segments and, in geographical terms, sources most of its revenues from mature markets. In order to reduce the risk of saturation of segments/markets, the Group has for some time focused on regional diversiﬁcation and is gradually extending the range of products to sectors and segments related to its traditional core market. Furthermore, the Group consistently invests in product and process innovation (protecting itself also through invention, model and design patents) to maintain its technologically advantages and devotes ﬁnancial resources to marketing and advertising to protect the brand prestige (also ensuring a legal protection of company brands and products).

Product risk: considering the nature of most Group products, a high focus has always been placed on quality, particularly in terms of safe usage. In order to reduce the risk of incurring costs related to product liability damages to third parties, insurance contracts with appropriate coverage have been put in place.

Regulatory risk: the sale, purchase and possession of most Group products are subject to strict regulations. The introduction of any restrictive legislation may in certain cases impact Group business results. However, the high level of diversiﬁcation of the Group in terms of geographical presence on the major markets, wide products’ portfolio and extensive number of sectors, signiﬁcantly mitigate the possibility that a regulatory risk may have signiﬁcant impacts on the Group as a whole.

Environment, security and health risks: the Group is exposed to health, workplace safety and environmental risks (accidents or work-related illnesses, environmental pollution due to uncontrolled emissions, the improper disposal of waste or the releasing of hazardous substances, non or partial compliance with applicable laws and rules). The occurrence of these events may result in criminal and/or administrative sanctions or ﬁnes, possibly of a not insigniﬁcant amount. In addition, particularly in severe cases, the involvement of public control bodies may impact normal production activities, with the possible production stops the shutdown of entire facilities. In this regard, the companies belonging to the Group have adequate organizational structures to guarantee the ongoing and systematic assessment of these risks and the consequent elimination or mitigation of those considered unacceptable.

Commodity price risk: in buying commodities (particularly copper, lead, steel, zinc, aluminum, etc.) to be used as raw materials in production, the Group is subject to a price risk. Commodity price changes can affect the margins of the operations concerned. In order to minimize the risk, the Group enters into ﬁxed price purchase agreements and may also use ﬁnancial hedging (lead swaps) to protect against adverse price movements.

Climate-related risk: climate risk and other climate-related matters may impact a number of areas of accounting. Over the years Management has always adopted a pro-active approach, recognizing the importance of assessing the impact of climate change and its consequences on the Group’s activities. In 2024, a preliminary assessment at group level has been conducted as well commenced to be ready for the implementation of the mandatory requirements of the Corporate Sustainability Reporting Directive concerning climate risk disclosure, which will be mandated for FY2027 for Beretta Holding Group with publication in 2028, in accordance with the European Commission’s sustainability Omnibus simpliﬁcation package adopted on 26 February 2025 (subject to ﬁnal legal developments and national transposition). As part of this preliminary exercise, Beretta Holding conducted a Double Materiality Assessment, identifying Climate Change as one of the key material topics for the Group. However, the evaluations conducted as of 2024 have been qualitative in nature, and no quantitative assessments have yet been carried out regarding the exposure of the Group’s assets to the impacts of climate change. Management monitors the potential risks resulting from the effects of climate change in the form of natural disasters, such as extreme weather events. Based on the assessments performed as of the reporting date and the information available, the Management has not identiﬁed any material impacts of climate change on assumptions used (e.g. for impairment tests, fair value measurement, etc.) and on the Group’s ﬁnancial reporting (e.g. provisions, ﬁxed assets, etc.).

3.       Independent auditor’s report

4.       Consolidated statement of ﬁnancial position

Eur thousand	Note	2025	2024 Reclassiﬁed*
Intangible ﬁxed assets	8.4	47,673	59,594
Tangible ﬁxed assets	8.5	370,254	372,610
Financial investments	8.6	56,206	4,352
Non-current ﬁnancial assets	8.7	683	425
Deferred tax assets	8.8	38,262	54,019
Non-current assets		513,078	491,000
Inventories	8.9	621,541	679,211
Trade receivables	8.10	218,600	249,204
Current tax receivables	8.11	24,971	31,734
Other current assets	8.12	28,279	26,639
Current ﬁnancial assets	8.13	69,094	64,808
Cash and cash equivalents	8.14	424,173	363,965
Current assets		1,386,658	1,415,561
TOTAL ASSETS		1,899,736	1,906,561

Eur thousand	Note	2025	2024 Reclassiﬁed*
Share capital	8.15.1	40,000	40,000
Share premium reserve	8.15.2	21,600	21,600
Legal reserve	8.15.3	4,000	4,000
Currency translation reserve	8.15.3	(53,513)	(19,918)
Other reserves	8.15.3	24	128
Retained earnings	8.15.4	1,154,527	1,041,606
Net result of the year		123,090	135,632
Group shareholders’ equity		1,289,728	1,223,048
Non-controlling interest		35,538	48,043
NET EQUITY	8.15	1,325,266	1,271,091
Non-current ﬁnancial liabilities	8.16	79,907	133,383
Provision	8.17	37,944	43,812
Deferred tax liabilities	8.18	37,664	42,593
Non-current liabilities		155,515	219,788
Current ﬁnancial liabilities	8.16	101,666	96,149
Advance payments		43,538	41,663
Trade payables	8.19	137,817	142,714
Provision	8.17	19,005	21,132
Current payables to tax authorities	8.20	29,634	32,739
Other current liabilities	8.21	87,295	81,285
Current liabilities		418,955	415,682
TOTAL LIABILITIES		574,470	635,470
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		1,899,736	1,906,561

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

The accompanying notes form an integral part of this consolidated ﬁnancial statements

5.       Consolidated income statement

Eur thousand	Note	2025	2024 Reclassiﬁed*
Revenues	8.22	1,680,615	1,668,800
Other operating income	8.23	13,591	22,877
Changes in inventories of ﬁnished goods and WIP		(28,550)	(72,097)
Use of raw materials, consumables, supplies and goods	8.24	(616,729)	(580,703)
Personnel	8.25	(435,775)	(422,686)
Services	8.26	(316,842)	(315,970)
Amortization, depreciation and write-downs	8.4; 8.5	(78,946)	(74,650)
Other operating expenses	8.27	(42,376)	(47,459)
Operating income		174,988	178,112
Financial income	8.28	19,005	24,639
Financial expenses	8.29	(10,614)	(15,725)
Net exchange differences	8.30	(1,699)	(2,887)
Share of income / (loss) of associates	8.6	(7,834)	188
Income before taxes		173,846	184,327
Income and deferred taxes	8.31	(48,633)	(43,366)
Net income		125,213	140,961
Non-controlling interest		(2,123)	(5,329)
Group net result		123,090	135,632

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

The accompanying notes form an integral part of this consolidated ﬁnancial statements

6.       Consolidated statement of changes in shareholders’ equity

Group shareholders’ equity									Non controlling interest
Eur thousand	Share Capital	Share premium reserve	Legal reserve	Currency translation reserve	Other Reserves	Retained earnings	Net result of the year	Group shareholders’ equity	Capital and reserves	Net result of the year	Non-controlling interest	Net Equity
Group shareholders’ equity 31/12/2024	40,000	21,600	4,000	(19,918)	128	1,041,606	135,632	1,223,048	42,714	5,329	48,043	1,271,091
Dividends	—	—	—	—	—	(17,500)	—	(17,500)	(3,133)	—	(3,133)	(20,633)
Changes in the translation reserves	—	—	—	(36,474)	—	—	—	(36,474)	(1,327)	—	(1,327)	(37,801)
Change in the FV of hedging derivatives	—	—	—	—	(98)	—	—	(98)	—	—	—	(98)
Allocation of prior year net income	—	—	—	—	—	135,632	(135,632)	—	5,329	(5,329)	—	—
Other movements*	—	—	—	2,879	(6)	(5,211)	—	(2,338)	(10,168)	—	(10,168)	(12,506)
Net income of the year	—	—	—	—	—	—	123,090	123,090	—	2,123	2,123	125,213
Group shareholders’ equity 31/12/2025	40,000	21,600	4,000	(53,513)	24	1,154,527	123,090	1,289,728	33,415	2,123	35,538	1,325,266

*The main movement relates to the purchase of the acquisition of minority shares (34%) in our subsidiary Humbert Ctts S.A.S..

The accompanying notes form an integral part of this consolidated ﬁnancial statements

7.       Other information: Consolidated cash-ﬂow statement

Eur thousand	2025
Group proﬁt / (losses) for the year	125,213
Income taxes	48,633
Financial income and expenses	2,002
Gains and losses from disposal of assets	(1,098)
FX gains and losses	11,805
Net proﬁt (loss) before income taxes, interests, dividends and gains / losses from disposals	186,555
Accruals (reversals) of provisions	2,835
Amortization, depreciation and impairment of intangible ﬁxed assets	20,544
Amortization, depreciation and impairment of tangible ﬁxed assets	58,402
Value adjustment to ﬁnancial assets / liabilities	(3,937)
Cash-ﬂow before changes in net working capital	264,399
Change in inventories	29,236
Change in trade receivables	21,575
Change in trade payables	(2,031)
Change in other assets and liabilities	15,913
Operating exchange rate gains and losses	(14,859)
Cash-ﬂow after changes in net working capital	314,233
Interests received	6,579
Interests paid	(8,143)
Income taxes paid	(36,767)
Use of provisions	(5,208)
Cash-ﬂow from operating activities	270,693
Investments and proceed from sales of intangible ﬁxed assets	(3,465)
Investments and proceed from sales of tangible ﬁxed assets	(65,123)
Investments and proceed from sales of ﬁnancial assets	(65,626)
Acquisitions and disposals activities	(2,111)
Cash-ﬂow from investing activities	(136,325)
Change in ﬁnancial payables	(43,098)
Change in derivatives ﬁnancial instruments	(4,905)
Change in external ﬁnancing activities	(48,004)
Dividends paid	(20,633)
Change in own ﬁnancing activities	(20,633)
Financial exchange rate gains and losses	3,054
Other changes in ﬁnancing activities	632
Cash-ﬂow from ﬁnancing activities	(64,951)
Change in cash and cash equivalents	69,417
Cash and cash equivalents - FX	(9,209)
Beginning cash	363,965
Ending cash	424,173

8.       Notes to the consolidated ﬁnancial statements

8.1       General information

The Company was incorporated in Luxembourg on 25 April 2018 as a Société Anonyme in accordance with the Luxembourg Law of 10 August 1915, as amended, on Commercial Companies for an unlimited period of time.

The Company is registered with the Trade and Companies Register of Luxembourg with the number B224055 and has its registered ofﬁce at 9, rue Sainte Zithe, L-2763 Luxembourg.

The Group is a global leader in the design, production, and distribution of premium ﬁrearms, ammunitions, optics and related accessories, serving defence, law enforcement, and civilian markets through a diverse portfolio of renowned brands.

8.2       Basis of preparation

The consolidated ﬁnancial statements of the Company together with its subsidiaries and associates (“the Group”) as at 31 December 2025 have been signed and authorized for issue by the Board of Directors on 26 May 2026. The Consolidated Financial Statements 2025 are subject to approval by the shareholders meeting.

The ﬁgures set out in these consolidated ﬁnancial statements are expressed in Euro and all values are rounded to the nearest thousand (Eur thousand) unless otherwise stated.

The accounting policies applied in the preparation of these consolidated ﬁnancial statements are set out below and are in line with the accounting principles generally accepted in the Grand Duchy of Luxembourg (Luxembourg GAAP) including a fair value option for certain ﬁnancial instruments.

8.2.1       Content and form of the consolidated ﬁnancial statements

The Group’s consolidated ﬁnancial statements include those of Beretta Holding S.A. as at 31 December 2025 as parent company and companies over which direct or indirect control is exercised.

As at 31 December 2025, the consolidation perimeter includes the following entities, consolidated according to the line-by-line method:

	Registered Office	% Ownership	Total Group interest %**	Share capital
Parent Company: Beretta Holding S.A.	Luxembourg (Luxembourg)	100		40,000
Of the Parent Company: -Beretta Industrie S.p.A.	Gardone V.T. (Italy)	100	100	40,000
- Stoeger Silah Sanayi A.S.	Istanbul (Turkey)	100	100	558

- Beretta U.S.A. Corp.	Accokeek (MD-U.S.A.)	96.21	96.21	21,006
- Benelli U.S.A. Corp.	Accokeek (MD-U.S.A.)	60	100	2,553
- Beretta Benelli Iberica S.A.	Vitoria (Spain)	100	100	801
- Beretta Hellas S.r.l.	Athens (Greece)	70	70	1,658
- Humbert Ctts S.A.S.	Veauche (France)	100	100	13,141
- Manfred Alberts GmbH	Wiehl (Germany)	80	80	100
- Sako Oy Ltd	Riihimaki (Finland)	100	100	6,728
- Burris Company Inc.	Greeley (CO-U.S.A.)	100	100	1
- Outdoor Enterprise S.A.	Lugano (Switzerland)	100	100	107
- 3 Arrows Services, Inc.	Accokeek (MD-U.S.A.)	100	100	1
- Steiner-Optik GmbH	Bayreuth (Germany)	100	100	6,130
- Gmk Ltd.	Fareham (UK)	80	80	287
- Beretta Australia Pty Ltd	Melbourne (Australia)	55	55	3,354
- Ammolux S.A.	Luxembourg (Luxembourg)	100	100	35,030
- Outdoor Enterprise Denmark ApS	Randers (Denmark)	100	100	50
- Outdoor Enterprise Sweden AB	Karlskoga (Sweden)	100	100	4,312
- Beretta Defense Technologies Kft.	Budapest (Hungary)	100	100	10
- Ammotec Austria GmbH	Wiener Neudorf (Austria)	100	100	298
- Mikx B.V.	Groningen (Netherlands)	60	60	47
- Hausken Lyddemper AS	Aksdal (Norway)	70	70	85
Of the subsidiary Beretta Industrie S.p.A.: - Fabbrica D’Armi Pietro Beretta S.p.A.	Gardone V.T. (Italy)	100	100	5,200
- Benelli Armi S.p.A.	Urbino (Italy)	100	100	4,368
- Meccanica del Sarca S.p.A.	Drò (Italy)	100	100	1,520
- A. Uberti S.p.A.	Gardone V.T. (Italy)	65.94	65.94	1,577
Of the subsidiary Benelli Armi S.p.A.: - Benelli U.S.A. Corp.	Accokeek (MD-U.S.A.)	40	See above	See above
Of the subsidiary Beretta U.S.A. Corp.: - Cougar Corp.	Accokeek (MD-U.S.A.)	100	96.21	170
Of the subsidiary Sako Oy: - Stoeger Canada (1990) Ltd	Oshawa (Canada)	100	100	2
Of the subsidiary Benelli U.S.A. Corp.: - Stoeger Industries Inc.	Accokeek (MD-U.S.A.)	99.4	99.4	38
Of the subsidiary Steiner–Optik GmbH: - Chongqing WanCai Co., Ltd.	Chongqing (China)	100	100	1,853
- Steiner eOptics, Inc.	Miamisburg (OH-U.S.A.)	100	100	1
Of the subsidiary Stoeger Silah Sanayi A.S.: - Stoeger Ic Ve Dis Ticaret L.S.	Istanbul (Turkey)	100	100	1

Of the subsidiary Humbert Ctts S.A.S.: - Cougar France Eurl	Paris (France)	100	100	1,577
- Chapuis Armes S.A.S.	St-Bonnet-le-Château (France)	100	100	3,637
Of the subsidiary Beretta Australia Pty Ltd.: - Beretta New Zealand Ltd	Auckland (New Zealand)	100	55	435
Of the subsidiary GMK Ltd.: - Holland & Holland Ltd	London (UK)	100	80	83,683
Of the subsidiary Holland & Holland Ltd: - Holland & Holland Sporting Weapons Limited	Dallas (TX-U.S.A.)	100	80	85
Of the subsidiary Mikx B.V.: - Ammotec Benelux BVBA	Boechout (Belgium)	100	60	25
Of the subsidiary Ammolux S.A.: - Ammotec Deutschland GmbH	Fürth (Germany)	100	100	100
- SwissP Defence A.G.	Thun (Switzerland)	100	100	12,884
- MFS Defense Zrt	Sirok (Hungary)	100	100	760
- Norma Precision Inc.	Pooler (G.A - U.S.A)	100	100	851
- Nobel Precision LTDA	Brasilia (Brazil)	100	100	78
- Norma Precision AB	Åmotfors (Sweden)	100	100	231
- Hexagon Ammunition Zrt	Budapest (Hungary)	100	100	13
Of the subsidiary Ammotec Deutschland GmbH: - RWS GmbH	Fürth (Germany)	100	100	25
- VS Medien GmbH	Nassau (Germany)	100	100	25
Of the subsidiary Hausken Lyddemper AS: - Riise Maskineringsteknikk AS	Aksdal (Norway)	100	70	5

* Directly held by the Parent or by a group subsidiary

** Held by the Group

The associated companies as at 31 December 2025 are the following: Calzaturiﬁcio Zamberlan S.r.l. (Pieve di Torrebelvicino (Italy) - ownership: 40%); Energia Blu s.c.a.r.l. (Gardone V.T. (Italy) - ownership: 27%); Bindig QSTP-LLC (Doha (Qatar) – ownership: 49%); Montefeltro Sport S.r.l. (Urbino (Italy) - ownership: 15%); Serbal de los Cazadores (Madrid (Spain) – ownership 40%). In addition, as at 31 December 2025 the following companies are accounted at cost: Centanex Ltd. (North Lincolnshire (UK) – ownership: 80%); Ammotec UK Ltd. (Liskeard (UK) – ownership: 80%).

The below transactions occurred in 2025 and did not have an impact on the consolidated ﬁnancial statements:

a)	merger of the subsidiary Gyttorp AB into Norma Precision AB;

The transactions below occurred in 2025 and had an impact in the consolidated ﬁnancial statements:

a)	Beretta Holding S.A. acquired all the minority shares (34%) in Humbert Ctts S.A.S.;
b)	Beretta Holding S.A. acquired 70% of shares in Hausken Lyddemper AS;
c)	Hausken Lyddemper AS acquired 100% of shares in Riise Maskineringsteknikk AS;
d)	Espingardaria Belga S.A. was liquidated during the year;

e)	Artemis Jagd und Sport GmbH was deconsolidated during the year as part of a simpliﬁcation of the Group’s structure, following the cessation of its activities. The subsidiary was subsequently liquidated in early 2026;
f)	Centanex Ltd and Ammotec UK Ltd were deconsolidated as they were deemed immaterial and in order to simplify the reporting and consolidation process. These entities are now accounted for as associates at cost rather than being fully consolidated on a line-by-line basis;
g)	Acquisition of 40% minority stakes in Serbal de los Cazadores, a company engaged in the distribution and retail sale of hunting ﬁrearms, ammunition, hunting accessories, and related premium hunting services in Spain.

The share capital of the overseas subsidiaries has been converted into Euro using the year-end exchange rates.

The ﬁnancial statements included in the consolidation are those prepared by the respective Boards of Directors for Shareholders’ Meetings approval (where required).

The ﬁnancial statements of all the subsidiaries included in the consolidated ﬁnancial statements have been appropriately reclassiﬁed and adjusted in accordance with the basis of preparation listed in the present Note.

All companies included in the consolidated ﬁnancial statements adopt the same reporting date as that of the parent company.

8.2.2       Consolidation principles

The consolidation process has been carried out according to the line-by-line method.

The following criteria were adopted under this method:

a)	the book value of investments is eliminated against the respective portion of shareholders’ equity on the recognition of the investee’s assets and liabilities; in the year of the acquisition, where the elimination gives rise to a positive difference, this is allocated, where possible, to the assets and liabilities of the consolidated companies and any residual amount is recorded under “goodwill”. Such amounts recognized as assets are amortized over their useful economic life. Where the useful economic life cannot be reliably estimated, goodwill is written off within a period not exceeding 10 years. The negative difference is allocated to the shareholder’s equity and the portion of capital and reserves attributable to minority shareholders of the consolidated subsidiaries is recorded in a speciﬁc shareholders’ equity account. Where the lower price paid is due to a realized gain, the negative difference is recorded in the consolidated income statement;
b)	equity investments are excluded from the consolidation scope from the beginning of the year where control is lost, or they are liquidated during the year;
c)	receivables and payables among consolidated companies are eliminated, as are any costs and revenues from inter-company transactions. Proﬁts and losses of a signiﬁcant amount, related to the main transactions carried out between the consolidated companies, are eliminated and included at year-end in the consolidated subsidiaries’ ﬁnancial statements. In particular, gains included in the value of inventories deriving from inter-company transactions are eliminated by reducing the value of inventories for an amount equal to the proﬁts themselves; where, in addition, for these gains within the Group the generating companies have provisioned taxes, the economic effect of such taxes is deferred until execution of the transaction with third parties;

d)	balance sheets of overseas subsidiaries are converted into Euro using year-end exchange rates; income statements are converted into Euro using the average exchange rate for the year; exchange differences deriving from such conversions are recognized to currency translation reserve in the shareholder’s equity;
e)	the portion of consolidated net income (loss) pertaining to minority interests is indicated separately in the consolidated income statement.

The exchange rates used in these ﬁnancial statements are the following:

	Income Statement		Balance Sheet
	2025	2024	31/12/2025	31/12/2024
	1.1300	1.0824	1.1750	1.0389
Canadian Dollar	1.5787	1.4821	1.6088	1.4948
UK Sterling	0.8568	0.8466	0.8726	0.8292
Chinese Renminbi	8.1185	7.7875	8.2262	7.5833
Turkish Lira	44.8161	35.5734	50.4838	36.7372
Australian Dollar	1.7518	1.6397	1.7581	1.6772
New Zealand Dollar	1.9422	1.7880	2.0380	1.8532
Swedish Krona	11.0663	11.4325	10.8215	11.4590
Danish Krone	7.4634	7.4589	7.4689	7.4578
Swiss Franc	0.9370	0.9526	0.9314	0.9412
Brazilian Real	6.3072	5.8283	6.4364	6.4253
Hungarian Forint	397.7675	395.3039	385.1500	411.3500
Norwegian Krone	11.7173	11.6290	11.8430	11.7950

8.2.3       Change in presentation

During the year, the Group implemented a new consolidation software as part of an IT transformation project. This implementation introduced an enhanced chart of accounts and reporting structure compared to the prior year. As a result, certain reclassiﬁcations were made in the presentation of the “Consolidated statement of ﬁnancial position” and “Consolidated income statement” in order to improve clarity, consistency, and the quality of ﬁnancial reporting. Management considers these reclassiﬁcations to be an improvement in the presentation of the ﬁnancial statements and consistent with the true and fair view principle under Luxembourg generally accepted accounting principles. These presentation changes have no impact on the Group’s overall net assets and results for the prior year.

Certain reclassiﬁcations were also made between line items within the same note in order to improve clarity, consistency, and the quality of ﬁnancial reporting in line with Luxembourg GAAP. Where applicable, reference has been made to the relevant notes.

In addition, the Group has changed the comparative information in respect of:

-	marketable securities – reclassiﬁcation from “Financial investments” (long-term) to “Current ﬁnancial assets” (short-term);

-	Patent Box tax beneﬁt – reclassiﬁcation from “Current tax receivable” to “Deferred tax assets”;

-	deferred tax assets – reclassiﬁcation from current assets to non-current assets;

-	purchase of treated scrap material used as raw material – reclassiﬁcation from “Services” to “Use of raw materials, consumables, supplies and goods”.

The details of the amounts reclassiﬁed, together with the related amended disclosures, are set out in the table below:

Eur thousand	Note	Ref.	2024 Published	Correction	Reclassiﬁ- cation	2024 Reclassiﬁed
Intangible ﬁxed assets	8.4		59,594	—	—	59,594
Tangible ﬁxed assets	8.5		372,610	—	—	372,610
Financial investments	8.6	a)	16,728	(12,376)	—	4,352
Non-current ﬁnancial assets	8.7		372	—	53	425
Deferred tax assets	8.8	b), c)	19,151	34,721	147	54,019
Total non-current assets			468,455	22,345	200	491,000
Inventories	8.9		679,152	—	59	679,211
Trade receivables	8.10		252,146	—	(2,942)	249,204
Current tax receivables	8.11	b)	40,436	(10,382)	1,680	31,734
Other current assets	8.12		30,609	—	(3,970)	26,639
Deferred tax assets	8.18	c)	24,339	(24,339)	—	—
Current ﬁnancial assets	8.13	a)	51,762	12,376	670	64,808
Cash and cash equivalents	8.14		363,965	—	—	363,965
Total current assets			1,442,409	(22,345)	(4,503)	1,415,561
TOTAL ASSETS			1,910,864	—	(4,303)	1,906,561

Eur thousand	Note	Ref.	2024 Published	Correction	Reclassiﬁ-cation-	2024 Reclassiﬁed
Non-current ﬁnancial liabilities	8.16		133,359	—	24	133,383
Deferred tax liabilities	8.18		42,509	—	84	42,593
Tax payables	8.17		183	—	(183)	—
Provision			46,210	—	(2,398)	43,812
Total non-current liabilities			222,261	—	(2,473)	219,788
Current ﬁnancial liabilities	8.16	e)	90,506	—	5,643	96,149
Advance payments			41,663	—	—	41,663
Trade payables	8.19		144,384	—	(1,670)	142,714
Current payables to tax authorities	8.20		32,449	—	290	32,739
Other current liabilities	8.21		81,862	—	(577)	81,285
Other ﬁnancial liabilities		e)	5,553	—	(5,553)	—
Provision	8.17		21,095	—	37	21,132
Total current liabilities			417,512	—	(1,830)	415,682
TOTAL LIABILITIES			639,773	—	(4,303)	635,470

Eur thousand	Note	Ref.	2024 Published	Correction	Reclassiﬁ- cation	2024 Reclassiﬁed
Use of raw materials, consumables, supplies and goods	8.24	d)	(573,251)	(7,452)		(580,703)
Services	8.26	f), d)	(330,081)	7,452	6,659	(315,970)
Amortization, depreciation and write-downs	8.4; 8.5		(75,998)	—	1,348	(74,650)
Other operating expenses	8.27	f)	(39,452)	—	(8,007)	(47,459)

The following section provides an explanation of all the signiﬁcant corrections:

a)	Financial Investment: following a detailed analysis by Management of the nature, liquidity, and terms and conditions of certain ﬁnancial instruments, ﬁnancial assets amounting to Eur 12,376 thousand were reclassiﬁed from “Financial investments” to “Current ﬁnancial assets”. Speciﬁcally, the governing agreement of these instruments does not provide for any lock-up period or predetermined maturity restricting their disposal in the short term, as disposals are effected by requesting repurchase directly from the issuer, a transaction that can reasonably be completed within few weeks, thereby ensuring conversion into cash within a short timeframe. This reclassiﬁcation reﬂects the correction of the prior period presentation, with comparatives restated for comparability purposes in accordance with Article 29(2) of the Law of 19 December 2002. It has no impact on equity.

b)	Taxes: in 2024, a Patent Box agreement was reached with the Italian tax authorities covering ﬁscal years 2020–2024, resulting in the recognition of a tax beneﬁt of Eur 10.4 million to be utilized through proﬁt or loss. This amount was previously presented against “Current tax receivables” rather than “Deferred tax assets”. The reclassiﬁcation reﬂects the correction of the prior period presentation, with comparatives changed for comparability purposes in accordance with Article 29(2) of the Law of 19 December 2002. It has no impact on equity.

c)	Deferred tax assets: “Deferred tax assets” amounting to Eur 24.3 million have been reclassiﬁed from current to non-current assets. Following a detailed analysis, management concluded that classiﬁcation as non-current is appropriate, as these balances reﬂect future tax effects whose realisation depends on the recovery or settlement of underlying items over multiple periods rather than within the normal operating cycle. Management benchmarked the presentation against other accounting frameworks and prevailing practices among comparable companies in Luxembourg, noting that these generally support a non-current classiﬁcation of deferred tax assets, and therefore concluded that a non-current classiﬁcation is appropriate. This reclassiﬁcation reﬂects the correction of the prior period presentation, with comparatives restated for comparability purposes in accordance with Article 29(2) of the Law of 19 December 2002. It has no impact on equity.

d)	Purchase of treated scrap material used as raw material: an amount of Eur 7.5 million previously presented within “Services” was reclassiﬁed to “Use of raw materials, consumables, supplies and goods” in order to harmonize the presentation across the Group. This reclassiﬁcation corrects prior period exposure to ensure a consistent and comparable presentation between periods in accordance with Article 29(2) of the Law of 19 December 2002. It has no impact on equity.

The following section provides an explanation of all the material reclassiﬁcations:

e)	Other ﬁnancial liabilities: derivative ﬁnancial instruments amounting to Eur 5.6 million previously presented in a separate caption within “Other ﬁnancial liabilities” are now included within “Current ﬁnancial liabilities”. The revised presentation enhances readability by reducing immaterial granularity on the face of the ﬁnancial statements, while maintaining full transparency through the related disclosures in the accompanying notes.

f)	IT license fees: following the implementation of the new Chart of Accounts, IT-related expenses were split between IT service costs and IT license costs in order to improve the classiﬁcation and transparency of costs by nature. As a result, Eur 6.7 million previously included within “Services” were reclassiﬁed to “Other operating expenses”.

8.2.4       Intangible ﬁxed assets

Intangible ﬁxed assets are recognized at cost, net of amortization calculated on a straight-line basis according to the residual useful life. Development costs are amortized from the date of marketing the product, based on the period over which it is estimated that they will produce a ﬁnancial beneﬁt and in any event over a period not exceeding ﬁve years. Patents, intellectual property rights, concessions, licenses and trademarks are amortized over the remaining usage rights period, with a maximum limit of their legal duration.

The amortization rate and methods applied are as follows:

Intangible assets	Rate of amortisation	Depreciation method
Start-up and expansion costs	20%	Straight-line
Development costs	20%	Straight-line
Concessions, patents, licenses, trademarks and similar rights and assets	10% - 33%	Straight-line
Goodwill	20%	Straight-line
Other assets	10% - 33%	Straight-line

Where, regardless of the amortization already provided, an impairment should arise, the asset is written- down; accordingly, should in following periods the reasons for the write-down no longer exist, the value adjustment is reversed.

8.2.5       Tangible ﬁxed assets

Tangible ﬁxed assets are recognized to the consolidated balance sheet at purchase or construction cost. This cost is adjusted by accumulated depreciation. Accumulated depreciation is calculated according to the economic-technical depreciation rates applied on a straight-line basis, which take into account the residual usage possibility of the assets. The rates are unchanged compared to the previous year and are as follows:

Tangible ﬁxed assets	Rate of depreciation	Depreciation method
Land and buildings	2.5% - 10%	Straight-line
Plant and machinery	6% - 6%	Straight-line
Other ﬁxtures and ﬁttings tools and equipment	12% - 33%	Straight-line

Where, regardless of the depreciation already provided, an impairment should arise, the asset is written- down; accordingly, should in following periods the reasons for the write-down no longer exist, the value adjustment is reversed.

Maintenance, expansion, modernization, or improvement costs are capitalized if they generate a signiﬁcant and tangible increase in capacity, productivity, safety, or useful life of tangible ﬁxed assets, otherwise, they are charged to the consolidated income statement in the year incurred.

Lease contracts of property, plant, and equipment whereby the Group substantially holds all risks and rewards of ownership are classiﬁed as ﬁnance leases. Finance leases are capitalized at the lease inception at the lower of the leased asset fair value or the present value of the minimum lease payments. Lease payments are apportioned between ﬁnance costs and reductions against the residual liability so as to obtain a constant rate of interest on the outstanding liability. Depreciation and subsequent asset measurement policies are consistent with those of similar property, plant, and equipment.

Lease contracts for which a signiﬁcant part of the risks and rewards incidental to ownership are kept by the lessor are classiﬁed as operating leases. Leasing expenses are recognized in the income statement and spread over the lease term on a straight-line basis.

8.2.6       Financial investments

Afﬁliated companies are those in which the Group exercises considerable inﬂuence but no form of control. Signiﬁcant inﬂuence is presumed the case that more than 20% of voting rights are held; this threshold is reduced to 10% for listed companies. Afﬁliated companies are initially recorded at cost and then accounted for, using the equity method.

Afﬁliated companies for which updated ﬁnancial information is not available and equity investment for which the Group does not exercise a signiﬁcant inﬂuence are carried at purchase price including the expenses incidental thereto. Where the Group considers that ﬁxed assets have suffered a durable decline in value, a value adjustment is recorded to reﬂect this impairment. These value adjustments are reversed if the reasons for which the value adjustments were made have ceased to apply.

8.2.7       Inventories

Inventories are made of raw materials and consumables, work in progress, ﬁnished goods, and goods for resale and payments on account.

Stocks of raw materials, consumables and ﬁnished goods, and goods for resale are recorded at lower of acquisition or production costs calculated on the basis of “ﬁrst in, ﬁrst out” (FIFO) method. A value adjustment is recorded where the market value is lower than the production cost. These value adjustments are not continued if the reasons for which the value adjustments were made have ceased to apply. Work in progress, semi-ﬁnished goods, and ﬁnished products are valued at real manufacturing cos, which includes raw materials, direct labour, and production costs.

8.2.8       Receivables and other assets

Receivables originating from revenues for the sale of goods and services are recorded under current assets when the relative revenues are recognized.

Receivables that originate for other reasons are recorded when the “right” to the receivable arises and therefore when they represent an effective obligation of third parties towards the Group. When receivables have a ﬁnancial nature, they are classiﬁed under non-current ﬁnancial assets, with indication of the amount due within one year.

Receivables are carried at costs that generally correspond to their nominal value. A value adjustment is recorded when the estimated realizable value is lower than the nominal value. The realizable value is estimated on the basis of information available to the Board of Directors. These value adjustments are reversed if the reason for which the value adjustments were made has ceased to apply.

Other assets include accruals and prepayments that are represented by incomes and charges incurred during the ﬁnancial year but related to the subsequent ﬁnancial year.

8.2.9       Current ﬁnancial assets

Transferable securities are valued at market value, expressed in the currency in which the annual accounts are prepared.

The market value corresponds to:

-	the latest available quote on the valuation day for transferable securities listed on a stock exchange or traded on another regulated market;

-	a realization value determined by using the following valuation techniques based on assumptions made by the Board of Directors and market conditions existing at the balance sheet date;

the probable realization value estimated with due care and in good faith by the Board of Directors for transferable securities not listed on a stock exchange or not traded on another regulated market and for transferable securities listed on a stock exchange or traded on another regulated market where the latest quote is not representative.

8.2.10       Cash and cash equivalents

Cash at banks and on hand are recorded at their nominal value which approximates the expected realizable amount.

8.2.11       Provisions

Allowances for risks and charges

Allowance for risks and charges are intended to cover losses or debts, the nature of which is clearly deﬁned and which at the cut-off date are either likely to be incurred or certain to be incurred but uncertain as to their amount or as to the date on which they will arise.

Allowances for risks and charges may also be created to cover charges which have their origin in the ﬁnancial year under review or a previous ﬁnancial year, the nature of which is clearly deﬁned and which at the cut-off date is either likely to be incurred or certain to be incurred but uncertain as to their amount or as to the date on which they will arise.

Provisions for deﬁned beneﬁt obligations and severance indemnity

Provisions for deﬁned beneﬁt obligations and severance indemnity are composed of employee termination indemnities and certain deﬁned beneﬁt plans. Employee termination indemnities represent the actual debt owed to employees according to legal obligations in certain jurisdictions and the labour contract in force, considering every form of long-term remuneration. The provision corresponds to the total of individual indemnities accrued up until 31 December 2025 in favour of employees as of the closing date of the consolidated ﬁnancial statements, net of advances paid, and is equal to the sum that would have been paid to employees in the event employment had been terminated at that date.

Deﬁned beneﬁt plans are accounted for using the present value of the deﬁned beneﬁt obligations by applying an actuarial valuation method. The increase in the present value of the deﬁned beneﬁt obligation resulting from employee service in the current period is recognized in the consolidated income statement.

The pension plan contract, and the mechanics used to account for pension provisions have been analysed by the Management.

8.2.12       Payables and other liabilities

Payables originating from the acquisition of goods are recorded in the consolidated statement of ﬁnancial position when the risks, charges, and signiﬁcant beneﬁts related to ownership have been substantially transferred. Payables for services are recorded when the services have been provided, or rather when the service has been undertaken.

Financial payables arising from ﬁnancing operations and those other than from the acquisition of goods and services are recorded when the entity has an obligation to the counterparty based on legal and contractual conditions.

The account “Advance payments” refers to the advance payments received from customers relating to the supply of goods and services not yet performed.

Payables are recorded at their reimbursement value.

When the amount payable on account is greater than the amount received, the difference is shown as an asset and is written off over the period of the debt based on the effective interest method.

8.2.13       Revenues

Revenues comprise the amounts derived from the sale of products and the provision of services falling within the Group’s ordinary activities after deductions of sales rebates value-added tax, and other taxes directly linked to the turnover.

8.2.14       Costs

Purchase costs are recognized on the basis of the occurrence principle. Raw materials, ancillary, consumables, and goods include accessory acquisition costs (transport, insurance, loading and unloading, etc.) where the supplier has included such costs in the purchase price, otherwise, they are recorded separately under service costs based on their nature.

8.2.15       Income and deferred taxes

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Provisions for taxation correspond to the difference between the tax liability estimated by the Group and the advance payments for the ﬁnancial years for which the tax return has not yet been ﬁled. The current tax provision is recorded under the caption “Current payables to tax authorities”.

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for ﬁnancial reporting purposes at the reporting date. Deferred tax liabilities are recognized for all taxable temporary differences, except:

a)	when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting proﬁt nor taxable proﬁt or loss;
b)	in respect of taxable temporary differences associated with investments in subsidiaries and associates, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable proﬁt will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized, except:

a)	when the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting proﬁt nor taxable proﬁt or loss;
b)	in respect of deductible temporary differences associated with investments in subsidiaries and associates, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable proﬁt will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed each year and reduced to the extent that it is no longer probable that sufﬁcient taxable proﬁt will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed each year and are recognized to the extent that it has become probable that future taxable proﬁts will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

8.2.16       Foreign currency transactions

Transactions in foreign currencies are translated into Eur at the exchange rates prevailing at the date of the transactions.

For subsequent measurement a distinction between monetary items and non-monetary items must be made.

The essential feature of a monetary item is a right to receive (or an obligation to deliver) a ﬁxed or determinable number of units of currency. Monetary items include receivables and other assets, cash and cash equivalents, provisions and liabilities. All other items are non-monetary items.

Financial investments can be both monetary and non-monetary items. Debentures and interest-bearing securities (bonds) are monetary items. On the other hand, investments and securities, without vested claims to a speciﬁc or speciﬁable monetary amount (e.g. stock shares, investment shares) are non-monetary items.

Amounts prepaid for goods and services are non-monetary items since they are to be settled by the delivery of a non-monetary asset (and not a ﬁxed or determinable monetary amount). When service interruption is indicated, such as in the case of a partial or full refund of the prepayment, the prepaid amounts are classiﬁed as monetary items.

Foreign currency monetary items are reported using the closing rate as of the cut-off date with an income statement effect to be recorded under Net Exchange Differences. An exception is represented by unrealized exchange gains on transactions for which the settlement is uncertain or not predictable, which are not recognized in the consolidated income statement.

Foreign non-monetary items are translated using historical exchange rates (rate at the date of the transaction) with no further revaluation/devaluation.

8.2.17       Derivative ﬁnancial instruments

The Group may enter into derivative ﬁnancial instruments such as options, swaps, futures, or foreign exchange contracts.

Derivative ﬁnancial instruments are fair valued based on market value/valuation techniques. Unrealized gains and losses are recorded in the proﬁt and loss except if the ﬁnancial instrument is designated as a hedge for exposure to the variability of future cash ﬂows, in this case, the effective portion of the fair value of the instrument is reported in the Consolidated statement of the changes in the shareholders’ equity.

The market value of the derivative ﬁnancial instruments corresponds to:

–	the latest available quote on the valuation day for derivatives listed on a stock exchange or traded on another regulated market;

–	the probable realization value estimated through common valuation techniques based on assumptions made by the Board of Directors and market conditions existing at the balance sheet date.

In order to provide a more meaningful presentation of the economic effects of the Group’s foreign currency exposure, the fair value gains and losses arising on derivative instruments on exchange rate contracts are presented together with the related foreign exchange gains and losses within the caption “Net exchange rate differences”.

8.3       Pillar Two legislation

The Company is subject to the tax legislation in force in Luxembourg applicable to all commercial companies. The Company is within the scope of the OECD Pillar Two model rules (“Pillar Two Rules”). These rules have been enacted in Luxembourg and include the Income Inclusion Rule (“IIR”) and the Qualiﬁed Domestic Minimum Top-up Tax (“QDMTT”), effective for ﬁnancial years starting on or after 31 December 2023, as well as the Undertaxed Proﬁts Rule (“UTPR”), effective for ﬁnancial years starting on or after 31 December 2024. The legislation imposes a minimum effective tax rate of 15%.

At the reporting date, the Group is still in the process of conducting its Transitional Country by Country Reporting Safe Harbour (“TCSH”) assessment. This assessment cannot yet be ﬁnalised, as the consolidated ﬁnancial statements of the Ultimate Parent Entity (“UPE”) are not available at the date of approval of these ﬁnancial statements. Consequently, the Pillar Two assessment at UPE level remains ongoing and includes the evaluation of the applicability of the TCSH and, where applicable, the performance of GloBE calculations.

As the Company is an intermediate parent entity (“IPE”) of the Group and given that the UPE is established in the same jurisdiction, the application and allocation of any Pillar Two top up tax would be determined at UPE level. In such circumstances and on the basis of the information available at the reporting date, no material Pillar Two top up tax liability is expected to be borne by the Company in Fiscal Year 2025.

Deferred tax assets have not been recognized in respect of the following items:

Eur thousand	31/12/2024	Utilization for the year	Addition for the year	Revaluation due to change in tax rate	31/12/2025
Tax losses carried forward	67,811	—	9,327	—	77,138
Unrecognized deferred tax assets, net	12,746	—	1,580	—	14,326

8.4       Intangible ﬁxed assets

The changes to the net book value of intangible ﬁxed assets in 2025 are set out in the table below:

Eur thousand	Start-up and expansion costs	Development Costs	Concessions, patents, licenses, trademarks and similar rights and assets	Goodwill	Other assets	Payments on account and assets under development	Total
Cost at the beginning of the year Reclassiﬁed*	55	869	60,761	54,407	39,916	2,306	158,315
Additions for the year	—	—	4,036		282	172	4,490
Change in scope of consolidation	—	—	9	2,806	176	—	2,991
Disposals for the year	—	—	(1,045)	(958)	(13)	—	(2,016)
Transfers for the year	—	—	1,085	—	(401)	(1,611)	(927)
Exchange differences and other movements	(7)	—	119	79	3,950	(128	4,012
Cost at the end of the year	48	869	64,965	56,334	43,910	739	166,865

Accumulated amortization - beginning of the year Reclassiﬁed*	39	869	50,842	26,922	20,049	—	98,721
Amortization for the year	6	—	2,022	11,076	7,440	—	20,544
Change in scope of consolidation	—	—	6	—	159	—	165
Amortization related to disposal	—	—	(1,045)	(958)	(13)	—	(2,016)
Transfers for the year	—	—	—	—	(401)	—	(401)
Exchange differences and other movements	(8)	—	(298)	43	2,442	—	2,179
Accumulated amortization - end of the year	37	869	51,527	37,083	29,676	—	119,192

Net book value:
31/12/2024 Reclassiﬁed*	17	—	9,919	27,485	19,867	2,306	59,594
31/12/2025	11	—	13,438	19,251	14,234	739	47,673

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

The amortization of the year is mainly referred to Other assets (customer lists) and Goodwill recognized as part of the business combination following the acquisition of the ammunition business, no impairment indicators were identiﬁed as at 31 December 2025.

The transfers recognised during the year relate to certain assets previously recorded within intangible ﬁxed assets which have been reclassiﬁed to the appropriate categories of tangible ﬁxed assets

8.5       Tangible ﬁxed assets

Tangible ﬁxed assets amount to Eur 370.3 million in 2025. The changes to the net book value in 2025 are presented in the table below:

Eur thousand	Land and buildings	Plant and machinery	Other ﬁxtures and ﬁttings, tools and equipment	Payments on account and tangible ﬁxed assets under develop-ment	Total
Cost at the beginning of the year Reclassiﬁed*	211,838	733,741	282,538	28,485	1,256,601
Additions for the year	4,696	27,558	11,539	21,148	64,941
Change in scope of consolidation	(45)	—	208	—	163
Disposals for the year	(257)	(16,273)	(3,418)	(458)	(20,405)
Transfers for the year	2,501	8,141	1,518	(11,235)	927
Exchange differences and other movements	(10,173)	(6,299)	(6,546)	(522)	(23,540)
Cost at the end of the year	208,561	746,869	285,838	37,418	1,278,686

Accumulated depreciation - beginning of the year Reclassiﬁed*	93,686	548,962	241,343	—	883,991
Depreciation for the year	9,065	33,409	13,054	—	55,528
Change in scope of consolidation	(45)	—	183	—	138
Depreciation related to disposal	(257)	(13,784)	(3,009)	—	(17,049)
Transfers for the year	401	—	—	—	401
Exchange differences and other movements	(5,300)	(3,942)	(5,334)	—	(14,576)
Accumulated depreciation- end of the year	97,550	564,646	246,237	—	908,432

Net book value:
31/12/2024 Reclassiﬁed*	118,151	184,778	41,195	28,485	372,610
31/12/2025	111,011	182,223	39,601	37,418	370,254

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

The main investments in 2025 are related to land and building, plant, machineries and industrial and commercial equipment, and include:

–	purchase of a new building in Miamisburg (Ohio) for the optics business in United States;

–	purchase of a new building in Auckland by the distributor in New Zealand;

–	purchase of new building in Italy where the historical manufacturing plants are based;

–	new machines and equipment to increase the defence/law enforcement production;

–	new machines, equipment and tooling to develop new products;

–	investments to replace and overhaul old machineries and equipment;

Capital expenditure is mainly concentrated in Italy, North America, Germany, Finland, Sweden, Switzerland and New Zealand.

The transfers recognized during the year relate to certain assets previously recorded within intangible ﬁxed assets which have been reclassiﬁed to the appropriate categories of tangible ﬁxed assets.

8.6       Financial investments

Financial investments are reported in the table below:

Eur thousand	31/12/2024 Reclassiﬁed*	Increases / (Decreases)	Exchange differences	Change in scope	31/12/2025
Participating interests	4,134	(890)	(1,073)	1,813	3,984
Investments held as ﬁxed assets	218	52,004	—	—	52,222
Total	4,352	51,114	(1,073)	1,813	56,206

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

In 2025 Beretta Holding S.A. acquired a 9.95% minority interest in Sturm, Ruger & Co., Inc. The transaction represents a strategic investment aimed at strengthening the Group’s presence in the United States and supporting potential industrial and commercial cooperation. Total consideration amounted to Eur 52,004 thousands, including directly attributable transaction costs. As of 31 December 2025, the investment was classiﬁed as an other investment, given the absence of both control and signiﬁcant inﬂuence at that date.

The change in scope mainly relates to the acquisition of 40% interest in Serbal de los Cazadores.

Details of the effects resulting from the application of the equity method on participating interests are as follow:

Eur thousand	Total
31/12/2024	4,134
Capital Increase	1,179
CTA Reserve	(1,073)
Portion of the result recorded in the Income Statement	(7,834)
Other movements	7,578
31/12/2025	3,985

The impact recognized in the income statement and the other movements mainly relates to the Group’s associate in the Middle East, which is accounted for using the equity method.

8.7       Non-current ﬁnancial assets

Other non-current ﬁnancial assets are mainly referred to guarantee deposits.

8.8       Deferred tax assets

Deferred tax assets amount to Eur 38.3 million (2024: Eur 54.0 million). The amount refers to beneﬁts expected on temporary deductible differences on the basis of the reasonable certainty they will be recovered. Deferred tax assets and related temporary deductible differences are as follows:

Eur thousand	31/12/2025	Tax Effect	31/12/2024 Reclassiﬁed*	Tax Effect Reclassiﬁed*
Consolidation adjustments	82,753	21,051	88,486	21,885
Allowance for obsolescence and other differences in inventory	18,362	4,752	17,074	4,490
Allowance for risks and charges	1,506	299	19,815	5,653
Allowance for warranties	2,252	631	2,291	642
Depreciation on revaluations of ﬁxed assets	—	—	265	70
Doubtful debt provision not-deductible	1,324	408	901	224
Personnel costs	8,378	2,298	10,427	2,860
Agents’ termination indemnities	1,152	229	257	62
Allowance for returns and discounts	—	—	1,362	327
Losses from valuation of foreign currency balances	103	25	407	143
Tax losses carried forward	9,223	584	7,847	497
Other temporary differences	27,846	7,985	60,064	17,166
Total	152,899	38,262	209,196	54,019

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

8.9       Inventories

The balance at year-end is reported below:

Eur thousand	31/12/2025	31/12/2024 Reclassiﬁed*	Changes
Raw material, ancillaries and consumables	153,900	163,511	(9,611)
Work in progress and semi-ﬁnished products	82,323	78,291	4,032
Finished products and goods	376,933	432,616	(55,683)
Advances	8,385	4,793	3,592
Total	621,541	679,211	(57,670)

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

Inventories are net of an obsolescence allowance of approximately Eur 64.6 million (2024: Eur 54.4 million), mainly concerning ﬁnished products and goods for resale.

8.10       Trade receivables

The balance at year-end is as follows:

Eur thousand	31/12/2025	31/12/2024 Reclassiﬁed*	Changes
Third party trade receivables	205,794	230,833	(25,039)
Doubtful debt provision	(8,340)	(9,556)	1,216
Allowance for discounts and returns	(2,970)	(3,443)	473
Third party trade receivables	194,484	217,834	(23,350)
Trade receivables from associates	24,116	31,370	(7,254)
Total trade receivables	218,600	249,204	(30,604)

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

Receivables from associates mainly relates to trade receivables from an associated company incorporated in the Middle East area for Eur 24.0 million (2024: Eur 31.1 million).

Receivables recognized in the ﬁnancial statements, net of the provision for doubtful accounts and the allowance for discounts and returns, are entirely due within one year.

The following movements took place in the doubtful debt provision during the year:

Eur thousand	31/12/2024	Prov.	Losses	Release	Change in scope	Exchange Diff.	31/12/2025
Doubt. debt provision	9,556	18	(900)	(174)	(90)	(69)	8,340

The following movements took place in the allowance for discounts and returns during the year:

Eur thousand	31/12/2024	Prov.	Utiliza- tion	Release	Change in scope	Exchange Diff.	31/12/2025
Allow. for discounts & returns	3,443	290	(570)	—	—	(192)	2,970

8.11       Current tax receivables

As at 31 December 2025 the caption amounts to Eur 25.0 million, compared to Eur 31.7 million in the previous year. Details are reported below:

Eur thousand	31/12/2025	31/12/2024 Reclassiﬁed*	Changes
Income taxes receivables	8,437	10,788	(2,351)
Other tax receivables	6,118	9,825	(3,707)
VAT receivables	10,416	11,121	(705)
Total tax receivables	24,971	31,734	(6,763)

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

8.12       Other current assets

Other current assets amount to Eur 28.3 million (2024: Eur 26.6 million) and are detailed below:

Eur thousand	31/12/2025	31/12/2024 Reclassiﬁed*	Changes
Advances to suppliers	7,791	6,404	1,387
Due from insurance companies for pension provision	6,836	5,664	1,172
Others	5,062	5,338	(276)
Total other receivables	19,689	17,406	2,283
Accrued incomes	2,722	3,037	(315)
Prepayments	5,868	6,196	(328)
Total accrued incomes and prepayments	8,590	9,233	(643)
Total other current assets	28,279	26,639	1,640

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”. Following these changes part of the pension provision of the deﬁned beneﬁt plan of one of our subsidiaries, which results in a net liability position was reclassiﬁed from “Due from insurance companies for pension provision” to “Provision for deﬁned beneﬁt obligation” in note 8.17.

The increase in caption “Due from insurance companies for pension provision” is mainly due to remeasurement effect of the deﬁned beneﬁt plan in one of our subsidiary, which results in a net asset position and the positive effect of the remeasurement is shown in Note 8.28.

8.13       Current ﬁnancial assets

The caption amounts to Eur 69.1 million as at 31 December 2025 (2024: Eur 64.8 million) and refer mainly to marketable securities. The breakdown is as follows:

Eur thousand	31/12/2025	31/12/2024 Reclassiﬁed*	Changes
Financial receivables from associates	725	688	37
Equity investments in other companies	24	27	(3)
Financial instruments	68,345	64,093	4,252
Total	69,094	64,808	4,286

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

8.14       Cash and cash equivalents

As at 31 December 2025, cash and cash equivalents comprise the following balances:

Eur thousand	31/12/2025	31/12/2024 Reclassiﬁed*	Changes
Cash at hand	416,912	356,592	60,320
Restricted cash	7,260	7,373	(113)
Total	424,173	363,965	60,208

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

The changes in cash and cash equivalents and the Group’s net ﬁnancial position are reported in the consolidated cash ﬂow and commented on in the management report.

8.15       Net Equity

8.15.1       Share capital

The subscribed share capital as at 31 December 2025 amounts to Eur 40,000 thousand divided into 80,000 thousand shares with a nominal value of Eur 0.50 each.

8.15.2       Share premium reserves

As at 31 December 2025, the share premium amounts to Eur 21,600 thousand.

8.15.3       Reserves

8.15.3.1       Legal reserve

As at 31 December 2025, the legal reserve amounts to Eur 4,000 thousand.

8.15.3.2       Currency translation reserve

As at 31 December 2025, currency translation reserve amount to Eur (53,513) thousand (2024: Eur (19,918) thousand). The change refers mainly to the signiﬁcant ﬂuctuation of the Eur/Usd spot rate.

8.15.3.3       Other reserves

As at 31 December 2025, other reserves amount to Eur 24 thousand and are referred to the effective portion of the fair value of derivatives ﬁnancial instruments designated as a hedge for exposure to variability of future cash ﬂows.

8.15.4       Retained earnings

This account amounts to Eur 1,154.5 million and mainly includes the difference between the shareholders’ equity of the consolidated companies and their respective book values.

8.16       Financial liabilities

The detail is summarized in the table below:

	31/12/2025			31/12/2024 Reclassiﬁed*
Eur thousand	Current	Non-Current	Total	Current	Non-Current	Total
Bank loans	100,889	79,901	180,790	88,445	133,344	221,789
Others ﬁnancial liabilities	777	6	783	7,705	39	7,744
Total	101,666	79,907	181,573	96,149	133,383	229,532

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

Financial debts towards banks amount to Eur 181.6 million (2024: Eur 229.5 million). The balance of Eur 79.9 million includes loans due within 5 years.

The medium/long-term loans of some Group companies were undertaken at variable rates and converted to a ﬁxed rate through hedging contracts (IRS), with the same nominal value and repayment plans of the underlying ﬁnancial payables.

Most loans are granted on an unsecured basis, only certain subsidiaries have granted securities for an amount of Eur 2,329 thousand.

As at 31 December 2025, no guarantees were provided over the ﬁnancial liabilities toward other ﬁnancial institutions.

The caption “Other ﬁnancial liabilities” includes also fair value of derivatives instruments. The companies enter into forward contracts in order to ﬁx the impact of the foreign exchange in their operations. As at 31 December 2025 the derivatives liabilities amount to Eur 75 thousand (2024: Eur 5.6 million).

8.17       Provisions

The movement of non-current and current provisions are set out in the table below:

Eur thousand	31/12/2024 Reclassiﬁed*	Prov.	Utiliz.	Release	Fair value	Interest costs	Change in scope	Exchange Diff.	31/12/2025
Provisions for deﬁned beneﬁt obligations	30,779	954	235	—	(7,663)	962	—	247	25,514
Employees severance indemnity	11,747	325	(585)	(30)	—	—	—	(252)	11,205
Agents’ severance indemnity	1,286	88	(149)	—	—	—	—	—	1,225
Non-current provisions	43,812	1,367	(499)	(30)	(7,663)	962	—	(5)	37,944
Other provisions	21,132	3,859	(4,710)	(1,189)	—	—	(54)	(33)	19,005
Current provisions	21,132	3,859	(4,710)	(1,189)	—	—	(54)	(33)	19,005
Total	64,944	5,226	(5,209)	(1,219)	(7,663)	962	(54)	(38)	56,949

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”. Following these changes part of the pension provision of the deﬁned beneﬁt plan of one of our subsidiaries, which results in a net liability position was reclassiﬁed from “Due from insurance companies for pension provision” to “Provision for deﬁned beneﬁt obligation” in note 8.12.

Provision for deﬁned beneﬁt obligations related to certain subsidiaries in Germany, and Sweden. Only the exposure of the companies that have a net liability position are presented in this caption. The companies that present a net asset position have their exposure presented in the account “Due from insurance companies for pension provision” (note 8.12).

Employees’ severance indemnity is mainly recognized on the basis of the legal obligation upon companies in certain jurisdictions and concerns a payable to employees which will be settled on the conclusion of employment.

The details of Other Provisions are as follows:

Eur thousand	31/12/2024 Reclassiﬁed*	Prov.	Utiliz.	Release	Change in scope	Exchange Diff.	31/12/2025
Allowance for industrial risks and charges	5,413	12	(2,706)	(20)	—	—	2,699
Allowance for warranties	9,791	3,280	(29)	(224)	—	(7)	12,810
Other allowances for risks & future charges	5,929	568	(1,975)	(946)	(54)	(26)	3,495
Total	21,132	3,859	(4,710)	(1,189)	(54)	(33)	19,005

8.18       Deferred tax liabilities

Deferred taxes are recorded on taxable temporary differences and amount to Eur 37.7 million (2024: Eur 42.6 million). The nature of such liabilities is detailed in the table below:

Eur thousand	31/12/2025	Tax Effect	31/12/2024 Reclassiﬁed*	Tax Effect Reclassiﬁed*
Accelerated depreciation	64,397	13,822	58,557	12,474
Revaluation of assets	61,208	14,816	64,874	15,329
Consolidation adjustments	12,038	3,163	95,229	8,151
Exchange gains from conversion	183	54	512	149
Other temporary differences	25,849	5,809	28,806	6,490
Total	163,675	37,664	247,978	42,593

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

Deferred taxes on accelerated depreciation and revaluation of assets mainly relate to foreign subsidiaries. Deferred taxes on consolidation entries include the effects of the purchase price allocation exercise following the acquisition of Ammotec which concluded on a step-up in value of Eur 35,260 thousand on contracts with customers (intangible assets) and the consequent recognition of a deferred tax liability impact for the current year to Eur 3,163 thousand (2024: Eur 4,919 thousand).

8.19       Trade payables

Trade payables amount to Eur 137.8 million and show a decrease of Eur 4.9 million compared to prior year (2024: Eur 142.7 million). The balance includes ordinary accounts payable to suppliers and are all due within the year.

For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

8.20       Current payables to tax authorities

The details are as follows:

Eur thousand	31/12/2025	31/12/2024 Reclassiﬁed*	Changes
Payables to tax authorities on behalf of employees	7,024	6,134	890
Payables for VAT	7,196	6,131	1,065
Payables for income taxes and other taxes	15,414	20,474	(5,060
Total	29,634	32,739	(3,105

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

8.21       Other current liabilities

Other current liabilities are detailed below:

Eur thousand	31/12/2025	31/12/2024 Reclassiﬁed*	Changes
Social security payable	7,600	7,679	(79)
Payables to personnel for wages and salaries	8,750	8,612	138
Payables to personnel for holidays and leave	23,940	23,630	310
Payables to personnel for bonuses	15,031	10,955	4,076
Accrued expenses and deferred income	23,236	17,004	6,232
Others	8,738	13,405	(4,667)
Total other payables	79,695	73,606	6,089
Total other current liabilities	87,295	81,285	6,010

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

8.22       Revenues

Sales revenues of the year amount to Eur 1,680.6 million and show an increase of Eur 11.8 million compared to 2024.

Net turnover is referred to sales of light ﬁrearms, ammunitions, optics and accessories in both civil and defence/law enforcement markets.

The breakdown of sales by geographical area is set out on the table below:

Eur million	2025	2024	Changes
Europe	931.0	836.2	94.8
North America	537.3	643.0	(105.7)
Rest of the World	212.3	189.6	22.7
Total	1,680.6	1,668.8	11.8

8.23       Other operating income

Other operating income in 2025 amount to Eur 13.6 million (2024: Eur 22.9 million) and are broken down as follows:

Eur thousand	2025	2024	Changes
Internal cost capitalized under ﬁxed assets	4,043	4,475	(432)
Operating grants	2,107	1,657	450
Insurance compensation	121	142	(21)
Recovery of costs/sundry refunds	964	1,831	(867)
Royalties	462	374	88
Reversal of allowances for risks and charges	1,189	3,073	(1,884)
Reversal of doubtful debts provision	174	1,149	(975)
Gains from sales of ﬁxed assets	452	343	109
Other	4,079	9,833	(5,754)
Total	13,591	22,877	(9,286)

8.24       Use of raw materials, consumables, supplies and goods

The caption amounts in 2025 to Eur 616.7 million (2024: Eur 580.7 million).

For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

8.25       Personnel costs

Personnel costs amount to Eur 435.8 million (2024: Eur 422.7 million).

Eur thousand	2025	2024 Reclassiﬁed*	Changes
Wages and salaries	323,211	318,354	4,857
Social security contributions	68,044	65,657	2,387
Employee severance indemnity	3,081	3,352	(271
Retirement pension and others	14,721	15,498	(777
Other personnel costs	26,718	19,825	6,893
Total	435,775	422,686	13,089

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

Retirement pension and others include the economic impacts of the pension plans of some of our subsidiaries in Germany, Sweden and Switzerland which resulted in the recognition of a cost of Eur 954 thousand.

The average workforce is 5,931 (including temporary employees). The breakdown is as follows:

Average workforce	2025	2024	Changes
Executives	144	144	—
White-collar	2,167	2,223	(56)
Blue-collar	3,620	3,672	(52)
Total	5,931	6,039	(108)

8.26       Services

In 2025, costs for services amount to Eur 316.8 million (2024: Eur 316.0 million) and are detailed as follows:

Eur thousand	2025	2024 Reclassiﬁed*	Changes
Outsourcing	31,789	32,228	(439)
Marketing and promotional expenses	28,862	47,229	(18,367)
Trade fairs	13,710	7,571	6,139
Commissions	27,954	27,053	901
Maintenance and repairs	44,667	43,743	924
Freight on sales	33,764	33,811	(47)
Personnel travel costs	14,735	13,406	1,329
Utilities	18,330	19,662	(1,332)
IT services	14,105	11,497	2,608
Legal, administrative, tax and other services	6,633	9,930	(3,297)
Product and process research and development	3,942	3,301	641
Freight on purchases	5,740	4,948	792
Insurance	7,525	7,345	180
Bank charges	3,700	3,418	282
Cleaning & security	7,629	6,986	643
Testing	5,242	2,705	2,537
Communications	4,409	1,541	2,868
Training	1,720	2,225	(505)
Other	42,386	37,371	5,015
Total	316,842	315,970	872

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

In June 2025, Beretta Holding paid emoluments that amounts to Eur 290 thousand to the members of the Board of Directors. The Company has accrued the same amount to be paid in 2026, in accordance with the decision of the Shareholders Meeting held on 18 June 2025.

8.27       Other operating expenses

The caption amounts to Eur 42.3 million (2024: Eur 47.5 million) and is detailed as follows:

Eur thousand	2025	2024 Reclassiﬁed*	Changes
Rental Costs	12,761	14,066	(1,305)
Operating Leases	3,457	2,869	588
Licenses	7,629	8,025	(396)
Other lease and rental costs	1,267	2,354	(1,087)
Total use of third-party assets cost	25,114	27,314	(2,200)
Duties and non-income taxes	3,318	3,021	297
Membership fees	2,758	2,475	283
Liberalities	1,395	1,104	291
Accrual for bad debts	18	1,348	(1,330)
Others	9,773	12,197	(2,424)
Total other expenses	17,262	20,145	(2,883)
Total other operating expenses	42,376	47,459	(5,083)

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

8.28       Financial income

The caption “Financial income” amounts to Eur 19.0 million in 2025 (2024: Eur 24.6 million) and includes ﬁnancial income from investments in securities for Eur 4.4 million, interests income and fair value derived from remeasurement of deﬁned beneﬁt plans for Eur 7.7 million and bank and other interest income for Eur 6.7 million.

8.29       Financial expenses

The caption “Financial expenses” amounts to Eur 10.6 million (2024: Eur 15.7 million) and includes interests on loans and borrowings and other interests changes for Eur 8.4 million, the interest cost of the deﬁned beneﬁt plan for Eur 1.0 million, the negative impacts recorded on transferable securities for Eur 0.2 million and other ﬁnancial charges for Eur 1.0 million.

8.30       Net exchange differences

The detail of the caption is set out on the table below:

Eur thousand	2025	2024	Changes
Net exchange gains (losses) on ﬁnancial assets and liabilities	3,054	(11)	3,065
Other net exchange gains (losses)	(4,753)	(2,876)	(1,877)
Total	(1,699)	(2,887)	1,188)

8.31       Income taxes

The breakdown for 2025 is as follows:

Eur thousand	2025	2024 Reclassiﬁed*	Changes
Current taxes	(49,184)	(50,524)	1,340
Deferred tax income & charges	552	7,158	(6,606)
Total	(48,633)	(43,366)	(5,266)

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 8.2.3 “Change in Presentation”.

8.32       Audit fees

The table below shows the fees for the year 2025 for the audit and non-audit services provided by independent auditors and entities belonging to the network.

Eur thousand	2025	2024	Changes
Parent company audit subsidiaries audit	1,635	1,456	179
Audit related fees	80	626	(546)
Total	1,715	2,082	(367)

8.33       Off-balance sheet commitments and contingent liabilities

Off-balance sheet commitments and contingent liabilities are reported below:

-	corporate guarantees amount to Eur 43.8 million and include guarantees to banks on behalf of subsidiaries and associated companies;

-	other unsecured guarantees amount to Eur 86.4 million and principally refer to credit mandates and letters of patronage issued to the banks in guarantee of credit lines in favour of a number of subsidiaries and associated companies;

-	sureties in favour of institutional clients amount to Eur 0.2 million;

-	bank guarantees amount to Eur 3.57 million;

-	rents and lease commitments amount to Eur 6.58 million.

8.34       Transactions with related parties

We report that all transactions with related parties have been executed on an arm’s length basis.

8.35       Signiﬁcant events after the end of the year

On 20 February 2026, the U.S. Supreme Court ruled that the tariffs introduced during 2025 under the International Emergency Economic Powers Act (“IEEPA”) were not validly imposed. As a consequence, the U.S. administration ceased the collection of these tariffs and introduced replacement measures under alternative legal authorities. The ruling also opens, in principle, the possibility for importers to recover IEEPA-based duties previously paid; however, the practical mechanics, timing and outcome of any refund process remain subject to signiﬁcant uncertainty. Accordingly, no asset in respect of potential tariff refunds has been recognised in the consolidated ﬁnancial statements as at 31 December 2025. Management continues to monitor the evolution of the U.S. tariff environment and its potential impact on the Group’s operations.

On 27 March 2026, Beretta Holding S.A. entered into a Loan Agreement with Credit Agricole Italia

S.p.A for an amount of Eur 75,000,000.00. The loan bears interest rates at market conditions and has 6 years maturity. The full amount of loan has been drawn on 30 March 2026.

On 4 May 2026, Beretta Holding S.A. and Sturm, Ruger & Company, Inc., in which the Group already held a signiﬁcant minority interest as at 31 December 2025, entered into a Strategic Cooperation Agreement. The Agreement reﬂects the parties’ shared commitment to long-term value creation, constructive engagement and stability.

Under the terms of the Agreement, Beretta Holding S.A. will be allowed to increase its investment in Ruger up to a maximum of 25% of the outstanding share capital of Ruger. The increase in the shareholding is expected to be implemented through a partial tender offer at a minimum price of Usd 44.80 per share in cash, representing a premium of approximately 20% over the 60-day volume-weighted average share price of Ruger prior to the announcement of the tender offer. The launch of the tender offer remains subject to the obtaining of the applicable regulatory approvals and, accordingly, had not commenced as at the date of authorisation of these consolidated ﬁnancial statements.

In connection with the increased investment, Beretta Holding S.A. will be entitled to nominate up to two independent directors to the Board of Directors of Ruger following the 2026 Annual Meeting of Shareholders of Ruger and the obtaining of the relevant regulatory approvals. The Agreement also provides for a three-year standstill period during which Beretta Holding S.A. has undertaken, among other things, not to initiate or support any proxy contest or similar action, and to vote its shares in alignment with the recommendations of the Ruger Board of Directors, subject to limited customary exceptions.

The Agreement is consistent with the Group’s strategy to further strengthen its industrial and commercial presence in the United States, which represents a key market in which the Group has operated for several decades, and to pursue avenues of commercial cooperation with Ruger in compliance with applicable laws and regulations. Ruger will continue to operate as an independent U.S. listed company.

In the ﬁrst months of 2026, the international geopolitical landscape has been marked by a signiﬁcant deterioration of the situation in the Middle East, in particular due to the escalation of the conﬂict involving Iran, Israel and the United States, and its gradual spread across the wider Middle East region. The Group operates in the region through an associate. This associate continues to carry out its ordinary business activities, including procurement from Group companies, local assembly and shipments to end customers, all of which are proceeding as planned. As of the date of this report, neither the associate operations nor the Group’s wider business have been signiﬁcantly affected by the events described above, and there are no indications of risks to their going concern. Management is nevertheless closely monitoring developments and any potential impact on the ﬁnancial position, results and cash ﬂows of the Group and the subsidiaries involved. No adjustments have been made to the consolidated ﬁnancial statements as at 31 December 2025 in respect of these events, as they are considered non-adjusting subsequent events.

No other signiﬁcant events have occurred between the reporting date and the date of authorisation of these consolidated ﬁnancial statements that would require adjustment to, or disclosure in, the consolidated ﬁnancial statements.

Annual Accounts as at 31 December 2025

1.       Independent auditor’s report

2.       Abridged balance sheet

Amounts in Eur	Reference(s)		Current year		Previous year Reclassiﬁed*
Assets
A. Subscribed capital unpaid		101	—	102	—
I. Subscribed capital not called		103	—	104	—
II. Subscribed capital called but unpaid		105	—	106	—
B. Formation expenses		107	—	108	—
C. Fixed assets		109	873,614,096.05	110	804.937.515,39
I. Intangible assets	4.4	111	—	112	—
II. Tangible assets	4.5	125	46,770.56	126	63,469.40
III. Financial assets	4.6	135	873,567,325.49	136	804.874.045,99
D. Current assets		151	248,811,240.84	152	294.980.705,97
I. Stocks		153	—	154
II. Debtors	4.7	163	194,886,427.50	164	203,609,671.07
a) becoming due and payable within one year		203	118,456,497.23	204	18,848,070.80
b) becoming due and payable after more than one year		205	76,429,930.27	206	184,761,600.27
III. Investments	4.8	189	41,043,203.81	190	40.487.423,03
IV. Cash at bank and in hand		197	12,881,609.53	198	50,883,611.87
E. Prepayments	4.9	199	688,731.58	200	1,047,040.66
TOTAL ASSETS		201	1,123,114,068.47	202	1,100,965,262.02

Amounts in Eur	Reference(s)		Current year		Previous year Reclassiﬁed*
Capital reserves and liabilities
A. Capital and reserves	4.10	301	966,092,053.69	302	893,560,741.34
I. Subscribed capital	4.10.1	303	40,000,000.00	304	40,000,000.00
II. Share premium account	4.10.2	305	21,600,000.00	306	21,600,000.00
III. Revaluation reserve		307	—	308	—
IV. Reserves	4.10.3	309	4,000,000.00	310	4,000,000.00
V. Proﬁt or loss brought forward	4.10.4	319	810,460,741.34	320	750,549,265.05
VI. Proﬁt or loss for the ﬁnancial year		321	90,031,312.35	322	77,411,476.29
VII. Interim dividends		323	—	324	—
VIII. Capital investments subsidies		325	—	326	—
B. Provisions	4.11	331	294,851.15	332	264,851.15
C. Creditors	4.12	435	156,727,163.63	436	207,139,669.53
a) becoming due and payable within one year		453	53,327,163.64	454	78,339,669.54
b) becoming due and payable after more than one year		455	103,399,999.99	456	128,799,999.99
D. Deferred income		403	—	404	—
TOTAL CAPITAL, RESERVES AND LIABILITIES		405	1,123,114,068.47	406	1,100,965,262.02

* For details on the reclassiﬁcation of ﬁgures for the year ended as at 31 December 2024, please refer to note 4.2.3 “Change in Presentation”.

3.       Abridged proﬁt and loss accounts

Amounts in Eur	Reference(s)		Current year		Previous year
1. to 5. Gross proﬁt or loss	4.13	651	(1,171,703.29)	652	(1,087,537.50)
6. Staff costs	4.14	605	(3,219,815.19)	606	(2,966,999.60)
a) Wages and salaries		607	(2,754,279.09)	608	(2,529,803.91)
b) Social security costs		609	(225,750.58)	610	(217,555.77)
i) relating to pensions		653	(211,741.14)	654	(203,988.44)
ii) other social security costs		655	(14,009.44)	656	(13,567.33)
c) Other staff costs		613	(239,785.52)	614	(219,639.92)
7. Value adjustments	4.15	657	(23,730.62)	658	(24,616.12)
a) in respect of formation expenses and of tangible and intangible ﬁxed assets		659	(23,730.62)	660	(24,616.12)
b) in respect of current assets		661	—	662	—
8. Other operating expenses	4.16	621	(787,147.29)	622	(603,622.28)
9. Income from participating interests	4.17	715	92,671,782.46	716	79,603,305.17
a) derived from afﬁliated undertakings		717	92,671,782.46	718	79,603,305.17
b) other income from participating interests		719	—	720	—
10. Income from other investments and loans performing part of the ﬁxed assets		721	—	722	—
a) derived from afﬁliated undertakings		723	—	724	—
b) other income not included under a)		725	—	726	—
11. Other interest receivable and similar income	4.18	727	9,343,704.04	728	15,455,688.95
a) derived from afﬁliated undertakings		729	6,908,949.09	730	12,659,454.88
b) other interest and similar income		731	2,434,754.95	732	2,796,234.07
12. Share of proﬁt or loss of undertakings accounted for under the equity method		663	—	664	—
13. Value adjustments in respect of ﬁnancial assets and of investments held as current assets	4.19	665	289,660.55	666	(1,102,074.47)
14. Interest payable and similar expenses	4.20	627	(6,575,207.73)	628	(11,454,704.85)
a) concerning afﬁliated undertakings		629	(514,540.55)	630	(641,193.57)
b) other interest and similar expenses		631	(6,060,667.18)	632	(10,813,511.28)
15. Tax on proﬁt or loss		635	—	636	—
16. Proﬁt or loss after taxation		667	90,527,542.93	668	77,819,439.30
17. Other taxes not shown under items 1 to 16	4.21	637	(496,230.58)	638	(407,963.01)
18. Proﬁt or loss for the ﬁnancial year		669	90,031,312.35	670	77,411,476.29

4.       Notes to the annual accounts

4.1       Corporate Matters

Beretta Holding S.A. (hereafter the “Company”) has been incorporated in Luxembourg on 25 April 2018 as a Société Anonyme in accordance with the Luxembourg Law of 10 August 1915, as amended, on Commercial Companies for an unlimited period of time.

The Company is registered with the Trade and Companies Register of Luxembourg with the number B 224055 and has its registered ofﬁce at 9, rue Ste Zithe, L-2763 Luxembourg.

4.1.1       Nature of the Company’s business

In accordance with its articles of incorporation, the object of the Company is:

a)	to acquire entity interests in other companies or entities both in Luxembourg and abroad, operating predominantly in the industrial sector or having purposes similar to those pursued by industrial companies;

b)	to establish or take part in the establishment of other companies or businesses operating predominantly in the industrial sector;
c)	to ﬁnance and provide the technical, ﬁnancial and managerial coordination of companies or entities in which it holds an equity interest;
d)	to provide services related to the organization, implementation and management of information systems and the data processing for subsidiary companies and legal entities;
e)	to purchase and sell plant and equipment (hardware) for electronic data processing, assistance during installation and operation;
f)	to produce and sell software designed to pursue the business purpose speciﬁed above;
g)	to provide ﬁnancial, administrative, organizational, marketing, advertising and public relations services, as well as management services generally relating to subsidiary companies and afﬁliates;
h)	to provide technical services connected, directly or indirectly, to production and industrial activities generally relating to subsidiary companies and afﬁliates;
i)	to coordinate and control industrial, commercial and management operations generally relating to subsidiary companies and afﬁliates;
j)	to purchase, for any title whatsoever, sell, exchange, dispose at any title, construct, reconstruct and restructure, demolish, administer and manage on its own account or on third-party account immovable property of any kind and use;
k)	to enter into lease, sublease, rental, sub-rental and ﬁnancial lease agreements as users, and into contracts relating to immovable property of any kind and use;
l)	to grant endorsement, guarantees and any kind of sureties for the beneﬁt of any group entities to cover bonds and liabilities of such entities toward any third parties, as well as to carry out any commercial, industrial and ﬁnancial transactions relating to securities and real estate property that the administrative body deems useful or convenient in achieving the business purpose of the Company, as well as to take on and sell directly or indirectly, any equity interests or shares in other companies or businesses, already established or to be established, having the same, a similar or related purpose.

4.1.2       Annual accounts

The ﬁnancial year of the Company is identical to the calendar year, from 1 January to 31 December of each year.

The Company also prepares consolidated ﬁnancial statements, which are ﬁled in accordance with the Luxembourg Law of 10 August 1915, as amended, on Commercial Companies. The Consolidated ﬁnancial statements of the Company are available at its registered ofﬁce 9, rue Sainte Zithe 2763, Luxembourg.

4.2       Basis of preparation

4.2.1       General principles

These annual accounts have been prepared in accordance with Luxembourg legal and regulatory requirements relating to the preparation of the annual accounts.

The accounting and valuation policies are determined by the Board of Directors in compliance with the Law of 19 December 2002.

4.2.2       Critical accounting estimates

The preparation of the annual accounts and the application of the accounting policies and methods described below require critical accounting estimates that involve judgements and the use of assumptions. By their nature, the assessments necessary for drawing up the annual accounts require the formulation of hypotheses and carry risks and uncertainties as to their occurrence in the future.

Although the Board of Directors believes that it has taken all available information into account in determining these judgements and estimates, the actual future proﬁts and losses from the operations concerned could differ from these estimates and therefore have a material impact on the annual accounts.

The use of estimates mainly concerns the following valuations:

a)	the determination of the fair value of ﬁnancial instruments that do not have a quoted market price;
b)	the estimation of the recoverable amount of impaired assets;
c)	the assessment of provisions.

The use of critical judgments in applying accounting policies may comprise the recoverability of the value of the investments in subsidiaries.

4.2.3       Change in presentation

Following a detailed analysis by Management of the nature, liquidity, and expected timing of realisation of certain ﬁnancial instruments, some ﬁnancial assets were reclassiﬁed from Fixed assets (III. Financial assets, Note 4.6) to Current assets (III. Investments, Note 4.8). Speciﬁcally, the governing agreement of these instruments does not provide for any lock-up period or predetermined maturity restricting their disposal in the short term, as disposals are effected by requesting repurchase directly from the issuer, a transaction that can reasonably be completed within few weeks, thereby ensuring conversion into cash within a short timeframe. This reclassiﬁcation reﬂects the correction of the prior period presentation, with comparatives restated for comparability purposes in accordance with Article 29(2) of the Law of 19 December 2002. It has no impact on equity.

Balance sheet

C. Fixed assets

Amount in Eur	2024 Published	Correction	2024 Reclassiﬁed
III. Financial assets	816.357.045,99	(11.483.000,00)	804.874.045,99

D. Current assets

Amount in Eur	2024 Published	Correction	2024 Reclassiﬁed
III. Investments	29.004.423,03	11.483.000,00	40.487.423,03

4.3       Signiﬁcant accounting policies

4.3.1       Foreign currency transactions

The Company maintains its accounting records in Eur and the annual accounts are expressed in this currency.

Transactions in foreign currencies are translated into Eur at the exchange rates prevailing at the date of the transactions. The values are rounded to the second decimal place.

Formation expenses, ﬁxed assets in foreign currencies are kept at historical exchange rates at the Balance Sheet date.

Monetary assets and liabilities in foreign currencies are revalued at the exchange rates prevailing at the Balance Sheet date. Exchange gains and losses are recorded in the Proﬁt and Loss accounts.

Other non-monetary assets and non-monetary liabilities in foreign currencies are kept at historical exchange rates or revalued at exchange rates prevailing at the Balance Sheet date, respectively if the latter rate is lower or higher. Accordingly, exchange losses are recognized immediately in the Proﬁt and Loss account. Exchange gains are recorded in the Proﬁt and Loss accounts at the moment of their realization.

Forward foreign exchange transactions are valued at the forward rate for the remaining term ruling on the balance sheet date. In case of unrealized gains, these are not recognized in the Proﬁt and Loss account. In case of unrealized losses, a provision is recorded to cover the potential losses.

Where there is an economic link between an asset and a liability or a hedge relationship is established, they are valued in aggregate according to the principles described above.

Revenues and expenses in foreign currencies are translated into Eur at the exchange rates applicable at the date of the transaction. Exchange gains are included in “Other interest receivable and similar income” and exchange losses in “Interest payable and similar charges”.

4.3.2       Intangible ﬁxed assets

Intangible ﬁxed assets are carried at purchase price including the expenses incidental thereto, or at production costs, less accumulated amortization. Amortization is recognized on a straight-line basis over the estimated remaining useful life of the assets. The amortization rate and methods applied are as follows:

	N. years	Rate of amortization
Patents, Licenses, trademarks and similar rights and assets acquired	From 3 to 5 years	From 20% to 33%

Where the Company considers that intangible ﬁxed assets have suffered a durable decline in value in excess of the accumulated amortization recognized, an additional write-down is recorded to reﬂect this impairment. These value adjustments are reversed if the reasons for which the value adjustments were made have ceased to apply.

4.3.3       Tangible ﬁxed assets

Tangible ﬁxed assets are carried at purchase price including the expenses incidental thereto, or at production costs, less accumulated depreciation. Depreciation is recognized on a straight-line basis over the estimated remaining useful life of the assets. The depreciation rate and methods applied are as follows:

	N. years	Rate of depreciation
Other ﬁxtures and ﬁttings, tools and equipment	From 5 to 8 years	From 12% to 20%

Where the Company considers that tangible ﬁxed assets have suffered a durable decline in value in excess of the accumulated depreciation recognized, an additional write-down is recorded to reﬂect this impairment. These value adjustments are reversed if the reasons for which the value adjustments were made have ceased to apply.

4.3.4       Financial ﬁxed assets

Valuation at purchase price

Shares in afﬁliated undertakings are valuated at purchase price including the expenses incidental thereto. In the case of durable depreciation in value according to the opinion of Board of Directors, value adjustments are made in respect of ﬁnancial ﬁxed assets, so that they are valued at the lower ﬁgure to be attributed to them at the balance sheet date. These value adjustments are not continued if the reasons for which the value adjustments were made ceased to apply.

Valuation at the net equity

Shares in afﬁliated undertakings are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the proportion of the capital and reserves of these undertakings.

Initial recognition

At the date of acquisition, the shares in afﬁliated undertakings are recorded at cost. The difference between the cost and the amount corresponding to the proportion of the capital and reserves is disclosed in the notes. The proportion of the capital and reserves has been valued by the same accounting rules as those applied by the Company.

Information regarding the undertakings in which the Company holds at least 20% can be found in the consolidated ﬁnancial statements.

Subsequent measurement

Annually, the proportion of the net proﬁt or loss attributable to the shares in afﬁliated undertakings is shown in the Proﬁt and Loss accounts under the caption: “Share of proﬁts/ losses of undertakings accounted for under the equity method”. A reserve which is unavailable for distribution is booked in equity for the portion of the result above the amount of the dividends already received.

4.3.5       Debtors/Receivables

Debtors are carried at costs which generally correspond to their nominal value. A value adjustment is recorded when the estimated realizable value is lower than the nominal value. The realizable value is estimated on the basis of information available to the Board of Directors. These value adjustments are reversed if the reasons for which the value adjustments were made have ceased to apply.

4.3.6       Investments

Investments may include transferable securities, as well as other investments in shares and other securities equivalent to shares and in bonds or other forms of securitized debts.

Transferable securities and other investments are valued at the lower of cost, including expenses incidental thereto and calculated on the basis of weighted average prices, or market value. A value adjustment is recorded where the market value is lower than the cost of purchase. These value adjustments are reversed if the reasons for which the value adjustments were made have ceased to apply.

The market value corresponds to the last available quoted price in an active market for listed securities.

4.3.7       Deferred charges

Deferred charges include expenditure paid during the ﬁnancial year but relating to a subsequent ﬁnancial year.

4.3.8       Provisions

Provisions are intended to cover losses or debts, the nature of which is clearly deﬁned and which at the date of the Balance Sheet are either likely to be incurred or certain to be incurred but uncertain as to their amount or as to the date on which they will arise.

Provisions may also be created to cover charges which have their origin in the ﬁnancial year under review or in a previous ﬁnancial year, the nature of which is clearly deﬁned and which at the Balance Sheet date are either likely to be incurred, or certain to be incurred but uncertain as to their amount or as to the date on which they will arise.

4.3.9       Creditors/Debts

Debts are recorded at their reimbursement value.

Where the amount repayable on account is greater than the amount received, the difference is shown as an asset and is written off over the period of the debt based on the effective interest rate method.

4.3.10       Tax debts

The Company is a fully taxable company and tax resident of Luxembourg. As such, the Company is liable for all taxes applicable to Luxemburgish companies. Taxes are accounted for on an accrual basis in the year to which they relate.

Tax debts correspond to the difference between the tax liability estimated by the Company and the advance payments. Advance payments exceeding the tax liability are shown in the assets of the balance sheet under the “Debtors” item.

4.3.11       Other Income

Other income comprises the amount derived from the sale of products and the provision of services after deducting sales rebates and value added tax and other taxes directly linked to turnover.

4.3.12       Dividend

Dividend income from investments is recognized when the shareholder’s right to receive the payment has been established.

4.3.13       Interest income and charges

Interest income and interest charges are accrued on a timely basis, by reference to the principal outstanding and at the nominal (or effective) interest rate applicable.

4.4       Intangible assets

The movements for the year are as follows:

Amounts in Eur	Concessions, patents, licenses, trademarks and similar rights and assets	Total
Gross book value – opening balance	17,610.19	17,610.19
Additions for the year	—	—
Disposals for the year	—	—
Transfers for the year	—	—
Gross book value - closing balance	17,610.19	17,610.19
Accumulated value adjustments – opening balance	(17,610.19)	(17,610.19)
Allocations for the year	—	—
Reversals for the year	—	—
Transfers for the year	—	—
Accumulated value adjustments – closing balance	(17,610.19)	(17,610.19)
Net book value:	—	—
Opening balance	—	—
Closing balance	—	—

4.5       Tangible assets

The movements for the year are as follows:

Amounts in Eur	Other ﬁxtures and ﬁttings, tools and equipment	Total
Gross book value – opening balance	179,284.03	179,284.03
Additions for the year	7,031.78	7,031.78
Disposals for the year	—	—
Transfers for the year	—	—
Gross book value – closing balance	186,315.81	186,315.81
Accumulated value adjustments – opening balance	(115,814.63)	(115,814.63)
Allocations for the year	(23,730.62)	(23,730.62)
Reversals for the year	—	—
Transfers for the year	—	—
Accumulated value adjustments – closing balance	(139,545.25)	(139,545.25)
Net book value:
Opening balance	63,469.40	63,469.40
Closing balance	46,770.56	46,770.56

4.6       Financial fixed assets

Amounts in Eur	Shares in afﬁliated undertakings	Shares in undertakings with which the company is linked by virtue of participating interests	Securities and other ﬁnancial instruments held as ﬁxed assets	Loans to afﬁliated undertakings	Total
Gross book value - opening balance reclassiﬁed	816,012,359.96	136,699.29	—	330,000.00	816,479,059.25
Additions for the year	16,730,916.82	52,002,362.68	—	—	68,733,279.50
Disposals for the year	(40,000.00)	—	—	(330,000.00)	(370,000.00)
Transfers for the year	—	—	—	—	—
Gross book value - closing balance	832,703,276.78	52,139,061.97	—	—	884,842,338.75

Accumulated value adjustments - opening balance reclassified	(11,275,013.26)	—		(330,000.00)	(11,605,013.26)
Allocations for the year	—	—	—	—	—
Reversals for the year	—	—	—	330,000.00	330,000.00
Transfers for the year	—	—	—	—	—
Accumulated value adjustments - closing balance	(11,275,013.26)	—	—	—	(11,275,013.26)

Net book value - opening balance reclassiﬁed	804,737,346.70	136,699.29	—	—	804,874,045.99

Net book value - closing balance	821,428,263.52	52,139,061.97	—	—	873,567,325.49

4.6.1       Shares in afﬁliated undertakings

The caption refers to the shares held by the Company in various afﬁliated undertakings. The main changes compared to 31 December 2024, are related to:

–	purchase of an additional 34% stake in a direct subsidiary in France for an amount of Eur 13,000,000.00;

–	recognition of an impairment loss of Eur 40,000.00 relating to a direct subsidiary in Germany;

–	purchase of an investment in new subsidiary in Norway for an amount of Eur 2,088,160.30 and transaction costs for an amount of Eur 96,160.00.

–	capital increase in favor of the direct subsidiary in Norway for an amount of Eur 1,546,596.52.

4.6.2       Shares in undertakings with which the Company is linked by virtue of participating interests.

–	The additions for the period relate to the acquisition of minority interests in an investment in the United States amounting to Eur 51,894,931.23, as well as associated transaction costs of Eur 107,431.45.

–	Finally the caption includes an investment in a joint venture established in the Middle East area together with some related formation expenses for an amount of Eur 136,699.29.

4.6.3       Loans to afﬁliated undertakings

–	Following the liquidation of a Portuguese subsidiary in 2025, the loan—previously fully impaired in 2024—has been derecognised. Accordingly, both the gross carrying amount and the related impairment allowance have been written off against opening balances, with no impact on the current period’s proﬁt or loss.

4.7       Debtors

The detail of the caption “Debtors” is set-out in the table below:

Amounts in Eur	2025	2024
Existing ﬁnancial receivables to afﬁliated undertakings	190,998,477.17	188,322,522.33
New ﬁnancial receivables to afﬁliated undertakings	—	12,109,028.09
Total ﬁnancial receivables to afﬁliated undertakings	190,998,477.17	200,431,550.42
Trade Receivables	3,830,096.74	3,144,441.38
Other Receivables	57,853.59	33,679.27
Total Debtors	194,886,427.50	203,609,671.07

The movements of the ﬁnancial receivables to afﬁliated undertakings are detailed in the table below:

Amounts in Eur	Existing ﬁnancial receivables to afﬁliated undertaking	New ﬁnancial receivables to afﬁliated undertakings	Total
As at 31 December 2024	200,431,550.42		200,431,550.42
Loan Agreements	525,000.00	—	525,000.00
New drawings	39,550,000.00	—	39,550,000.00
Reimbursement	(51,700,929.51)	—	(51,700,929.51)
Accrued Interests	2,192,856.26	—	2,192,856.26
Other Movements	—	—	—
As at 31 December 2025	190,998,477.17	—	190,998,477.17

The Company has the following existing loans with some of its subsidiaries:

–	loan agreement with a subsidiary in Germany for an amount of Eur 80,000,000.00 which bears interest rates at market conditions and has 8 years maturity. The balance as at 31 December 2025 amounted to Eur 80,000,000.00 (Eur 80,000,000.00 as at 31 December 2024). The interests of the period have been paid in full;

–	loan agreement with a subsidiary in Germany for an amount of Eur 30,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2025 amounted to Eur 5,000,000.00 (Eur 5,000,000.00 as at 31 December 2024). The interests of the period have been paid in full;

–	loan agreement with a subsidiary in Switzerland for an amount of Chf 15,000,000.00 which bears interest rates at market conditions and has 5 years maturity. The balance as at 31 December 2025 amounted to Chf 10,000,000.00 (Eur 10,003,000.00) (Chf 15,000,000.00 corresponding to Eur 15,004,499.55 as at 31 December 2024). The interests of the period amounts to Chf 66,280.61 (Eur 71,061.25);

–	loan agreement with a subsidiary in Switzerland for an amount of Chf 14,000,000.00 which bears interest rates at market conditions and repayment with notice of 6 months to the 20 of December of each year. The loan is the form of a revolving credit facility and the balance withdrawn as at 31 December 2025 amounted to Chf 14,000,000.00 (Eur 14,227,620.91) (Chf 5,000,000.00 corresponding to Eur 5,030,170.45 as at 31 December 2024). The interests of the period amounts to Chf 93,247.15 (Eur 99,972.82);

–	loan agreement with a subsidiary in the United States of America for an amount of Eur 5,000,000.00 which bears interest rates at market conditions and has maturity of 2 years maturity. The balance as at 31 December 2025 amounted to Eur 5,000,000.00 (Eur 5,000,000.00 as at 31 December 2024). The interests of the period amounts to Eur 179,857.25 (Eur 264,587.51 as at 31 December 2024);

–	loan agreement with a subsidiary in Sweden for an amount of Eur 12,000,000.00 which bears interest rates at market conditions and has 2 years maturity. The balance as at 31 December 2025 amounted to Eur 12,000,000.00 (Eur 8,000,000.00 as at 31 December 2024). The interests of the period amounts to Eur 497,564.87 (Eur 93,063.08 as at 31 December 2024);

–	loan agreement with a subsidiary in Hungary for an amount of Eur 41,000,000.00 which bears interest rates at market conditions and has 2 years maturity. The balance as at 31 December 2025 amounted to Eur 41,000,000.00 (Eur 6,000,000.00 as at 31 December 2024). The interests of the period amounts to Eur 1,127,933.38 (Eur 309,209.02 as at 31 December 2024);

–	loan agreement with a subsidiary in United Kingdom for an amount of Eur up to 3,750,000.00 which bears interest rates at market conditions and has 2 years maturity. The balance as at 31 December 2025 amounted to Eur 3,000,000.00 (Eur 3,000,000.00 as at 31 December 2024). The accrued interest amounts to Eur 120,085.00 (Eur 120,992.72 as at 31 December 2024);

–	loan agreement with a subsidiary in Sweden for an amount of Eur 10,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2025 amounted to Eur 9,000,000.00 (Eur 9,000,000.00 as at 31 December 2024). The interests of the period amounts Eur 76,291.00;

–	loan agreement with a subsidiary in Denmark for an amount of Eur to 5,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2025 amounted to Eur 4,000,000.00 (Eur 5,000,000.00 as at 31 December 2024). The interests of the period have been paid in full;

–	loan agreement with a subsidiary in Austria for an amount of Eur 7,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2025 amounted to Eur 4,200,000.00 (Eur 5,000,000.00 as at 31 December 2024). The interests of the period have been paid in full;

–	loan agreement with a subsidiary in Hungary for an amount of Eur 200,000.00 which bears interest rates at market conditions and has 2 years maturity. The balance as at 31 December 2025 amounted to Eur 200,000.00 (Eur 200,000.00 as at 31 December 2024). The interests of the period have been paid in full;

–	loan agreement with a subsidiary in Germany for an amount of Eur 650,000.00 which bears interest rates at market conditions and has 1 year maturity. The balance as at 31 December 2025 amounted to Eur 650,000.00 (Eur 100,000.00 as at 31 December 2024). The accrued interest amounts to Eur 13,849.01 (Eur 1,950.67 as at 31 December 2024);

–	loan agreement with a subsidiary in Greece for an amount of Eur 525,000.00 which was extended for 1 more year, bears interest rates at market conditions. The balance as at 31 December 2025 amounted to Eur 525,000.00 (Eur 525,000.00 as at 31 December 2024). The accrued interest amounts to Eur 6,241.68 (Eur 6,241.68 as at 31 December 2024);

–	loan agreement with a subsidiary in Luxembourg for an amount of Eur to 2,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2025 amounted to Eur 0.00 (Eur 2,000,000.00 as at 31 December 2024). The interests of the period have been paid in full (same as at 31 December 2024.

During the year, the Company recorded new drawings of intercompany loans amounting to Eur 39,550,000. These relate entirely to intercompany ﬁnancing arrangements with subsidiaries in Hungary (Eur 35,000,000), Sweden (Eur 4,000,000), and Germany (Eur 550,000).

Repayments during the period totalled Eur 51,700,929.51 and mainly relate to the settlement of an intercompany loan with a German subsidiary, amounting to Eur 44,500,000.

Finally, in the course of 2025, the Company entered into a new loan agreement with subsidiary in Luxembourg for an amount of Eur to 12,000,000.00 which bears interest rates at market conditions and has 3 years maturity. The balance as at 31 December 2025 amounted to Eur 0.00. The interests of the period have been paid in full.

Trade Receivables

Accounts receivables amount to Eur 3,830,096.74 and are all related to costs and fees charged to the various subsidiaries pursuant to the management and mutual services agreements (Eur 3,144,441.38 as at 31 December 2024).

Other Receivables

The caption amounts to Eur 57,853.59 (Eur 33,679.27 as at 31 December 2024) and it is composed by minor amounts.

4.8       Investments

The caption includes other transferable securities amounting to Eur 41,043,203.81 (Eur 40,487,423.03 as at 31 December 2024).

For details regarding changes in opening balances, please refer to note 4.2.3.

4.9       Prepayments

Prepayments mainly consists of:

–	Fees paid in advance relating to amounts payable to ﬁnancial institutions, totalling Eur 543,480.80 as at 31 December 2025 (Eur 886,732.44 as at 31 December 2024) (see Note 4.12); and

–	Insurance costs and Electronic Data Processing (EDP) expenses for licenses that have been paid in advance but with occurrence in the subsequent ﬁnancial year, amounting to Eur 145,250.78 as at 31 December 2025 (Eur 160,308.49 as at 31 December 2024).

4.10       Capital and reserves

4.10.1       Subscribed capital

The subscribed share capital as at 31 December 2025 amounted to Eur 40,000,000.00 divided into 80,000,000 ordinary shares with a nominal value of Eur 0.50 each (Eur 40,000,000.00 as at 31 December 2024).

4.10.2       Share Premium Account

The share premium as at 31 December 2025 amounted to Eur 21,600,000.00 due to the allocation of the residual amount of the contribution in kind received by the Company from its Parent Company in 2018 (Eur 21,600,000.00 as at 31 December 2024).

4.10.3       Reserves

The caption includes a Legal Reserve amount to Eur 4,000,000.00 (Eur 4,000,000.00 as at 31 December 2024) which represents the 10% of the Share capital of the Company.

4.10.4       Proﬁt or loss brought forward

On 18 June 2025 the shareholders, in their annual meeting, decided to allocate the proﬁt of 2024 as follows:

–	distribute a dividend in favour of the shareholders in the amount of Eur 17,500,000.00

–	carry forward the remaining portion of the net result in the amount of Eur 59,911,476.29.

The movements for the period on the subscribed capital, reserves and proﬁt or loss are reported in the table below:

Amount in Eur	Share capital	Share premium reserve	Legal Reserve	Retained earnings	Result of the year	Equity
31.12.2024	40,000,000.00	21,600,000.00	4,000,000.00	750,549,265.05	77,411,476.29	893,560,741.34
Dividends	—	—	—	—	(17,500,000.00)	(17,500,000.00)
Retained earnings	—	—	—	59,911,476.29	(59,911,476.29	—
Result of the year	—	—	—	—	90,031,312.35	90,031,312.35
31.12.2025	40,000,000.00	21,600,000.00	4,000,000.00	810,460,741.34	90,031,312.35	966,092,053.69

4.11       Provisions

The caption includes the provision for leaving indemnities that the Company will recognize to entitled employees on termination. The provision at the end of the year amounts to Eur 294,851.15 (Eur 264,851.15 as at 31 December 2024).

4.12       Creditors

The detail of creditors is set out in the table below:

Amount in Eur	Within one year	After one year and within five years	After more than ﬁve years	Total as at 31.12.2025	Total as at 31.12.2024
Amount due to institutions (a)	50,419,448.80	78,399,999.99	—	128,819,448.79	179,250,997.32
Amount due to creditors (b)	1,165,620.43	—	—	1,165,620.43	1,150,930.92
Amount owed to affiliated undertakings (c)	1,022,795.67	25,000,000.00	—	26,022,795.67	25,909,458.60
Tax debts (d)	162,006.47	—	—	162,006.47	244,634.30
Social security’s debts	111,741.98	—	—	111,741.98	90,996.99
Other debts (e)	445,550.29	—	—	445,550.29	492,651.40
Total	53,327,163.6	103,399,999.99	—	156,727,163.63	207,139,669.53

a)	Loan towards credit institutions amounts to Eur 128,819,448.79 (Eur 179,250,997.32 as at 31 December 2024) including interests of Eur 19,448.80 (Eur 50,997.33 as at 31 December 2024). During the year the Company reimbursed Eur 50,400,000.00 and paid interests for an amount of Eur 5,173,946.57.
b)	Amounts due to trade creditors are related to payable due to third parties for services rendered to the Company.
c)	Amounts due to afﬁliated undertakings are composed as follows:
–	Eur 812,130.11 (Eur 660,833.59 as at 31 December 2024) related to services rendered by certain subsidiaries based on the management fees agreements in place within the group;

–	Eur 25,000,000.00 (Eur 25,000,000.00 as at 31 December 2024) related to a ﬁnancial loan from a subsidiary in the United States of America subscribed on 21 July 2022 and relative accrued interests for Eur 210,665.56 (Eur 248,625.01 as at 31 December 2024). The loan bears interest rates at market conditions and has maturity of 36 months;

d)	The tax debts are related to payables towards tax authorities totaling Eur 162,006.47 as at 31 December 2025 (Eur 244,634.30 as at 31 December 2024)
e)	The caption “Other debts” mainly consists of accruals for compensation allocated to the members of the Board of Directors and payables toward employees for unused holidays, totaling Eur 445,550.29 as at 31 December 2025 (Eur 492,651.40 as at 31 December 2024).

4.13       Gross proﬁt or loss

The Company’s Gross proﬁt or loss is mainly referred to the difference between the revenues from the services rendered to the subsidiaries amounting to Eur 7,075,995.44 as at 31 December 2025 (Eur 6,292,245.50 as at 31 December 2024) and certain operational expenses amounting to Eur 8,247,698.73 as at 31 December 2025 (Eur 7,379,783.00 as at 31 December 2024). The invoices for the services rendered has been calculated by the Company in accordance with agreements that have been entered into with each subsidiary and have been subject to Agreed Upon Procedures by the réviseur d’entreprises agréé.

4.14       Staff costs

The caption includes costs referred to the salaries and social security for Company’s employees and amounts to Eur 3,219,815.19 as at 31 December 2025 (Eur 2,966,999.60 as at 31 December 2024).

The average number of employees is reported in the table below:

	2025		2024
	Employees	Temporary employees	Employees	Temporary employees
Executives	5	—	5	—
White collars	12	—	12	—
Total	17	—	17	—

The Company employed an average of 17 employees during ﬁnancial year 2025.

4.15       Value adjustments

Value adjustments in respect of formation expenses and of tangible and intangible ﬁxed assets are related to the amortizations and depreciations of the year and amounts to Eur 23,730.62 as at 31 December 2025 (Eur 24,616.12 as at 31 December 2024). Please refer to Notes 4.4 – 4.5 for further details.

4.16       Other operating expenses

Other operating expenses primarily consist of compensation allocated to members of the Board of Directors and non-refundable VAT, amounting to Eur 787,147.29 as at 31 December 2025 (Eur 603,622.28 as at 31 December 2024)..

4.17       Income from participating interests

The caption amounts to Eur 92,671,782.46 as at 31 December 2025 (Eur 79,603,305.17 as at 31 December 2024) and refers to the dividends received from the subsidiaries.

4.18       Other interests receivables and similar income

Other interest and similar income is composed as follows:

–	Interest from intercompany loans, amounting to Eur 6,776,887.61 as at 31 December 2025 (Eur 12,294,000.41 as at 31 December 2024);

–	Realised foreign exchange gains from intercompany transactions, amounting to Eur 7,737.38 as at 31 December 2025 (Eur 365,454.47 as at 31 December 2024);

–	Other ﬁnancial income, amounting to Eur 124,324.10 as at 31 December 2025 (Eur 0.00 as at 31 December 2024);

–	Interest on term deposits, amounting to Eur 524,667.56 as at 31 December 2025 (Eur 827,706.99 as at 31 December 2024);

–	Realised fair value and foreign exchange gains, together with interest and dividend income from marketable securities, amounting to Eur 1,836,462.22 as at 31 December 2025 (Eur 1,949,842.67 as at 31 December 2024).

–	Realised foreign exchange gains from third-party transactions, amounting to Eur 73,625.17 as at 31 December 2025 (Eur 18,864.41 as at 31 December 2024).

4.19       Value adjustments in respect of ﬁnancial assets and of investments held as current assets

The caption includes the following items:

–	reversal of previously recognised unrealised fair value losses on investments in marketable securities, resulting in a positive impact of Eur 2,024,050.19;

–	unrealised foreign exchange losses on securities portfolios amounting to Eur 1,694,389.64;

–	value adjustment recognised on the investment in a German subsidiary for Eur 40,000.00.

4.20       Interest payable and similar expenses

4.20.1       Concerning afﬁliated undertakings

–	The amount includes the accrued interests on the loan toward a subsidiary in the United States of America for an amount of Eur 514,540.55 (Eur 554,392.12 as at 31 December 2024).

4.20.2       Other interest and similar expenses

The amount is referred to:

–	realized losses on disposal of marketable securities that amounts to Eur 202,314.44 (Eur 406,233.78 as at 31 December 2024);

–	exchange rates losses on securities and transactions denominated in foreign currencies that amounts to Eur 225,024.80 (Eur 83,091.87 as at 31 December 2024);

–	interests expenses toward banks and other ﬁnancial institutions that amounts to Eur 5,173,946.57 (Eur 9,969,236.52 as at 31 December 2024);

–	other ﬁnancial charges related to loans towards ﬁnancial institutions that amounts to Eur 343,251.24 (Eur 343,251.24 as at 31 December 2024);

–	foreign exchange losses on transactions with third parties that amounts to Eur 116,130.13 (Eur 11,697.87 as at 31 December 2024);

4.21       Other Taxes

The caption includes:

–	taxes on dividends and interests collected from marketable securities, amounting to Eur 6,557.07 (Eur 2,836.22 as at 31 December 2024);

–	net wealth tax related to the ﬁnancial year 2025 that amounts to Eur 444,115.00 (Eur 359,390.00 as at 31 December 2024);

–	other taxes and duties amounting to Eur 45,558.51 (Eur 45,736.80 as at 31 December 2024) mainly referred to taxes on the complementary pension fund granted to eligible employees.

4.22       Emoluments granted to the members of the management and supervisory bodies and commitments arising or entered in respect of retirement pensions for former members of those bodies

In June 2025, the Company paid emoluments that amounts to Eur 290,000.00 to the members of the Board of Directors. An equivalent amount has been accrued for payment in 2026, in accordance with the resolution of the Shareholders’ Meeting held on 18 June 2025. The amount has been classiﬁed under other operating expenses (Please refer to Note 4.16).

4.23       Fees paid to the cabinet de révision agréé

Fee Category	2025	2024
Audit Fee	158,741.30	148,001.00
Audit Related Fee	—	—
Tax Fees	—	—
Total	158,741.30	148,001.00

4.24       Off balance sheet commitments and contingent liabilities:

The detail is as follows:

–	corporate guarantees amounting to Eur 20,507,906.51 as at 31 December 2025 (Eur 20,744,929.09 as at 31 December 2024) which includes guarantees to banks on behalf of subsidiaries and associated companies;

–	other unsecured guarantees amounting to Eur 64,029,603.00 as at 31 December 2025 (Eur 51,659,754.72 as at 31 December 2024), mainly relating to credit mandates and letters of patronage issued to the banks in support of credit facilities granted to several subsidiaries and associated companies.

4.25       Post Balance Sheet Events

On 27 March 2026, Beretta Holding S.A. entered into a Loan Agreement with Credit Agricole Italia S.p.A for an amount of Eur 75,000,000.00. The loan bears interest rates at market conditions and has 6 years maturity. The full amount of loan has been drawn on 30 March 2026.

4.26       Pillar Two legislation

The Company is subject to the ﬁscal law in force in Luxembourg applicable to all commercial companies. The Company is in scope of the OECD Pillar Two model rules (“the Pillar Two Rules”). The Pillar Two Rules have been enacted in Luxembourg and include the Inclusion Rule (“IIR”) and the Qualiﬁed Domestic Minimum Top-up Tax (“QDMTT”), effective from 31 December 2023, as well as the Undertaxed Proﬁts Rule (“UTPR”), effective from 31 December 2024. The legislation imposes a minimum 15% effective tax rate. No liability related to Pillar Two income taxes was identiﬁed, based on the analysis performed.

Deferred tax assets have not been recognized in respect of the following items:

Amount in Eur	31-Dec-24	Utilization for the period	Addition for the period	Revaluation due to change in tax rate	31-Dec-25
Tax losses carried forward	24,338,269.25	—	1,486,046.28	—	25,824,315.53
Unrecognized deferred tax assets, net	5,809,544.87	—	354,719.25		6,164,264.12

Total tax losses carried forward of the Company amounts to 25,824,315.53 as at 31 December 2025.

DIFFERENCES FROM UNITED STATES ACCOUNTING PRINCIPLES

Luxembourg GAAP varies in certain respects from the accounting principles generally accepted in the United States (“US GAAP”). Differences between US GAAP and Luxembourg GAAP, as they relate to the Group’s audited consolidated financial statements, are as follows:

•	Luxembourg GAAP does not have a specific revenue recognition standard comparable to ASC 606. Revenue is generally recognized upon transfer of the significant risks and rewards of ownership — in practice, upon delivery of goods — after deduction of sales rebates and taxes directly linked to turnover. Under ASC 606, revenue recognition follows a five-step model that requires, among other things, identification of distinct performance obligations and estimation of variable consideration. For the Group’s primary business of selling physical products, the timing of recognition is generally similar under both frameworks, although differences may arise in connection with certain multi-deliverable arrangements and advance payments received from customers.

•	Under Luxembourg GAAP, goodwill is amortized on a straight-line basis over its estimated useful life, not exceeding five years. The amortization of goodwill results in a systematic annual charge to profit or loss and a gradual reduction of the goodwill carrying amount over time. In addition, goodwill and other assets are generally assessed separately for indications of permanent impairment. Under US GAAP (ASC 350), goodwill is generally not amortized but is tested for impairment at least annually and more frequently if triggering events occur. Entities may first perform an optional qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If this threshold is not met, no quantitative impairment test is required. Otherwise, a quantitative impairment test is performed by comparing the carrying amount of the reporting unit with its fair value.

A further difference relates to the level at which impairment is assessed. Under US GAAP, goodwill is tested at the reporting-unit level and as part of the reporting unit as a whole, whereas other long-lived assets and identifiable intangible assets are generally evaluated separately under the applicable impairment guidance. Under Luxembourg GAAP, goodwill is assessed independently from other assets and may be subject to impairment where a permanent diminution in value is identified. As a result, Luxembourg GAAP will generally lead to lower goodwill carrying values and lower reported earnings in the years following an acquisition compared to US GAAP, assuming no impairment is recognized under US GAAP. Identifiable intangible assets recognized in a business combination are generally amortized over their estimated useful lives under both frameworks, although certain indefinite-lived intangible assets under US GAAP are not amortized and are instead tested annually for impairment.

•	In accordance with Luxembourg GAAP, lease contracts of property, plant, and equipment whereby the Group substantially holds all risks and rewards of ownership are classified as finance leases and capitalized on the balance sheet. Lease contracts for which a significant part of the risks and rewards incidental to ownership are retained by the lessor are classified as operating leases and are not recognized on the balance sheet; leasing expenses are instead recognized in the income statement on a straight-line basis over the lease term. Under US GAAP (ASC 842), lessees are required to recognize a right-of-use asset and a corresponding lease liability on the balance sheet for virtually all leases with a term exceeding twelve months, regardless of classification. As a result, balance sheet under Luxembourg GAAP normally reflects reduced total assets and total liabilities compared to what would be reported under US GAAP.

•	Under US GAAP (ASC 450), a provision for a loss contingency is recognized only when a loss is both probable and the amount can be reasonably estimated. Under Luxembourg GAAP, provisions for risks and charges are recognized when the nature of the obligation is clearly defined and the obligation is either likely to be incurred or certain to be incurred but uncertain as to amount or timing — a threshold that is generally interpreted somewhat more broadly than the US GAAP “probable” standard. As a result, provisions under Luxembourg GAAP may be somewhat higher for borderline contingencies than would be recognized under US GAAP, which may increase reported liabilities and decrease reported net equity.

•	Both Luxembourg GAAP and US GAAP (ASC 740) apply the liability method to account for deferred income taxes, recognizing deferred tax assets and liabilities for temporary differences between the carrying amounts of assets and liabilities and their respective tax bases. However, the recognition of deferred tax assets is not fully aligned. Under ASC 740, deferred tax assets are recognized and then assessed using the "more-likely-than-not" criterion through a valuation allowance mechanism, whereas under Luxembourg GAAP the recognition of deferred tax assets is generally subject to a prudence-based recoverability assessment and may require that future recovery be considered probable or highly probable

•	The Group’s marketable securities are measured at fair value under Luxembourg GAAP, with unrealized gains and losses recognized in the income statement, which is broadly consistent with the treatment required under US GAAP (ASC 321) for equity securities with readily determinable fair values. Derivative financial instruments are measured at fair value under both frameworks, and the effective portion of derivatives designated as cash flow hedges is deferred in equity. Hedge accounting under US GAAP (ASC 815) requires more prescriptive formal documentation and ongoing effectiveness testing than Luxembourg GAAP.

•	Luxembourg GAAP permits capitalization of development costs as intangible assets, subject to certain conditions, the amortisation should be over their estimated useful economic life, where the useful life cannot be determined reliably, the amortisation period should generally not exceed five years. Under US GAAP (ASC 730), research and development costs must be expensed as incurred. The Group’s policy is to expense all research and development expenditure in the period incurred; accordingly, no significant adjustment to net income or total assets arises on this item from the application of US GAAP.

•	The Group operates defined benefit pension plans for employees of certain subsidiaries, and recognizes employee and agents’ severance indemnities in accordance with applicable legal obligations. Under Luxembourg GAAP, actuarial gains and losses on defined benefit plans are recognized in the income statement in the period in which they arise. Under US GAAP (ASC 715), such remeasurements are recognized in other comprehensive income and are only gradually amortized into the income statement to the extent they exceed a prescribed threshold (the “corridor” approach). As a result, the income statement under Luxembourg GAAP may reflect greater volatility from pension remeasurements than would be the case under US GAAP.

•	Inventories are measured under Luxembourg GAAP at the lower of cost and net realizable value, with write-downs recognized where a decline in value is considered other than temporary. If the reasons for a previous write-down cease to exist, the write-down may be reversed. Under US GAAP, inventories are generally measured at the lower of cost and market (or net realizable value for certain inventories), and inventory write-downs are generally not reversed once recognized. As a result, differences may arise in the measurement of inventory balances and the timing of expense recognition, particularly in periods of changing inventory values or cost inflation.

•	Trade receivables are recognized at their expected recoverable amount under Luxembourg GAAP, with value adjustments recorded where collection risks are identified in accordance with the prudence principle. The assessment is generally based on known facts and circumstances affecting collectability. Under US GAAP (ASC 326), trade receivables are subject to the Current Expected Credit Loss (“CECL”) model, which requires recognition of expected lifetime credit losses from initial recognition based on historical experience, current conditions and reasonable forecasts of future economic conditions. As a result, allowances for doubtful accounts may be recognized earlier and may be higher under US GAAP than under Luxembourg GAAP, resulting in lower reported trade receivables and earnings.

•	The Group owns significant manufacturing facilities, production equipment and other tangible assets used in its global operations. Under Luxembourg GAAP, property, plant and equipment are depreciated over their estimated useful lives and are subject to impairment where a durable decline in value is identified. Such impairment losses may be reversed if the reasons for the impairment no longer exist. Under US GAAP, long-lived assets are tested for recoverability using undiscounted future cash flows, with any impairment measured based on fair value. Impairment losses recognized under US GAAP are generally not reversible. Accordingly, differences may arise in the timing, measurement and subsequent reversal of impairment losses, which may impact both reported earnings and the carrying value of tangible assets.

•	Luxembourg GAAP does not include a concept equivalent to Other Comprehensive Income (“OCI”) as presented under US GAAP. Under US GAAP, certain items such as foreign currency translation adjustments, the effective portion of cash flow hedges and certain components of pension plan remeasurements are recognized outside net income and accumulated in shareholders’ equity through Accumulated Other Comprehensive Income (“AOCI”). Under Luxembourg GAAP, no separate statement of comprehensive income exists and such items are generally recorded directly in equity or recognized in profit or loss depending on their nature. Accordingly, differences may arise in the presentation of shareholders’ equity and comprehensive performance. For the Group, this difference is particularly relevant with respect to foreign currency translation adjustments arising from the translation of foreign operations and the accounting for cash flow hedging instruments, which would be presented within AOCI under US GAAP.

•	Luxembourg GAAP does not require the preparation of a statement of cash flows as part of the mandatory financial statements. The Group voluntarily presents a consolidated cash flow statement as Other information; however, such statement is not considered a primary financial statement under Luxembourg GAAP. Under US GAAP (ASC 230), a statement of cash flows is mandatory and forms an integral part of the audited financial statements. The statement must present cash flows classified into operating, investing and financing activities and is subject to detailed presentation and disclosure requirements. Accordingly, while no significant measurement differences are expected for the Group, the presentation and disclosure of cash flow information would differ under US GAAP.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company, or by such stockholder’s bank, broker, dealer, trust company or other nominee, to the Depositary as follows:

The Depositary for the Tender Offer is:

Computershare Trust Company, N.A.

If delivering by mail:	If delivering by express mail, courier or any other expedited service:

Computershare	Computershare
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	Suite V
Providence, Rhode Island 02940-3011	150 Royall Street
Canton, Massachusetts 02021

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Tender Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Tender Offer is:

Saratoga Proxy Consulting LLC

Stockholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

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